   As filed with the Securities and Exchange Commission on July 16, 1999
                                                      Registration No. 333-78483
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 3
                                       to
                                    Form S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ----------------
                        CONVERGENT COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

        Colorado                      4813                   84-1337265
                          (Primary Standard Industrial    (I.R.S. Employer
     (State or other      Classification Code Number)    Identification No.)
     jurisdiction of
    incorporation or
      organization)

                               ----------------
                      400 Inverness Drive South, Suite 400
                           Englewood, Colorado 80112
                                 (303) 749-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------
                            Martin E. Freidel, Esq.
                  Executive Vice President and General Counsel
                        Convergent Communications, Inc.
                      400 Inverness Drive South, Suite 400
                           Englewood, Colorado 80112
                                  303-749-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                With copies to:
         Richard M. Russo, Esq.                James S. Scott, Sr., Esq.
      Gibson, Dunn & Crutcher LLP                 Shearman & Sterling
   1801 California Street, Suite 4100              599 Lexington Ave.
         Denver, Colorado 80202                 New York, New York 10022
              303-298-5700                            212-848-4000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated June 28, 1999.

                                8,400,000 Shares

                [LOGO OF CONVERGENT COMMUNICATIONS APPEARS HERE]

                                  Common Stock

                                 ------------

 This is an initial public offering of shares of common stock of Convergent Communications, Inc. Convergent Communications is offering 6,738,264 of the shares to be sold in this offering. The selling shareholders identified in this prospectus are offering an additional 1,661,736 shares. Convergent Communications will not receive any proceeds from the sale of shares sold by the selling shareholders.

 Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "CONV".

 See "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying shares of the common stock.

                                 ------------

 Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.
Any representation to the contrary is a criminal offense.

                                 ------------

                                                                Per Share Total
                                                                --------- -----
  Initial public offering price................................   $       $
  Underwriting discount........................................   $       $
  Proceeds, before expenses, to Convergent Communications......   $       $
  Proceeds, before expenses, to the selling shareholders.......   $       $

 The underwriters may, under certain circumstances, purchase up to an additional 1,260,000 shares from Convergent Communications at the initial public offering price less the underwriting discount.

                                 ------------

 The underwriters expect to deliver the shares against payment in New York, New
York on       , 1999.

Goldman, Sachs & Co.

                   J.P. Morgan & Co.

                                      Warburg Dillon Read LLC

                                                        William Blair & Company

                                 ------------

                         Prospectus dated       , 1999.

                            [OUTSIDE FRONT GATE ART]

[Cover page contains copy and photographs. Convergent Communications logo in top left hand corner of the page. In the center of the page is a depiction of a Cisco Systems, Inc. MGX-8850 switch containing caption with text in bullet format: "Cisco Systems", "MGX-8850", "IP + ATM Network"; "ePOP(TM)' . The switch is connected by a diagonal line to a picture of the world, showing North and South America, in the top right hand corner of the page. Title caption inside the picture with text "Outside Network". Under the caption is text in bullet format:," "Internet Access"; "Frame Relay"; "ATM + IP"; "Intranet"; "Extranet"; "Public Switched Telephone Network"; "Long Distance"; "Local Service"; "Enterprise Network Services"; "Managed Services"; "Professional Services". Next to the picture of the switch is title caption with text "Inside Network". The switch is connected by a diagonal line to a sphere. The diagonal line has a caption above the line with text "e-link(TM) " and a caption below the line with text "(DSL or T1)". The sphere is captioned with text "Integrated Access Device". The sphere is connected to four pictures of products that connect our network: (i) picture of video system with caption "IP Video"; (ii) picture of switching device with caption "IP PBX"; (iii) picture of telephone with caption "IP Telephony"; (iv) picture of computer on a desk with caption "Data & Internet". Between the sphere captioned "Integrated Access Device" and the picture of the computer on a desk are two additional spheres: the first captioned with text "Routers"; the second captioned with text "Catalyst LAN Switches & Hubs". In the bottom right hand corner of the page is the Cisco Powered Network logo.]

                        [INSIDE FRONT COVER SPREAD ART]

  [Title caption with text "Convergent Communications' National IP/ATM Network Deployment" and Convergent Communications(TM) logo at the top of the page. Under the caption a map of the United States showing the following locations Seattle; Portland; Boise; Salt Lake City; Santa Clara; Sacramento; Denver; Las Vegas; Los Angeles; Irvine; San Diego; Phoenix; Alburquerque; Colorado Springs; San Antonio; Houston; Dallas; Tulsa; Little Rock; New Orleans; Tampa; Miami; Jacksonville; Birmingham; Atlanta; Nashville; Charlotte; Raleigh; Richmond; Herndon; Baltimore; Newark; New York; Boston; Syracuse; Detroit; Chicago; St. Louis; Milwaukee; Green Bay; Minneapolis; Des Moines; Omaha; Kansas City; Indianapolis; Cincinnati; Louisville; Cleveland; Philadelphia; Pittsburgh. Locations are connected by a network of lines showing current and planned network connections. Key explains the diagram. Block graph with title caption with text "ePOP(TM) 50-City Deployment" shows that in 1999, 16 cities will be connected to our network and in 2000 and 2001 an additional 34 cities will be connected to the network.]

                               Internet Protocol

 Internet Protocol or IP is a standard industry method of identifying, tracking and reassembling packets of information transferred over multiple communications networks, including the Internet.
                               PROSPECTUS SUMMARY

  This summary highlights information contained later in this prospectus. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 8. All share and per share numbers reflect a reverse stock split of one-for-two to be effected immediately prior to the closing of this offering.

                            Overview of Our Company

  We are a rapidly growing national provider of single-source data and voice communications systems, services and solutions primarily to businesses with 25 to 500 employees. Inside our customers' premises we own communications networks and provide professional services, such as the design, installation, management and monitoring of those networks. Outside our customers' premises, we provide a broad range of data and voice transport services. By operating networks both inside and outside our customers' premises, and by offering a broad range of data and voice products and services, we enable small and medium sized businesses to use state-of-the-art communications solutions, including data and voice networks based on Internet Protocol, electronic commerce, the Internet and sophisticated communications systems. We intend to become the leading provider of IP-based data and voice systems and services to small and medium sized businesses.

  We offer each of our products and services on a stand-alone basis and are now also offering a bundled communications solution under long-term service agreements in which we own all or a portion of the inside network and provide professional services inside our customers' premises and supply transport services outside their premises. This comprehensive solution, which we call Enterprise Network Services, reduces our customers' capital needs, technical staffing requirements and risks associated with evolving communications technologies.

  We are deploying Cisco Systems, Inc.'s multi-service data and voice switch in each of the 35 metropolitan areas in which we currently operate and will also deploy them in the 15 additional markets we expect to enter. We believe that these next-generation switches will enable us to route our customers' external communications traffic more efficiently and with lower capital outlay than with traditional switches.

  Our company was founded in 1995 by three experienced data and telephony executives. Since our founding, we have raised more than $200 million of capital and have acquired 14 businesses. Through a combination of these acquisitions and internal growth, we have provided products or services to more than 33,000 customers since January 1, 1998. Our staff of more than 1,000 employees includes approximately 425 data and voice technicians and approximately 200 experienced sales professionals. We have grown our revenue to an annualized run rate of more than $120 million based on our results for the quarter ended March 31, 1999.

Our Market Opportunity

  Spending on data products and services in the United States reached approximately $98 billion in 1998 after several years of substantial growth because of the growing importance of electronic communication and commerce. Voice products such as corporate phone networks are becoming increasingly complex as computer functionality is designed into telephones and as IP-based products become more commonplace. We believe that sophisticated data and voice systems such as IP-based integrated networks, wide area networks, intranets, extranets, dedicated internet access and virtual private networks are becoming increasingly critical to the success of small and medium sized businesses.

  These businesses typically rely on their internal staff or on small, usually local or regional, providers for data and voice system design, installation, management and monitoring. Most of these businesses have limited capital which they would prefer to deploy in their core operations rather than on communication systems and networks, and most do not have the human resources to effectively manage multiple suppliers who offer a wide range of systems and solutions.

Our Solutions

  Our solutions provide small and medium sized businesses an economical way to manage their communications infrastructures and transport needs while providing sophisticated capabilities more typically found in larger companies. The combination of our focus on this market and our national scale enables us to be a single-source provider of these advanced and integrated data and voice solutions.

Our Business and Growth Strategies

  Our business strategy is to:

 .Target small and medium sized businesses
 . Provide sophisticated, one-stop, integrated communications solutions . Own the communications network inside our customers' enterprises
 . Focus on solutions-based selling
 . Provide preeminent, local customer care
 . Capitalize on our operational support system

  Our growth strategy is to:

 . Leverage our existing customer base
 . Deploy our Cisco powered multi-service switching architecture
 . Increase higher-margin service revenue
 . Sell IP-based integrated network solutions
 . Pursue selected strategic acquisitions

                                  The Offering

Common stock offered by Convergent Communications...... 6,738,264 shares
Common stock offered by the selling shareholders....... 1,661,736 shares
Common stock to be outstanding after the offering...... 23,771,838 shares
Use of proceeds........................................ For general corporate purposes, including working capital, capital expenditures, business acquisitions,
                                                        repayment of certain debt and to fund continued
                                                        operating losses. See "Use of Proceeds."
Proposed Nasdaq National Market symbol................. "CONV"


  In the above table and throughout this prospectus, unless otherwise indicated, the number of shares of common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding as of May 31, 1999, plus:

  . the number of shares of common stock to be sold by Convergent Communications in this offering; and

  . a maximum of 2,857,143 shares of common stock to be issued at the completion of this offering upon the automatic conversion of all of our convertible preferred stock sold in March 1999.

However, the number of shares of common stock outstanding as of May 31, 1999 excludes:

  . 3,559,300 shares of common stock issuable upon exercise of stock options. These options have a weighted average exercise price of $7.18 per share and individual exercise prices ranging from $2.00 to $20.00 per share;

  . 6,545,648 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $6.28 per share and individual exercise prices ranging from $0.02 to $15.00 per share, see Description of Capital Stock--Warrants; and

  . 375,000 shares of common stock issuable upon exercise of warrants issued in connection with the borrowing under the senior secured credit facility with Goldman Sachs Credit Partners L.P. on June 4, 1999 with an exercise price of $15.00 per share.

  . shares of common stock having a value of approximately $900,000 (valued at the initial offering price) as part of the total purchase price of $1,925,000, in connection with a proposed acquisition of assets of a data network integration company which is scheduled to close in the third quarter of 1999.

  Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their overallotment option. The number of shares sold by Convergent Communications may increase to the extent the selling shareholders do not sell shares in this offering.

                              --------------------

  Our principal executive offices are located at 400 Inverness Drive South, Suite 400, Englewood, Colorado 80112. Our telephone number is (303) 749-3000. We maintain a website at http://www.converg.com. Information contained in that website is not part of this prospectus.

                             SUMMARY FINANCIAL DATA

  You should read the following summary financial data along with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which appear later in this prospectus. The increase in revenue between the second and third quarters of 1998 reflected in our Quarterly Operating Data is largely due to the acquisition of Tie Communications, Inc.

  As used in the tables below, and throughout this prospectus, EBITDA consists of earnings before interest (net), income taxes, depreciation and amortization and other income (expense). EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income (loss) as a measure of performance or as an alternative to cash flow as a measure of liquidity. Our measure of EBITDA may not be comparable to similarly titled measures used by other companies.

                                                              For the Three
                                        For the Year Ended     Months Ended
                                           December 31,         March 31,
                                        -------------------  -----------------
                                          1997      1998      1998      1999
                                        --------- ---------  -------  --------
                                                  (in thousands)
Operating Statement Data:
Revenue................................ $ 10,210  $  61,600  $ 6,523  $ 30,481
Cost of sales excluding depreciation...    7,368     43,703    4,798    20,073
Selling, general and administrative....   10,983     47,862    6,062    23,338
Depreciation and amortization..........    1,453      7,493      762     2,863
                                        --------  ---------  -------  --------
  Operating loss.......................   (9,594)   (37,458)  (5,099)  (15,793)
Net loss...............................   (9,655)   (50,576)  (5,111)  (20,687)
Other Operating Data:
EBITDA................................. $ (8,141)  $(29,965) $(4,337) $(12,930)

                                    1997                              1998                   1999
                         ------------------------------  ---------------------------------  -------
                          1st     2nd     3rd     4th     1st      2nd      3rd      4th      1st
                         ------  ------  ------  ------  ------  -------  -------  -------  -------
                                                   (in thousands)
Quarterly Operating
 Data:
Revenue................. $  598  $2,020  $3,144  $4,448  $6,523  $ 7,982  $22,316  $24,779  $30,481
Operating loss.......... (1,191) (1,546) (2,413) (4,445) (5,099)  (6,691) (10,554) (15,114) (15,793)
Net loss................ (1,086) (1,586) (2,817) (4,166) (5,111) (11,169) (15,355) (18,941) (20,687)
EBITDA..................   (968) (1,313) (2,117) (3,744) (4,337)  (5,500)  (7,908) (12,220) (12,930)

  The pro forma balance sheet information below reflects borrowings of $10.0 million under a senior secured credit facility with Goldman Sachs Credit Partners L.P. which we entered into in June 1999.

  The pro forma as adjusted balance sheet information below reflects this adjustment and:

 .the automatic conversion of our convertible preferred stock into shares of common stock upon completion of this offering; and

 .our receipt of estimated net proceeds of $72.9 million from this offering, based upon an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discount and offering expenses payable by us.

                                                    As of March 31, 1999
                                                ------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                                -------  --------- -----------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments................................... $26,277   $35,807   $106,731
Restricted cash (1)............................  52,825    52,825     52,825
Working capital................................  22,366    31,896    104,766
Goodwill, net..................................  49,035    49,035     49,035
Total assets................................... 199,325   209,325    280,249
Total debt..................................... 174,937   184,937    182,991
Total liabilities.............................. 221,264   231,264    229,318
Convertible preferred stock....................  19,300    19,300        --
Shareholders' equity (deficit)................. (41,239)  (41,239)    50,931

--------
(1) Approximately $48.6 million of this amount represents a portion of the proceeds from the sale of our 13% Senior Notes which was deposited in an escrow account to fund the first six interest payments on our 13% Senior Notes, the first of which was paid in October 1998 and the second of which was paid in April 1999.

                                  RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before you invest in our common stock, you should consider carefully the risks described below, together with all of the other information included in this prospectus.

        Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we have not accurately predicted or over which we have no control. These events may include our future operating results, our ability to implement our business plan, our efforts to address Year 2000 issues and potential competition, among other things. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have a Limited Operating History

        We have only been operating since March 1996. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development in an emerging industry, including:

 .undercapitalization;

 .cash shortages;

 .high capital expenditures;

 .an unproven business model;

 .difficulties in managing rapid growth; and

 .lack of sufficient customers, revenue, cash flow or EBITDA to be self-sustaining.


        In addition, since we are a new company, we have limited experience in providing some of the products and services we currently offer, including Internet access, web development and hosting services, electronic commerce solutions, virtual private networks, frame relay and transport services. Our failure to address any of the risks described above could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have Experienced Increasing Negative EBITDA, Operating Losses and Net Losses

        Since our formation we have generated larger negative EBITDA, operating losses and net losses each quarter. For 1998, we had negative EBITDA of $30.0 million, an operating loss of $37.5 million and a net loss of $50.6 million. For the first quarter of 1999, we had negative EBITDA of $12.9 million, an operating loss of $15.8 million and a net loss of $20.7 million. These trends will need to be reversed or our common stock will lose its value. We cannot assure you that we will achieve or sustain positive EBITDA, operating income or net income in the future. If we cannot, we may not be able to meet our working capital requirements or pay interest on our debt, which would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. See "--We May Require Significant Amounts of Additional Capital" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Have an Unproven Business Model

  Our business strategy is unproven. To be successful, we must convince prospective customers to entrust their data and voice operations to a company without a long and proven track record. We are not aware of any companies that have a directly comparable business. We cannot assure you that our services will be widely accepted. The prices we charge for services and products may be higher than those charged by our competitors. In addition, the prices of communications services and products have fallen historically, and we expect them to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate adequate sales volume. The failure to achieve or sustain adequate pricing levels or to achieve or sustain a profitable business would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Enterprise Network Services is a New Business Area

  Currently there is no significant established market for Enterprise Network Services. We have derived virtually all of our revenue from the sale of data and voice products and services, not Enterprise Network Services. Our revenue from the sale of Enterprise Network Services has been limited and we did not have any revenue from these services until late 1997 and had only $2.0 million of such revenue in 1998. We have now entered into long-term Enterprise Network Services contracts with 23 customers, representing approximately $16.2 million in contract value. We generated approximately $733,000 in revenue from Enterprise Network Services contracts for the first quarter of 1999. We may not be able to foresee future difficulties in providing these services. Although we intend to substantially increase our revenue from our Enterprise Network Services, there is limited historical information about our ability to enter into and service these contracts. As a result, we have a limited basis upon which you can evaluate our past or future performance. If we fail to develop a market for our Enterprise Network Services, there will be a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have Substantial Leverage and Debt Service Obligations

  We have a significant amount of debt in relation to our equity. At March 31, 1999, we had $174.9 million in debt and a $41.2 million shareholders' deficit. After this offering, we expect to have $183.0 million in debt and $50.9 million in shareholders' equity. We expect to incur substantial additional debt. Our relatively high leverage could negatively affect our company in a number of ways, including:


  . making it more difficult to obtain additional financing when needed for our operations, acquisitions, expansions or financing our Enterprise Network Services (a service offering in which we own communications assets inside our customers' premises);

  . limiting our flexibility in responding to downturns in the economy or in our business;

  . reducing funds available for other corporate purposes;

  . placing us at a disadvantage compared to our competitors who have less debt; and

  . making it more difficult for us to pay our debts.

  For example, our 13% Senior Notes require interest payments of $20.8 million each year. Our operating loss in 1998 was $37.5 million and for the first quarter of 1999 was $15.8 million. Due to our operating losses we placed approximately $56.8 million of the proceeds from the sale of our 13% Senior Notes into an escrow account to provide for the payment of interest on our 13% Senior Notes through April 1, 2001. Thereafter, a significant portion of our cash flow from operations, if any, will be dedicated to interest payments on our debt, thereby reducing funds available for other corporate purposes.

  Any of the above described factors could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We May Require Significant Amounts of Additional Capital

  If we are not successful in implementing our business plan in a relatively short period of time, we will need to raise additional funds from other sources. In addition, we could require additional capital due to material shortfalls in our operating and financial performance or if we are more aggressive in our expansion than currently contemplated. We cannot assure you that we will be successful in raising sufficient debt or equity capital on a timely basis, on acceptable terms, or at all. If we fail to obtain any necessary financing, we could be compelled to alter our business strategy, delay or abandon some of our future plans or expenditures, sell assets or default on interest payments on our debt. Any of these events would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We Face Risks Involving Acquired Businesses

  We have grown rapidly over the past two years by acquiring other businesses. We expect that a portion of our future growth will result from selective strategic acquisitions. Growth through acquisitions entails numerous risks, including:

  . difficulties in assimilating the operations, personnel, products, technologies and financial, computer, payroll and other systems of the acquired businesses;

  . diversion of resources from our existing businesses, including potential distraction of our management team;

  . entering geographic and business markets in which we have little or no prior experience;

  . unanticipated liabilities or contingencies of acquired businesses;

  . dilution to existing shareholders if we use stock to acquire businesses;

  . amortization of goodwill from acquired businesses, which will reduce our earnings per share; and

  . the potential loss of key employees or customers of the acquired businesses.

  We have encountered most of these issues in the past. For example, as a result of our acquisitions, we currently have three different operational support systems which we have not fully integrated, have issued approximately 2,500,000 shares of common stock and, at March 31, 1999, had $49.0 million of goodwill, net of amortization, which is being amortized over 10 years. We may encounter any of these issues in the future. In particular, we may issue common stock to pay for acquisitions.

  In August, 1998, we acquired substantially all the assets of Tie Communications, Inc. which was a substantially larger business than we were. Tie had 452 employees at June 30, 1998 and had 1997 revenue of $95.4 million derived primarily from the sale of voice services and products. We had 274 employees at June 30, 1998, and had 1997 revenue of $10.2 million derived primarily from the sale of data services and products. The Tie acquisition brought us into 24 additional geographic markets. We have not completed the integration of the Tie business. In addition, part of Tie's operating system is not Year 2000 compliant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue." As a result, the risks discussed above still apply to the Tie acquisition, particularly the risks of assimilating operational support systems and the risks associated with entering geographic markets in which we have little or no prior experience.

  We cannot assure you that we will be able to integrate successfully any businesses that we might acquire in the future or that we will be able to complete the integration of Tie's business successfully. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Our Switching Platform Has a Very Limited Performance History

  Our multi-service data and voice switching platforms incorporate a number of independent components manufactured by other companies. While all of the components of our switching platforms have established histories of successful performance as individual products, our unique integrated architecture has a very limited operating history. We have deployed our switching platforms in only three of our markets.

  During the next 36 months, we intend to install 50 switching platforms that will utilize a new switch being manufactured by Cisco Systems, Inc. Currently, Cisco is the only manufacturer of this switch and we believe we will be the first company to deploy this switch nationwide. Any failure by Cisco to provide these switches to us on a timely basis would delay the roll-out of our data service capabilities and our business plan.

  If any of our switching platforms contain undetected design faults or "bugs," interruption of service to our customers or delay in our deployment could negatively affect our financial performance. We cannot assure you that our switching platforms will perform as expected or that we will be successful in deploying them in all of our markets in a timely manner. These factors could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Face Risks Associated with Implementing Our Business and Growth Strategies

  We are highly leveraged. Our high leverage makes our success, and the return to our shareholders, extremely dependent on our ability to successfully implement our business and growth strategies. We are expanding rapidly. This expansion has increased our operating complexity and strains our management resources. The successful expansion and development of our operations (including the acquisition of additional businesses) depends on a number of factors including our ability to:


  . design, market and sell new products and services;

  . maintain a high level of quality for our services and products while controlling costs;

  . develop new customer relationships and achieve a sufficient customer base;

  . increase brand recognition;

  . access potential markets;

  . identify, complete and integrate suitable acquisitions;

  . obtain any required government authorizations, franchises and permits;

  . hire and retain qualified personnel;

  . obtain financing; and

  . install and operate our multi-service switching platform.

  Our failure to accomplish any of the foregoing could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Still Developing Our Operational Support System

  We are in the process of developing an advanced operational support system which is designed to integrate all of our internal support systems and include a full array of order management, customer service, billing and financial applications. Our operational support system is designed to permit customer care, sales engineering, service management, service delivery, accounting and inventory sales management personnel to access a single customer record. We believe that our operational support system is a critical element in providing customer care. However, we have not completed the integration of all applications that will be part of our operational support system. We also have not completed the integration of some of our more recently acquired businesses, including Tie Communications, with our operational support system. Our failure to successfully and timely:

  .  implement all applications of our operational support system,

  . integrate all the customer records and the billing, ordering, inventory, management, accounting and other financial information systems of the businesses we have acquired or will acquire onto our operational support system,

  .  identify all of our information and processing needs,

  . repair "bugs" and design defects that may exist in our operational support system, and

  .  maintain and upgrade our operational support system as necessary,

could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Voice Over Internet Protocol is New Technology

  We face risks in deploying voice over Internet Protocol technologies, which are new, developing and unproven. We currently carry voice calls on some local area networks, wide area networks, virtual private networks and the networks inside the premises of our Enterprise Network Services customers through the use of Internet Protocol. We plan to use Internet Protocol to carry all our customers' voice calls on our network in the future. Traditionally, voice calls have been transmitted by keeping a circuit or line between the people on the call constantly open. This method of transmitting voice calls is inefficient because during conversations there are pauses and periods of silence when the capacity of the circuit is not being used. Voice over Internet Protocol transmission is designed to eliminate this inefficiency. This technology breaks the voice conversation into "packets" of information and sends those packets over transmission lines individually. The packets are then re-assembled at or near their destination so the parties are able to have a conversation. When the parties on the call pause or are silent, there are no packets transmitted and the transmission lines can be used for other purposes. This technology promises to substantially reduce the cost of carrying voice conversations.

  Voice over Internet Protocol transmission is under development, is extremely complex and we are currently using it only to carry voice transmissions on the local area networks, wide area networks, virtual private networks and the networks inside the premises of our Enterprise Network Services customers. Some telecommunications companies (including ICG Communications, Inc., IDT Corporation and RSL Communications Ltd.) are carrying calls over similar technologies today and many others are developing this technology (including Sprint Corporation). However, we believe that their transmission quality for external calls over IP networks is not yet as good as the quality of traditional voice transmission methods. Accordingly, there is a risk that we will not be able to develop this technology well enough to be able to use it for all of our customers' voice traffic and, therefore, will not be able to enjoy the cost reductions it promises.

  However, we are making a large capital investment in this new technology. The 50 switches we expect to buy from Cisco Systems, Inc. are designed to be able to provide voice transmission over Internet Protocol. If we are not eventually able to provide voice over IP transmission with these switches for all of our customers' voice traffic, some of the value of our investment in these switches may be lost. Furthermore, it is not clear today which of the emerging versions of this technology will prevail. Many telecommunications companies have far more experience with these types of issues than we do. Our failure to successfully offer Internet Protocol transmission on our network for all our customers' voice traffic could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Dependent Upon the Products and Services of Others

  Successful operation of our business requires that we provide superior products and services. Although we can exercise direct control over the customer care and support services we provide, many of the products and services we offer are provided by others. These products and services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by such things as computer viruses and "hackers") and other factors. These problems, even if not caused by us, could lead to a decrease in our revenue and as a result could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have a Long Sales Cycle and Upfront Expenses for Enterprise Network Services

  The Enterprise Network Services solutions we offer have not historically been available to small and medium sized businesses. As a result, making a sale often requires a significant amount of time and upfront expense to educate customers regarding the benefits of Enterprise Network Services. Potential Enterprise Network Services customers tend to engage in extensive internal reviews before deciding to engage us. Due to the long sales cycle, our revenues may fluctuate substantially and any given period may include substantial selling expenses without related revenue. These risks could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

There Are Credit Risks Associated with Leasing Equipment and with Providing Enterprise Network Services

  When a company agrees to become one of our Enterprise Network Services customers, we purchase and own all or a portion of the customer's existing communications equipment. We may also purchase and own additional communications equipment and install it on the customer's premise. The customer agrees to pay us a monthly charge for a fixed term, usually three to five years. In addition, we provide leasing options for our customers who prefer to lease our communications equipment rather than contract for our Enterprise Network Services. If a customer defaults on a payment under an Enterprise Network Services contract or a lease, we will have the right to remove our property from the customer's premises. If we are forced to remove our equipment due to a customer's failure to pay, there are likely to be substantial delays and expenses in removing our equipment, and the equipment may be damaged or become obsolete in the interim, thereby making it more difficult to reuse or resell the equipment. In addition, we may not be able to resell the equipment at a price that allows us to recover our cost. We have limited experience dealing with the risks posed by a payment default, and such risks could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Tie Communications Had Financial Problems in the Past

  At the time we acquired the assets of Tie Communications, Tie was in bankruptcy. Although we believe that Tie's previous financial difficulties were the result of problems which we did not acquire, we cannot assure you that we will be able to remedy all of the problems which led to Tie's bankruptcy. Tie also had previously declared bankruptcy in 1991, primarily as a result of an inability to service its indebtedness. If we fail to remedy Tie's financial problems, it could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Subject to Fluctuations in Our Financial Results

  Our revenue and operating results have in the past varied and in the future may vary significantly from quarter to quarter and from year to year as a result of a number of factors. These factors may include:

  . the size and timing of contracts for Enterprise Network Services;

  . customer requirements;

  . the ability to retain and expand sales to existing customers;

  . our ability to maintain or increase current rates of sales productivity;

  . the level of price and product competition; and

  . the size and timing of future acquisitions.

As a result of all of these factors, it is possible that in any future quarter our operating results could be below the expectations of securities analysts and investors. In this event, there could be a material adverse effect on the price of our common stock.

We Face Risks Selling Used Equipment We Purchase

  Our Enterprise Network Services strategy includes purchasing our customers' equipment, such as private branch exchanges (PBXs), computers and other data and voice equipment. The equipment we purchase from customers may be replaced by more technologically advanced equipment. To maintain our margins for Enterprise Network Services, we will need to resell the used equipment. In addition, we lease equipment to some of our customers, and that equipment may also need to be sold at the end of the lease term. Some of the equipment may be damaged or obsolete when we try to resell it. The pricing of our Enterprise Network Service contracts and our leases is based on our assumptions regarding timing and resale prices for this used equipment. However, we might not be able to resell this used equipment in a timely manner at acceptable prices, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Future Sales of Our Stock May Negatively Affect Our Stock Price

  The market price of our common stock may fall as a result of sales of a large number of shares in the market or the perception that such sales could occur. At the closing of this offering, based on shares of common stock outstanding as of May 31, 1999, plus 1,673,916 shares issued after May 31, 1999, as a result of the exercise of warrants, there will be 25,445,754 shares of our common stock outstanding. Of those shares, all of the shares sold in this offering will be freely transferable without restriction under the Securities Act of 1933. Shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                                                                      Number of
   Date of Availability for Sale                                        Shares
   -----------------------------                                      ----------
   Upon closing of this offering.....................................  9,372,480
   180 days after the closing of this offering....................... 12,511,179
   270 days after the closing of this offering.......................  3,562,095
                                                                      ----------
     Total Additional Shares Available for Sale...................... 25,445,754
                                                                      ==========

  In addition, the holders of approximately 6.8 million shares of common stock (including shares in the preceding table) and warrants to purchase common stock have contractual registration rights with respect to their shares. For a more complete discussion of these matters, see "Shares Eligible for Future Sale."

We Face Competition From Many Sources

  We compete for business with many companies that have much greater financial resources, are more geographically diverse, have better name recognition and have larger customer bases than we do. Numerous competitors with long-standing relationships with our potential customers offer one or more of the individual products and services we offer. We expect that we will face substantial and growing competition from a number of providers of data and voice networking and transport services and products.

  A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors with resources far greater than ours. Technological developments may allow other companies to provide a single-source solution in competition with our product offerings. Cisco and other hardware manufacturers have designed or are designing multi-service data and voice switches that are or will be available to other providers.

  To the extent that competitors begin bundling components of our Enterprise Network Services (including data networking and the provision of customer premises equipment) into their own product offerings, we will face additional competition.

  In data services, we compete with, among others, International Network Services, Inacom Corporation, CompuCom Systems, Inc. and Norstan Consulting, Inc. In the frame relay services market, we compete with, among others, MCI WorldCom, Inc., AT&T Corporation, Frontier Communications, and Qwest Communications International, Inc. In data products, we compete with, among others, U S WEST, Inc., CompuCom and Inacom.

  In voice services, we have numerous competitors in the local and long-distance markets. Our main competitors for local voice services include the Regional Bell Operating Companies, as well as agents who resell Bell services, AT&T, MCI WorldCom and ITC^Deltacom, Inc. and other competitive local exchange carriers. In the long-distance market, our competitors include MCI WorldCom, Qwest, Sprint Corporation and AT&T. In voice products, we compete with, among others, Norstan, Staples, Inc. and Advanced Telecommunications, Inc.

  Intensifying competition could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Are Subject to FCC and State Public Utility Commission Regulations

  We are subject to both federal and state regulation. In rendering our interstate and international telecommunications services, we must comply with federal telecommunications laws and regulations prescribed by the Federal Communications Commission. At the state level, we are subject to regulation by the various state public utility commissions.

  Among other things, the Telecommunications Act of 1996 opened the local telecommunications marketplace to competition, allowing companies like us to compete with incumbent local exchange companies. The implementation of the Telecommunications Act of 1996 is ongoing and is the subject of proceedings before the FCC, the various state public utility commissions and the courts. As a result, the regulatory framework that we operate under is unsettled. We could also become subject to additional regulatory requirements as a result of a change in our product offerings. If we are required to comply with new regulations or new interpretations of existing regulations, this compliance could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. See "Business-- Regulatory Environment."

Factors Exist Which Could Discourage an Acquisition of Our Company

  There are several factors that could deter an attempt to acquire our company. These factors reduce the chance that our shareholders will be able to sell their shares in an acquisition. These factors include:

  . the rights of the holders of our 13% Senior Notes to require us to repurchase their Notes if anyone acquires more than 50% of our voting stock;

  . the ability of our board of directors to issue preferred stock without any further approval being required from our shareholders;

  . the concentration of ownership of our stock by our officers and directors following the offering; and

  . the "staggered" nature of our board of directors which results in directors being elected for terms of three years.

See "Description of Indebtedness," "--Our Principal Shareholders Will Have Significant Influence," and "Description of Capital Stock."

Our Success Depends on Our Executive Officers and Employees

  Our success depends to a significant degree on the abilities and continued efforts of our senior management. Our success also will depend on our ability to attract, retain, and motivate qualified management, marketing, technical and sales personnel. These people are in high demand and often have competing employment opportunities. The labor market for engineers, technicians and sales representatives who are skilled in both voice and data communications systems is extremely competitive due to limited supply and we may lose key employees or be forced to increase their compensation. Employee turnover could significantly increase our training and other related employee costs. Additionally, there are low levels of unemployment in many of the regions in which we operate. These low levels of unemployment have led to pressure on wage rates, which can make it more difficult and costly for us to attract and retain qualified employees. The loss of key personnel, or the failure to attract additional personnel, could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

Our Principal Shareholders Will Have Significant Influence

  Upon the completion of this offering, our officers and directors will beneficially own approximately 31.70% of our common stock, including approximately 14.08% beneficially owned by our three founding shareholders and their families. Our founding shareholders and their families are parties to a voting agreement pursuant to which they have agreed to vote their common stock as a group. Accordingly, our officers and directors, and particularly our founding shareholders, are likely to continue to exercise substantial influence over our business and the election of members of our board of directors. This concentration of ownership may also delay or prevent an attempt to acquire our company. See "Principal and Selling Shareholders."

We Face the Risk of System Failure

  Our operations are dependent upon our ability to support our network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar unforeseen events. The occurrence of a natural disaster or other unanticipated problems at our national operations center or any of our regional centers could cause interruptions in our services. In addition, failures by our service providers could cause interruptions in our services. Any damage or failure that causes interruptions in our services could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Face Year 2000 Risks

  The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. This programming defect could result in date-sensitive software recognizing a date using "00" as the year 1900 rather than the year 2000. This error could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, provide data or voice services or engage in similar normal business activities. We have identified portions of two of our systems acquired in recent acquisitions that are not currently year 2000 ready. If our systems or the systems of other companies on whose services we depend or with whom our systems interface are not year 2000 ready when they need to be, any resulting disruptions could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In addition, spending on voice and data network equipment may decrease in the second half of 1999 as customers focus on year 2000 readiness and systems testing rather than investing in new products. As a result, our revenues from the sale of voice and data products and network systems could be adversely affected, which in turn could have a material adverse effect on our business, financial condition and results of operation and on the price of our common stock.

Terms of Our Indebtedness Restrict Our Corporate Activities

  The terms of the indenture governing our 13% Senior Notes and our credit facilities restrict, and in some cases significantly limit or prohibit our ability and the ability of our subsidiaries to:

  .pay dividends and make other distributions on capital stock and redeem capital stock;

  .incur additional indebtedness or refinance existing indebtedness;

  .make prepayments of certain indebtedness;

  .create liens on our assets;

  .make investments;

  .engage in transactions with shareholders and affiliates;

  .engage in mergers and consolidations; and

  .engage in sales of assets.

  We cannot assure you that the covenants in our indenture or our credit facilities will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the best interests of our shareholders. As a result, these restrictive covenants could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. See "Description of Indebtedness."

Possible Volatility of Our Stock Price

  An active trading market for our common stock may not develop or be sustained after this offering. Together with the underwriters, we will determine the initial public offering price. The price at which our common stock will trade after this offering is likely to be volatile and may fluctuate substantially due to factors such as:

   . our historical and anticipated quarterly and annual operating results;

   . variations between our actual results and the expectations of investors and analysts;

   . announcements by us or others and developments affecting our business;

   .investor perceptions of our company and comparable public companies; and

   . conditions and trends in data and voice communications industries.

  In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of communications companies, like us. These fluctuations may result in a material decline in the market price of our common stock.

We Do Not Expect to Pay Dividends

  We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock. In addition, the agreements governing our indebtedness, including the indenture for our 13% Senior Notes and our credit facilities, limit our ability to pay dividends on our common stock.

An Economic Downturn May Have an Adverse Effect on Our Company

  If the general economic health of the United States declines from recent historically high levels, or if companies fear such a decline is imminent, companies may reduce expenditures for products and services such as ours. Any decline or concern about an imminent decline in the economy could delay decisions among our customers to utilize more of our products and services or could delay decisions by prospective customers to make initial evaluations of our services. These delays would have a material adverse effect on our business, prospects, financial condition and results of operations and on the price of our common stock.

Dilution

  If you buy shares in this offering, you will incur immediate, substantial dilution. To the extent outstanding warrants and options to purchase our common stock are exercised or additional equity securities are issued at a price below the price of a share in this offering, you may experience further dilution. See "Dilution."

We May Face Potential Liability for Information Disseminated through Our
Network

  The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through their networks is currently unsettled. The potential liability for material carried on or disseminated through our systems which might include defamatory statements and materials infringing on copyrights, could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. In addition, the costs incurred in defending against any claims and the potential adverse outcomes of those claims could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

                                USE OF PROCEEDS

  We will receive estimated net proceeds from this offering of approximately $72.9 million ($86.9 million if the underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discount and offering expenses payable by us. We will use these proceeds for general corporate purposes, including working capital requirements, capital expenditures, acquisitions, debt payments and to fund continued operating losses. In addition, we will use approximately $2.0 million to repay the remaining balance of $456,000 on an 11% promissory note due July 1999 and $1,490,000 on an 8% promissory note due February 2000. These notes were issued in connection with the March 1999 acquisition of Kansas Communications, Inc. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

  We will not receive any of the proceeds from the sale of 1,661,736 shares of common stock by the selling shareholders. We will, however, pursuant to contractual commitments with most of the selling shareholders, use approximately $1.2 million of our proceeds to pay the underwriting discounts applicable to the shares sold by the selling shareholders.

                             CORPORATE INFORMATION

  Convergent Communications, Inc. was founded in December 1995 and first capitalized on March 1, 1996. References in this prospectus to "Convergent Communications", "us", "we" and "our" refer to Convergent Communications, Inc., a Colorado corporation, and its subsidiaries.

  Convergent Communications(TM), Enterprise Network Carrier(TM), Computer-Telephony Integrated Support System(TM), Netnomics(TM), ePOP(TM), converg.com(TM), Convergent Communications, Inc.'s logo and various other words and logo marks are trademarks or service marks of Convergent Communications and are the subject of pending trademark and servicemark applications in the United States and other countries.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying any dividends in the foreseeable future. In addition, our credit facilities and the indenture governing our 13% Senior Notes contain restrictions on our ability to pay dividends or make payments or other distributions on our capital stock. Currently, these restrictions prohibit the payment of dividends on our common stock.

                                    DILUTION

  For the calculations set forth below, the number of shares that will be outstanding after this offering is based on the number outstanding as of March 31, 1999, plus the number of shares of common stock we will sell in this offering and 2,857,143 shares of common stock to be issued upon the automatic conversion of all of our convertible preferred stock at the completion of this offering based upon an assumed initial public offering price of $12.00 per share. In addition, the number of outstanding shares assumes no exercise of stock options or warrants. As of March 31, 1999, there were options and warrants outstanding to purchase an aggregate of 9,791,769 shares of common stock at a weighted average exercise price of $6.60 per share, with individual exercise prices ranging from $0.02 to $20.00 per share. The exercise of these options and warrants will result in further dilution to new investors.

  Our pro forma negative net tangible book value at March 31, 1999 was $(81.3) million or $(4.86) per share of outstanding common stock, after giving effect to an assumed conversion of our convertible preferred stock into 2,857,143 shares of common stock and $10.0 million of borrowing in June 1999 under a senior secured credit facility with Goldman Sachs Credit Partners L.P. The pro forma negative net tangible book value per share represents our total tangible assets less total liabilities, divided by 16,817,495 shares of common stock outstanding on a pro forma basis before this offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma as adjusted net tangible book value per share after this offering. After giving effect to the pro forma adjustments and the sale of the shares of common stock by us at an assumed initial public offering price of $12.00 per share (less estimated underwriting discounts and commissions and expenses we expect to pay in connection with this offering), our pro forma as adjusted net tangible book value at March 31, 1999 would have been $(8.9) million or $(0.37) per share. This represents an immediate increase in the net tangible book value of $4.49 per share to existing shareholders and an immediate dilution in the net tangible book value of $12.37 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.............         $12.00
     Pro forma negative net tangible book value per share
      as of March 31, 1999..................................... $(4.86)
     Increase per share attributable to new investors.......... $ 4.49
                                                                ------
   Pro forma as adjusted negative net tangible book value per share
      after this offering......................................         $(0.37)
                                                                        ------
   Dilution per share to new investors.........................         $12.37
                                                                        ======

  The following table summarizes, on a pro forma as adjusted basis as of March 31, 1999, the difference between the existing shareholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, assuming new investors pay $12.00 per share in this offering (before deducting estimated underwriting discounts and commissions and other expenses in this offering):

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   per Share
                            ---------- ------- ------------ ------- -------------
   Existing
    shareholders(1)........ 16,817,495  71.4   $ 51,167,200  38.8      $ 3.04
   New investors(1)........  6,738,264  28.6     80,859,168  61.2      $12.00
                            ----------  ----   ------------  ----
     Total................. 23,555,759   100%  $132,026,368   100%
                            ==========  ====   ============  ====

--------
(1) Sales by the selling shareholders in this offering will reduce the number of shares held by existing shareholders to 15,155,759, or approximately 64.3% of the total number of shares of common stock outstanding after this offering (or approximately 61.1% if the underwriters exercise their over-allotment option in full), and will increase the number of shares held by new investors to 8,400,000, or approximately 35.7% of the total number of shares of common stock outstanding after this offering (or 9,660,000 shares and approximately 38.9% if the underwriters exercise their over-allotment option in full).

                                 CAPITALIZATION

  You should read this table in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus. The following table sets forth our actual and as adjusted capitalization as of March 31, 1999. Our pro forma capitalization reflects borrowings in June 1999 under the $10.0 million senior secured credit facility with Goldman Sachs Credit Partners L.P. Our pro forma as adjusted capitalization also reflects:

 .          our receipt of estimated net proceeds from the sale of shares of common stock by us in this offering, assuming an initial public offering price of $12.00 per share; and

     . the automatic conversion of all shares of our convertible preferred stock into 2,857,143 shares of common stock upon completion of this offering based on an assumed initial public offering price of $12.00 per share.

                                                        March 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                           amounts)
Cash, cash equivalents and short-term
 investments .................................. $ 26,277  $ 35,807    $106,731
Restricted cash(1).............................   52,825    52,825      52,825
                                                --------  --------    --------
    Total restricted and non-restricted cash... $ 79,102  $ 88,632    $159,556
                                                ========  ========    ========
Long-term debt, less current portion(2)........ $154,594  $164,594    $164,594
Long-term capital leases, less current
 portion(3)....................................    9,186     9,186       9,186
                                                --------  --------    --------
    Total long-term debt, less current
     portion...................................  163,780   173,780     173,780
                                                --------  --------    --------
Preferred stock, 1 million shares authorized,
 800,000 shares of convertible preferred stock
 issued and outstanding on an actual and pro
 forma basis and no shares outstanding on a pro
 forma as adjusted basis ......................   19,300    19,300         --
Shareholders' equity:
 Common shares, no par value, 100,000,000
  shares authorized, 13,960,352 shares issued
  and outstanding on an actual and pro forma
  basis and 23,555,759 shares issued and
  outstanding on a pro forma as adjusted
  basis........................................   27,806    27,806     119,975
 Warrants(4)...................................   12,172    12,172      12,172
 Accumulated other comprehensive income........       12        12          12
 Unearned compensation.........................     (137)     (137)       (137)
 Accumulated deficit...........................  (81,092)  (81,092)    (81,092)
                                                --------  --------    --------
    Total shareholders' equity (deficit).......  (41,239)  (41,239)     50,731
                                                --------  --------    --------
      Total capitalization..................... $141,841  $151,841    $224,511
                                                ========  ========    ========

--------
(1) Approximately $48.6 million of this amount represents a portion of the proceeds from the sale of the 13% Senior Notes which was deposited into an escrow account to fund the first six interest payments on the 13% Senior Notes, the first of which was paid in October 1998 and the second in April 1999.
(2) Long-term debt net of unaccreted discount of $5.4 million relating to the warrants which were attached to the 13% Senior Notes. Excludes the current portion of approximately $5.4 million of long-term debt.
(3) Excludes the current portion of approximately $5.8 million of capitalized leases.
(4)  See "Description of Capital Stock--Warrants."

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read along with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which appear later in this prospectus. The selected financial data, except for the operating statement data and other operating data for the three months ended March 31, 1998 and 1999, have been derived from our consolidated financial statements and the financial statements of our predecessor, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The operating statement and other operating data for the three months ended March 31, 1998 and 1999 have been derived from our unaudited financial statements included later in this prospectus. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year. We prepared these unaudited financial statements on the same basis as the audited statements and, in the opinion of our management, made all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. On December 17, 1996, we acquired Integrated Communication Networks, L.C., which is referred to as the "predecessor" for the period prior to the acquisition. Convergent Communications, since March 1, 1996, together with Integrated Communication Networks, L.C., since December 17, 1996, is referred to as the "successor." Share and per share information is not presented for the predecessor as they are not relevant due to the predecessor's different capital structure.

                                          PREDECESSOR                                       SUCCESSOR
                           ----------------------------------------- ---------------------------------------------------------
                                                                                                              For the Three
                                                                                                               Months Ended
                                                                                                                March 31,
                                                                                                             -----------------
                           For the Year For the Year January 1, 1996 March 1, 1996 For the Year For the Year
                              Ended        Ended         through        through       Ended        Ended
                           December 31, December 31,  December 16,   December 31,  December 31, December 31,
                               1994         1995          1996           1996          1997         1998      1998      1999
                           ------------ ------------ --------------- ------------- ------------ ------------ -------  --------
                                                        (in thousands, except per share amounts)
Operating Statement Data:
Revenue............           $  988       $1,434        $1,496         $    98      $ 10,210     $ 61,600   $ 6,523  $ 30,481
Cost of sales
 excluding
 depreciation......              729          964         1,018              79         7,368       43,703     4,798    20,073
Selling, general
 and
 administrative....              477          405           554             552        10,983       47,862     6,062    23,338
Depreciation and
 amortization......              106          127           124              41         1,453        7,493       762     2,863
                              ------       ------        ------         -------      --------     --------   -------  --------
 Total operating
  expenses.........            1,312        1,496         1,696             672        19,804       99,058    11,622    46,274
 Operating loss....             (324)         (62)         (200)           (574)       (9,594)     (37,458)   (5,099)  (15,793)
Interest expense...              (15)         (17)          (21)             (1)         (155)     (17,502)      (53)   (5,937)
Interest income....              --           --            --              --            251        4,632        31       951
Other income
 (expense).........              (49)         --            --              --           (156)        (248)       10        92
                              ------       ------        ------         -------      --------     --------   -------  --------
Net loss...........           $ (388)      $  (79)       $ (221)        $  (575)     $ (9,655)    $(50,576)  $(5,111) $(20,687)
                              ======       ======        ======         =======      ========     ========   =======  ========
Net loss per share
 (basic and
 diluted)..........                                                     $ (0.15)     $ (0.92)     $ (3.68)   $(0.38)  $ (1.48)
Weighted average
 shares outstanding
 (basic and
 diluted)..........                                                       3,887        10,461       13,732    13,479    13,943
Other Operating
 Data:
Net cash provided
 by (used in)
 operating
 activities........           $ (217)      $   60        $  (31)        $  (242)     $ (6,698)    $(28,698)  $(2,440) $(13,726)
Net cash used in
 investing
 activities........             (200)          (8)          (36)         (1,446)      (11,648)     (94,647)    2,570   (20,437)
Net cash provided
 by (used in)
 financing
 activities........              427          (61)           91           4,849        15,852      148,274      (384)   18,958
EBITDA(1)..........             (218)          65           (76)           (534)       (8,141)     (29,965)   (4,337)  (12,930)

--------

(1) As used in this prospectus, EBITDA consists of earnings before interest
    (net), income taxes, depreciation and amortization and other income (expense). EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) as a measure of performance or as an alternative to cash flow as a measure of liquidity. Our measure of EBITDA may not be comparable to similarly titled measures used by other companies.

  The following balance sheet data, except the data as of March 31, 1999, have been derived from our consolidated financial statements and the financial statements of our predecessor, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet information as of March 31, 1999 has been derived from our unaudited financial statements included later in this prospectus, which have been prepared on the same basis as the audited statements and, in the opinion of our management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position for that period.

  The pro forma balance sheet information as of March 31, 1999 reflects borrowings in June 1999 under the $10.0 million senior secured credit facility with Goldman Sachs Credit Partner L.P.

  The as adjusted balance sheet information as of March 31, 1999 below reflects this adjustment and:

  . the automatic conversion of our convertible preferred stock into 2,857,143 shares of common stock upon completion of this offering; and

  . our receipt of estimated net proceeds of $72.9 million from this offering, based upon an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discount and offering expenses payable by us.

                                PREDECESSOR                                     SUCCESSOR
                         ------------------------- ---------------------------------------------------------------------
                                                                                                      As of
                                                                                                  March 31,1999
                            As of        As of        As of        As of        As of     ------------------------------
                         December 31, December 31, December 31, December 31, December 31,                     Pro Forma
                             1994         1995         1996         1997         1998     Actual   Pro Forma As Adjusted
                         ------------ ------------ ------------ ------------ ------------ -------  --------- -----------
                                                           (in thousands)
Balance Sheet:
Cash, cash equivalents
 and short-term
 investments............    $  23         $13         $3,161      $ 8,039      $ 25,597   $26,277   $35,807   $106,731
Restricted cash(1)......      --          --             --           406        51,350    52,825    52,825     52,825
Working capital.........      219         (10)         1,890        5,334        28,500    22,366    31,896    104,766
Goodwill, net...........      228         228          3,201        6,393        46,526    49,035    49,035     49,035
Total assets............    1,012         797          9,887       24,922       185,656   199,325   209,325    280,249
Total debt..............      456         440          1,456        1,933       168,268   174,937   184,937    182,991
Total liabilities.......      529         580          1,902        6,194       207,005   221,264   231,264    229,318
Convertible preferred...      --          --             --           --            --     19,300    19,300        --
Shareholders' equity
 (deficit)..............      483         217          7,985       18,728       (21,349)  (41,239)  (41,239)    50,931

--------
(1) Approximately $48.6 million of this amount represents a portion of the proceeds from the sale of our 13% Senior Notes which was deposited in an escrow account to fund the first six interest payments on our 13% Senior Notes, the first of which was paid in October 1998 and the second of which was paid in April 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following discussion should be read along with the consolidated financial statements and the accompanying notes included later in this prospectus. This discussion includes forward-looking statements and is based on current expectations which involve risks and uncertainties. Because of the uncertainty of many factors, what actually occurs in the future may be very different from what we project in our forward-looking statements. See "Risk Factors."

Overview

  We are a rapidly growing national provider of single-source data and voice communications systems, services and solutions primarily to businesses with 25 to 500 employees. Inside our customers' premises we own communications networks and provide professional services, such as the design, installation, management and monitoring of those networks. Outside our customers' premises we provide a broad range of data and voice transport services. By operating networks, both inside and outside our customers' premises, and by offering a broad range of data and voice products and services, we enable small and medium sized businesses to use state-of-the-art communications solutions, including data and voice networks based on Internet Protocol, electronic commerce, the Internet and sophisticated communications systems. We offer each of our products and services on a stand-alone basis and are now also offering a bundled communications solution, which we call Enterprise Network Services, in which we design, install, own, manage and monitor the data and voice networks inside our customers' premises and supply transport services outside our customers' premises.

   We were first capitalized in March 1996. Since that time, we have successfully raised $204.5 million in capital, including $450,000 in founders' capital, $24.0 million in two private placements of common stock in 1996 and 1997 (including an additional $450,000 from the founders), $160.0 million through the 1998 sale of our 13% Senior Notes and related warrants and $20.0 million in a 1999 sale of our convertible preferred stock and warrants to affiliates of Sandler Group. As a result of that investment in our convertible preferred stock, we also have increased the borrowing capacity under our existing Comdisco equipment lease facility by $20.0 million to a total of $30.0 million. In June 1999, we entered into a $10.0 million senior secured credit facility with Goldman Sachs Credit Partners L.P.

  In the last three years, we completed 14 strategic acquisitions, the most significant of which was the 1998 acquisition of substantially all of the assets of Tie Communications at a cost of approximately $51.4 million. With the acquisition of these assets, we accelerated our growth by adding 24 new markets and 452 employees with experience in voice products and services. This acquisition also gave us the opportunity to cross-market our data products and services, including Enterprise Network Services, to approximately 77,000 customers that purchased products or services from Tie in the past. In July 1999, we entered into a $103.5 million equipment facility with Cisco Systems Capital Corporation of which $23.0 million is currently available.

  We began offering Enterprise Network Services in December 1997 and have now entered into long-term Enterprise Network Services contracts with 23 customers with an aggregate of approximately 1,805 computers and telephones. We expect these contracts to provide us with approximately $2.8 million in annual contract revenue, and over their terms we expect them to produce total revenue of approximately $16.2 million. Although these contracts may be canceled by the customer, exposing us to risks related to remarketing our equipment, cancellation requires payment of a fee designed to reimburse us for all or substantially all of our costs incurred in entering into the contract. See "Risk Factors--There Are Credit Risks Associated with Our Leasing Equipment and with Enterprise Network Services."

Description of Financial Components

  We classify our business into five segments: data services, voice services, Enterprise Network Services, data products and voice products.

  Revenue and cost of sales. The following chart outlines the components of revenue and the related cost of sales (excluding depreciation), by segment:


               Revenue                   Cost of Sales (excluding depreciation)
 ------------------------------------     -----------------------------------
 Data Services

  Professional Services                   . engineer and technician
  web design and hosting and network        compensation and benefits
  planning, design, maintenance, and
  monitoring

                                          . leased line costs of connecting
                                            a customer to a long distance or
                                            local network
  Network Services
  frame relay (ATM and IP
  switching), Internet access and
  web hosting
                                          . capacity charges that long
                                            distance and local carriers,
                                            Internet service providers and
                                            others impose to use their
                                            equipment and network

                               ----------------

 Voice Services
  Professional Services

  network planning, design,               . engineer and technician
  maintenance and monitoring                compensation and benefits

                                          . leased line facilities' costs of
                                            connecting a customer to a long
                                            distance or local network
  Network Services
  long distance service, local
  telephone service and public phone
  service
                                          . capacity charges that long
                                            distance and local carriers,
                                            Internet service providers and
                                            others impose to use their
                                            equipment and network

                               ----------------

 Enterprise Network Services              . all the costs associated with
  long-term contracts (typically            all the data and voice products
  three to five years) under which          and services described in this
  we own, manage and are                    table
  responsible for all or a portion
  of the network inside our
  customers' premises

                               ----------------

 Data Products                            . cost of data network equipment
  sale and installation of network        . costs of installation, including
  equipment                                 technician compensation and
                                            benefits

                               ----------------

 Voice Products
  sale and installation of network        . cost of voice network equipment
  equipment                               . costs of installation, including
                                            technician compensation and
                                            benefits

  Selling, general and administrative expenses have increased significantly and will continue to increase as we recruit additional management and support personnel necessary for continued growth. The Tie acquisition contributed substantially to this increase. However, we expect these expenses to decline as a percentage of our revenue as we expand our customer base and begin selling additional products and services in each of our markets.

  . Sales and marketing expenses include commissions paid in connection with our sales programs, marketing salaries and benefits, travel expenses, trade show expenses, consulting fees and promotional costs. Also included are the costs of soliciting potential customers such as telemarketing, brochures, targeted advertising and promotional campaigns. We expect these expenses to increase as we add additional sales and marketing personnel and further implement our business plan.

  . General and administrative expenses primarily consist of salaries and related expenses of management and support services personnel, occupancy fees, professional fees and general corporate and administrative expenses. We also include costs associated with the development, support and enhancements of our operational support software platform, to the extent these costs are not capitalized.

  Depreciation and amortization expense includes depreciation of property, network and equipment (over two to five years), including our assets located inside our customers' premises provided under Enterprise Network Services contracts. Amortization expense includes the amortization of intangible assets (over three to ten years), primarily goodwill (over ten years), that result from business acquisitions. We had $49.0 million of goodwill, net of amortization, on March 31, 1999. Depreciation and amortization will increase as we install additional multi-service data and voice switching platforms and expand our Enterprise Network Services business and as a result of amortization of intangibles expected to result from future acquisitions.

  Interest expense includes interest expense on our debt, including capital leases. The majority of the interest expense is related to our 13% Senior Notes which mature in 2008. Interest expense will increase as we continue to finance a significant portion of our capital expenditures, including our purchase of Cisco Systems' multi-service data and voice switches and additional Cisco Systems equipment under our $103.5 million equipment facility with Cisco Systems Capital Corporation.

Results of Operations

  Management evaluates and makes operating decisions about each of our operating segments based on a number of factors. Two of the more significant factors we use in evaluating operating performance are: revenue and gross margin before depreciation. We do not account for assets by business segment. As a result, depreciation and amortization are not factors used by management in evaluating the operating performance of our segments.

  The percentages shown in the following table with respect to revenue represent revenue for each business segment as a percentage of total revenue. Other percentages shown, with the exception of totals, are a percentage of revenue for the related segment.

                           March 1,
                             1996
                            through     Year ended December 31,   Three Months March 31,
                         December 31,   ------------------------  -----------------------
                             1996          1997         1998         1998        1999
                         -------------- -----------  -----------  ----------  -----------
                                            (dollars in thousands)
Revenue:
 Data services.......... $   --    -- % $   586   6% $ 3,620   6% $  808  12% $ 2,119   7%
 Voice services.........      58    59    2,203  22   22,299  36     883  14   12,458  41
 Enterprise Network
  Services..............     --    --         6 --     2,003   3     116   2      733   2
 Data products..........      40    41    6,657  65   20,892  34   4,462  68    7,162  24
 Voice products.........     --    --       758   7   12,786  21     254   4    8,009  26
                         ------- -----  ------- ---  ------- ---  ------ ---  ------- ---
 Total revenue.......... $    98   100% $10,210 100% $61,600 100% $6,523 100% $30,481 100%
                         ======= =====  ======= ===  ======= ===  ====== ===  ======= ===
 Cost of sales excluding
  depreciation:
 Data services.......... $   --    -- % $    51   9% $ 1,509  42% $  361  45% $ 1,132  54%
 Voice services.........      40    69    1,224  56   13,383  60     499  57    7,208  58
 Enterprise Network
  Services..............     --    --         3  50      695  35      55  48      142  19
 Data products..........      39    99    5,601  84   18,642  89   3,722  84    6,367  89
 Voice products.........     --    --       490  65    9,474  74     161  46    5,225  65
                         -------        -------      -------      ------      -------
 Total cost of sales ex-
  cluding depreciation.. $    79    81% $ 7,369  72% $43,703  71% $4,798  74% $20,074  66%
                         =======        =======      =======      ======      =======
 Gross margin before de-
  preciation:
 Data services.......... $   --    -- % $   534  91% $ 2,111  58%    447  55% $   987  46%
 Voice services.........      17    31      979  44    8,916  40     384  43    5,250  42
 Enterprise Network
  Services..............     --    --         3  50    1,308  65      61  52      591  81
 Data products..........       1     1    1,057  16    2,250  11     740  16      795  11
 Voice products.........     --    --       268  35    3,312  26      93  54    2,784  35
                         -------        -------      -------      ------      -------
 Total gross margin
  before depreciation... $    18    19% $ 2,841  28% $17,897  29% $1,725  26% $10,407  34%
                         =======        =======      =======      ======      =======

Summary Quarterly Financial Data

  The table below presents unaudited quarterly statement of operations data for each of the last nine quarters through March 31, 1999. This information has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements contained elsewhere in this prospectus and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the information. You should read these unaudited quarterly results along with our consolidated financial statements and the accompanying notes appearing later in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future periods.

                                      1997                                  1998                      1999
                         ----------------------------------  -------------------------------------  ---------
                           1st      2nd      3rd      4th      1st      2nd      3rd(1)     4th        1st
                         -------  -------  -------  -------  -------  --------  --------  --------  ---------
                                           (in thousands, except per share amounts)
Quarterly Operating
 Data:
Revenue................. $   598  $ 2,020  $ 3,144  $ 4,448  $ 6,523  $  7,982  $ 22,316  $ 24,779  $  30,481
Cost of sales excluding
 depreciation...........     378    1,359    2,209    3,423    4,798     5,772    14,717    18,416     20,074
Selling, general and
 administrative.........   1,188    1,974    3,052    4,769    6,062     7,710    15,507    18,583     23,337
Depreciation and
 amortization...........     223      233      296      701      762     1,191     2,646     2,894      2,863
                         -------  -------  -------  -------  -------  --------  --------  --------  ---------
 Operating loss.........  (1,191)  (1,546)  (2,413)  (4,445)  (5,099)   (6,691)  (10,554)  (15,114)  (15,793)
Net loss................ $(1,086) $(1,586) $(2,817) $(4,166) $(5,111) $(11,169) $(15,355) $(18,941) $(20,687)
                         =======  =======  =======  =======  =======  ========  ========  ========  =========
EBITDA(2)............... $  (968) $(1,313) $(2,117) $(3,744) $(4,337) $ (5,500) $ (7,908) $(12,220) $(12,930)
                         =======  =======  =======  =======  =======  ========  ========  ========  =========

--------
(1) On August 1, 1998, we completed our largest acquisition to date when we acquired substantially all of the assets of Tie Communications, Inc. for $51.4 million, including $40.0 million in cash plus other costs and assumed liabilities.
(2) As used in this prospectus, EBITDA consists of earnings before interest
    (net), income taxes, depreciation and amortization and other income (expense). EBITDA is a measure commonly used to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) as a measure of performance or as an alternative to cash flow as a measure of liquidity. Our measure of EBITDA may not be comparable to similarly titled measures used by other companies.

  We have generated greater revenue in each successive quarter since our inception, reflecting increases in the number of customers, mainly due to acquisitions, and in sales to existing customers. Cost of sales excluding depreciation has increased in every quarter, reflecting product and service costs directly associated with revenue. Our selling, general and administrative expenses have increased in every quarter and reflect sales and marketing costs such as sales commissions, and the development and growth of regional and corporate support staff. Depreciation and amortization has increased in each quarter through December 31, 1998. The increases in depreciation are due to the purchase of property, network and equipment inside and outside our customers' premises associated with our expansion from one to 35 markets as of March 31, 1999, and due to the deployment of our multi-service data and voice switching platform in three markets. The increases in amortization are due to the increase in goodwill and other intangible assets resulting from the completion of 13 acquisitions through March 31, 1999. We have also experienced increasing operating and net losses every quarter. However, net loss has declined as a percentage of revenue from 182% of revenue for the first quarter of 1997 to 68% of revenue for the first quarter of 1999.

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1999

  Revenue for the first quarter of 1999 was $24.0 million greater than revenue for the first quarter of 1998. The increase in revenue was primarily due to the addition of 27 new markets from 1998 to 1999. The increase in markets resulted from acquisitions made between the end of the first quarter of 1998 and the first quarter of 1999. The increase in revenue was also due to internal growth of our operations and sales staff. Our most significant acquisition was the acquisition of the assets of Tie Communications, which occurred in the third quarter of 1998. The Tie acquisition contributed to the sizable increase in voice product revenue and voice services revenue. The increase in data products was primarily a result of the development and growth of existing markets and a result of the expansion of data services markets from eight at March 31, 1998 to twelve at March 31, 1999. As a result of the Tie acquisition and our continued strategy to increase our service offerings, our overall revenue mix shifted from approximately 28% in services for the first three months of 1998 to 50% in services for the first three months of 1999.

  Cost of sales excluding depreciation increased $15.3 million from the first quarter of 1998 to the first quarter of 1999 and declined as a percentage of total revenue from 74% for the first quarter of 1998 to 66% for the first quarter of 1999. This decline as a percentage of total revenue is a reflection of the decline in cost of product sales excluding depreciation, as a percentage of product revenue, from 82% for the first quarter of 1998 to 76% for the first quarter of 1999. This decrease as a percentage of product revenue is due to an increase in sales of voice products which have a lower related cost of sales excluding depreciation than data products. Cost of service sales excluding depreciation as a percentage of service revenue increased from 51% for the first quarter of 1998 to 55% for the first quarter of 1999. The increase in cost of service sales excluding depreciation as a percentage of service revenue was primarily due to an increase in voice services, primarily long-distance services which have a higher related cost of sales excluding depreciation.

  Selling, general and administrative expenses increased $17.2 million from the first quarter of 1998 to the first quarter of 1999, but decreased as a percentage of revenue from 93% to 77%. We expect selling, general and administrative expenses to continue to decrease as a percentage of revenue as we expand our customer base and begin selling additional products and services in each of our markets.

  The $17.2 million increase was primarily a result of:

  .  the expansion from eight to 35 markets;

  . the completion of five acquisitions (four in the last nine months of 1998 and one in the first three months of 1999);

  . an increase from 209 employees at March 31, 1998 to 1,080 at March 31, 1999 (452 of which were hired as a result of the Tie acquisition); and

  . continued growth of the support services organization required to support expanding field operations, which accounted for approximately $11.2 million or 48% of total selling, general and administrative expenses for the three months ended March 31, 1999.

  Depreciation and amortization expense increased approximately $2.1 million from the first quarter of 1998 to the first quarter of 1999. This increase is a direct result of increases of $23.7 million in property, network and equipment, a $44.5 million increase in goodwill and a $1.7 million increase in other intangible assets as a result of the five acquisitions completed between March 31, 1998 and March 31, 1999. As of March 31, 1999 we had $49.0 million in goodwill, net of amortization, which is being amortized over ten years. The increase in property, network and equipment is largely due to:

  .  the expansion from eight to 35 markets;

  . the development and deployment of our multi-service data and voice switching platform in three markets;

  .  continued development of our operational support system;

  . the increase in assets managed under Enterprise Network Services contracts; and

  . office equipment and furniture related to the growth of our support services organization.

  Interest expense increased by approximately $5.9 million primarily as a result of the April 1998 issuance of $160.0 million in principal amount of our 13% Senior Notes and warrants to purchase 864,000 shares of common stock. Approximately $400,000 of this increase relates to accretion of the debt discount resulting from the value assigned to the warrants and amortization of debt issuance costs, neither of which are cash expenses. Interest expense also increased as a result of assumed indebtedness from acquisitions, as well as increased indebtedness under our equipment financing facilities with Comdisco and Sun Financial Group, Inc. due to property, network and equipment purchased for our networks both inside and outside our customers' premises.

  Interest expense will increase as we continue to finance a significant portion of our capital expenditures, including equipment purchased for installation at our customers' offices in connection with the provision of Enterprise Network Services.

  Interest income increased approximately $919,000 primarily as a result of the temporary investment of the remaining proceeds of the offering of our 13% Senior Notes and warrants and the proceeds from the sale of convertible preferred stock in March 1999, prior to using the proceeds in our business.

  Other income (expense), which consists of miscellaneous other non-operating types of income and expenses, increased by approximately $82,000 from a net other income of approximately $10,000 for the first quarter of 1998 to a net other income of $92,000 for the first quarter of 1999.

  Net loss increased approximately $15.6 million as a result of the factors discussed above.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1998

  Revenue increased by $51.4 million in 1998 to approximately six times 1997 revenue. The increase in revenue was primarily due to our expansion from eight markets at December 31, 1997 to 32 markets at December 31, 1998, as a result of the six acquisitions we completed during the year. The increase in revenue was also due to internal growth of our operations and sales staff. The most significant acquisition was the acquisition of the assets of Tie, which occurred in the third quarter of 1998. The Tie acquisition contributed most of the sizable increase in voice product revenue and an even greater increase in voice services revenue. The increase in data products was primarily a result of the development and growth of existing markets and a full year of operations in 1998 compared to a partial year of operations in 1997 for those markets we entered in late 1997. As a result of the Tie acquisition and our strategy to increase our service offerings, our overall revenue mix shifted from approximately 27% in services in 1997, to 45% in services in 1998.

  Cost of sales excluding depreciation increased $36.3 million from 1997 to 1998. While it declined slightly as a percentage of total revenue from 72% in 1997 to 71% in 1998, cost of service sales excluding depreciation as a percentage of service revenue increased from 46% in 1997 to 56% in 1998. The increase as a percentage of service revenue was primarily due to a shift in service mix to services such as long-distance which have a higher related cost of sales excluding depreciation. Cost of product sales excluding depreciation, as a percentage of product revenue, remained relatively constant, increasing from 82% in 1997 to 83% in 1998.

  Selling, general and administrative expenses increased $36.9 million from 1997 to 1998, but decreased as a percentage of revenue from 108% in 1997 to 78% in 1998. We expect selling general and administrative expenses to continue to decrease as a percentage of revenue as we expand our customer base and begin selling additional products and services in each of our markets.

  The $36.9 million increase was primarily a result of:

  . the expansion from eight to 32 markets;

  . the completion of six acquisitions, including the assets of Tie;

  . an increase from 165 employees at December 31, 1997 to 877 at December
    31, 1998 (452 of which were hired as a result of the Tie acquisition);
    and

  . continued growth of the support services organization required for expanding field operations, which accounted for approximately $20.2 million or 42% of total selling, general and administrative expenses for 1998.

  Depreciation and amortization expense increased approximately $6.0 million from 1997 to 1998. This increase was a direct result of an increase of $22.7 million in property, network and equipment from 1997 to 1998 and an increase in goodwill (before 1998 amortization) of $42.6 million and other intangible assets of $1.7 million as a result of the six acquisitions completed in 1998. As of December 31, 1998 we had $46.5 million in goodwill, net of amortization, which will be amortized over the next ten years. The increase in property, network and equipment is largely due to:

  . the expansion from eight to 32 markets;

  . the development and deployment of our multi-service data and voice switching platform in three markets;

  . continued development of our operational support system;

  . the increase in assets managed under Enterprise Network Services contracts; and

  . office equipment and furniture related to the growth of our support services organization.

  Interest expense increased by approximately $17.3 million primarily as a result of the April 1998 issuance of our $160 million in principal amount of 13% Senior Notes and warrants to purchase 864,000 shares of common stock. Approximately $1.2 million of this increase relates to accretion of the debt discount resulting from the value assigned to the warrants and amortization of debt issuance costs, neither of which are cash expenses. Interest expense also increased as a result of assumed indebtedness from acquisitions, as well as increased indebtedness under our equipment financing facilities with Comdisco and Sun Financial Group, Inc. due to property, network and equipment purchased for our networks both inside and outside our customers' premises.

  Interest expense will increase as we continue to finance a significant portion of our capital expenditures, including equipment purchased for installation at our customers' offices in connection with the provision of Enterprise Network Services.

  Interest income increased approximately $4.4 million primarily as a result of the temporary investment of the proceeds of the offering of our 13% Senior Notes and warrants, prior to the use of these proceeds in our business.

  Other income (expense) increased from net other expense of $156,000 in 1997 to net other expense of $248,000 in 1998. Other income (expense) primarily consisted of losses on disposal of assets and miscellaneous other non-operating types of income and expense.

  Net loss increased approximately $40.9 million as a result of the factors discussed above.

Period Ended December 31, 1996 Compared to the Year Ended December 31, 1997

  Revenue increased $10.1 million from 1996 to 1997. The 1997 revenue includes a full year of operations. In comparison, there were only 15 days of revenue-generating operations in 1996. Also, we completed five acquisitions in 1997, which added $2.9 million in revenue and expanded our operations from two to eight markets.

  Cost of sales excluding depreciation increased $7.3 million from 1996 to 1997. Cost of sales excluding depreciation as a percentage of revenue declined from 81% in 1996 to 72% in 1997 because of a change in our service offering from public telephone services in 1996 to sales of other data and voice products and services in 1997.

  Selling, general and administrative expenses increased $10.4 million from 1996 to 1997. The increase was primarily a result of:

  . the expansion from two to eight markets;

  . the completion of five acquisitions;

  . an increase from 22 employees at December 31, 1996 to 165 at December 31,
    1997; and

  . the building of our support services organization to support anticipated growth in field operations which accounted for approximately $7.3 million or 67% of total selling, general and administrative expenses for 1997.

  Depreciation and amortization expense increased approximately $1.4 million from 1996 to 1997. This increase was a result of assets purchased and developed as part of our expansion from two to eight markets and capitalized costs associated with the development of our operational support system. In addition, an increase in goodwill derived from the five acquisitions we completed in 1997 resulted in an increase in the amortization of goodwill.

  Interest expense increased by approximately $155,000 as a result of assumed indebtedness from acquisitions and capital purchases through our equipment leasing facility with Sun Financial Group, Inc.

  Interest income increased by approximately $251,000 as a result of the temporary investment of funds received in our private equity offerings in February and October of 1997.

  Other expense (net) increased by approximately $156,000 primarily consisting of losses on disposal of assets and miscellaneous other non-operating types of expenses.

  Net loss increased approximately $9.1 million as a result of the factors discussed above.

Liquidity and Capital Resources

  Since inception, we have funded our net losses and capital expenditures through financing activities as outlined in the following table in addition to borrowings under our credit facilities. In the table below, net proceeds equals the gross proceeds of the offering less advisors' fees, underwriting discounts and other expenses associated with the offering.

                  Securities Sold                   Gross Proceeds Net Proceeds
 -------------------------------------------------- -------------- ------------
 Initial sale of 3,750,000 shares of common stock
  to founders
  (April through October 1996).....................  $    450,000  $    450,000
 3,500,000 shares of common stock and warrants to
  purchase 1,750,000 shares (December 1996 through
  February 1997)...................................     7,000,000     6,295,794
 3,410,000 shares of common stock and warrants to
  purchase 1,705,000 shares (October through
  November 1997)...................................    17,050,000    15,339,787
 13% Senior Notes and warrants to purchase 864,000
  shares (April 1998)..............................   160,000,000   152,377,955
 Sale of 800,000 shares of Series A Convertible
  Preferred Stock and warrants to purchase a
  maximum of 1,000,000 shares (March 1999).........    20,000,000    19,300,000
                                                     ------------  ------------
    Total funds raised.............................  $204,500,000  $193,763,536
                                                     ============  ============

  Our principal uses of cash are to fund working capital requirements, capital expenditures, business acquisitions, operating losses and interest expense. We expect that our expansion will require additional capital expenditures and direct operating costs and expenses. As a result, we expect to incur net losses for the next 36 months. However, if our customer base grows and we are successful in offering all of our data services and products, we believe revenue will increase in larger proportion than operating expenses.

  As of March 31, 1999, we had current assets of $79.9 million, including cash and cash equivalents of $10.4 million, short-term investments of $15.9 million and restricted cash of $20.8 million, and working capital of $22.4 million. In addition, we also had $32.0 million in non-current restricted cash. The majority of our restricted cash, along with the interest we earn on this cash, will be used to make the interest payments through April 2001 on our 13% Senior Notes. We invest excess funds in short-term investments until these funds are needed for debt payments, capital investments, acquisitions and operations of the business.

  Cash Flows From Operating Activities. Operating activities used cash of approximately $13.5 million for the first quarter of 1999, $28.7 million during 1998 and $6.7 million during 1997. Cash used in operating activities for the first quarter of 1999 was primarily due to the net loss of $15.6 million and an increase of $2.3 million in trade accounts receivable. Those uses of cash were partially offset by an increase in accrued interest of $5.2 million, depreciation and amortization of $2.9 million and other non-cash expenses and changes in working capital. While cash used by operating activities increased by $22.0 million from 1997 to 1998, the percentage increase in cash used in operating activities is significantly less than the percentage increase in net loss. In addition, cash used in operating activities was 47% of revenue in 1998 compared to 66% of revenue in 1997. The majority of the increase from 1997 to 1998 was due to an increase in trade accounts receivable of approximately $11.0 million and a $40.9 million increase in the operating loss, which were partially offset by an increase in trade accounts payable of approximately $12.4 million, an increase of $5.2 million of accrued interest expense, and non-cash expenses such as depreciation and amortization and other changes in working capital. Cash used in operating activities during 1997 was primarily due to our net loss of $9.7 million, partially offset by non-cash expenses such as depreciation and amortization and changes in working capital.

  Cash Flows From Investing Activities. Investing activities used cash of $20.6 million during the first quarter of 1999, $94.6 million during 1998 and $11.6 million during 1997. Cash used in investing activities during the first quarter of 1999 primarily consisted of short-term investments and restricted cash of $17.3 million, business combinations of $1.5 million and capital expenditures of $1.1 million. An additional $2.3 million of capital expenditures were financed under our financing facilities. Cash used in investing activities during 1998 consisted primarily of restricted cash investments in U.S. government securities of $50.9 million in connection with the sale of our 13% Senior Notes, acquisitions of $42.4 million ($40.0 million of which was used for the Tie acquisition) and capital expenditures of $6.9 million. These cash uses were partially offset by maturing short-term investments of $7.4 million. Cash used for investing activities during 1997 consisted of $7.4 million used for short-term investments, $2.0 million in capital expenditures and $1.5 million for business combinations.

  In August 1998, we completed the acquisition of substantially all the assets of Tie. The purchase price consisted of $40.0 million in cash and the assumption of certain liabilities, which, with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million.

  In February 1999, we acquired the assets and assumed certain liabilities of Kansas Communications, Inc. ("KCI"). KCI was a telecommunications equipment provider and integrator. The purchase price consisted of $1.5 million in cash, $4.5 million in notes payable due between July 1999 and February 2000, 24,925 shares of our common stock and assumed liabilities of $2.4 million. Upon the completion of the sale of our convertible preferred stock and related warrants in March 1999, $1.5 million of the notes payable were paid. Upon the completion of an equity or debt financing with net proceeds in excess of $25.0 million, an additional $2.0 million of the notes payable will become due. It is anticipated that they will be repaid with a portion of the proceeds of this offering.

  In April 1999, we completed the acquisition of BSSi Innovations, Inc. ("BSSi"). BSSi was a provider of data network integration services based in Chicago, Illinois. The purchase price consisted of $455,000 in cash, 37,000 shares of our common stock and assumed debt of approximately $525,000. An additional 10,000 shares may be issued if certain financial conditions are met.

  In June 1999, we signed a letter of intent to purchase the assets of a provider of data network integration services based in Dallas, Texas. The purchase price is expected to consist of $1,025,000 in cash and $900,000 in shares of common stock (valued at the initial public offering price). We expect to consummate this purchase in the third quarter.

  Cash Flows From Financing Activities. Financing activities provided cash of approximately $19.0 million during the first quarter of 1999, $148.3 million during 1998 and $15.9 million during

1997. Cash provided by financing activities during the first quarter of 1999 consisted of approximately $19.3 million in net proceeds from the sale of our convertible preferred stock and $1.0 million in new borrowings, which was partially offset by approximately $1.3 million in payments on long-term borrowings. Cash provided by financing activities during 1998 consisted of approximately $152.4 million in net proceeds from the sale of our 13% Senior Notes and warrants, which was partially offset by approximately $4.3 million in payments on long-term borrowings. In 1997 cash flows from financing activities consisted of $17.3 million in net proceeds from the sale of shares of our common stock and warrants, which was partially offset by approximately $1.4 million in debt repayments.

  In November 1997, we entered into an agreement with Comdisco, Inc. through which we can receive up to $50.0 million of equipment lease financing. At December 31, 1998, $10.0 million of financing was available to us under this facility. As a result of the sale of our convertible preferred stock and warrants, an additional $20.0 million became available under the facility. As of March 31, 1999, a total of approximately $10.2 million had been utilized and $19.8 million was available. This facility will expire on June 30, 2000. The remaining $20.0 million will become available upon the satisfaction of additional conditions. See "Description of Indebtedness."

  On April 2, 1998, we completed the offering of our 13% Senior Notes, in the aggregate principal amount of $160.0 million and warrants to purchase 864,000 shares of common stock. At the closing, we invested $56.8 million of the proceeds from that offering in U.S. government securities which were placed in an escrow account and pledged to secure the 13% senior notes. The scheduled maturity of principal and interest on the securities in the escrow account will be sufficient to pay the first six interest payments on our 13% Senior Notes, of which two have been made as of April 1, 1999. We received approximately $95.6 million after deducting offering costs of approximately $7.6 million and funding the escrow account. The 13% Senior Notes contain certain covenants that restrict our ability to incur additional debt and make certain payments, including dividends. See "Description of Indebtedness."

  In March 1999, we sold to affiliates of the Sandler Group 800,000 shares of our convertible preferred stock and warrants to purchase a maximum of 1,000,000 shares of our common stock, for total consideration of $20.0 million. The proceeds from the sale, net of related offering costs, were approximately $19.3 million. See "Certain Relationships and Related Transactions."

  In July 1999, we entered into a six-year $103.5 million credit facility with Cisco Systems Capital Corporation. This credit facility will provide the financing for the purchase and installation of our Cisco Systems, Inc. powered multi-service data and voice switching platform and for other Cisco equipment. Under the terms of this agreement, Cisco Systems Capital Corporation will also receive a warrant to purchase 575,000 shares of our common stock. The warrant will have an exercise price of $20.00 per share and be exercisable for three years from the date of issuance. The facility will be available in three tranches over a three year period with quarterly payments due over three years beginning one year from the availability of each tranche.

  In June 1999, we entered into, and borrowed the full amount under, a $10.0 million senior secured credit facility with Goldman Sachs Credit Partners L.P. The proceeds of this facility will be used for working capital and other general corporate purposes. We cannot re-borrow amounts repaid under this facility. In connection with this facility, we also issued to Goldman Sachs Credit Partners L.P. a warrant to acquire 375,000 shares of common stock at an exercise price of $15.00 per share.

  We have an agreement with Sun Financial Group, Inc., a subsidiary of GATX Capital Corporation, that was used to finance our internal capital needs under which $4.8 million was outstanding on March 31, 1999.

  Future Capital Requirements. We have significant debt in relation to our equity. At March 31, 1999, we had $174.9 million in debt and $41.2 million in shareholders' deficit, which includes paid-in capital of $40.0 million, but excluded $19.3 million in convertible preferred stock (which will be converted into common stock upon the closing of this offering). Our business plan will continue to require a substantial amount of capital to fund our expansion of existing markets and acquisitions. Our business plan includes the following:

  . deploying our multi-service data and voice switching platform in all of our markets and providing an IP/ATM network connecting our switches;
  . funding the purchase, installation and ownership of the internal networks of our Enterprise Network Services customers (which includes providing these customers with all necessary hardware, software, transmission facilities and management, maintenance and monitoring services);
  . continuing to develop customer care and sales organizations;
  . continuing to develop our operational support system; and . funding operating losses and debt service requirements.

  In addition, we will continue to evaluate acquisitions and investments. Completing additional acquisitions and investments could require us to spend a portion of our cash, compel us to raise additional capital sooner and issue additional capital stock.

  We estimate that our existing funds at March 31, 1999, the proceeds of this offering, our available borrowing and lease financing capacity and the expected proceeds from the exercise of warrants expiring in July 1999 will be sufficient to meet our capital requirements for the foreseeable future. We could, however, require additional capital sooner due to material shortfalls in our operating and financial performance or if we are more aggressive in our expansion than currently contemplated. We cannot be certain that we would be successful in raising sufficient debt or equity capital to fund our operations on a timely basis or on acceptable terms. If needed financing were not available on acceptable terms, we could be compelled to alter our business strategy, delay or abandon some of our future plans or expenditures or fail to make interest payments on our debt. Any of these events would have a material adverse effect on our business, financial condition, results of operations and liquidity and on the price of our common stock.

Recently Adopted Accounting Standards

  Effective January 1, 1998 we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income.

  We have adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" for the year ended December 31, 1998. We have disclosed the business segments that we operate in along with the financial information that management uses in measuring the operating performance of those segments and for allocating resources to each segment as required by this statement. The adoption of this statement had no effect on our results of operations, financial position or cash flows.

  The American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires cost of start-up activities and organization costs to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998, though early adoption is encouraged. We have adopted SOP

98-5 for fiscal year ended December 31, 1998. The amount of start-up costs written off as a result of the adoption of SOP 98-5 was not material.

Impact of the Year 2000 Issue

  The year 2000 issue generally describes the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. Those computers and software will need to be upgraded or replaced to accept four digit dates to distinguish dates in the 21st century from dates in the 20th century. The problem could result in system failures or miscalculations and cause disruptions in operations including, among other things, the inability to process transactions, send invoices, provide data and voice communications services or engage in similar normal business activities.

  State of Readiness. We have created a task force (consisting of representatives from our information technology, product management, sales and marketing, finance and legal departments) that evaluates our internal and external systems as they relate to year 2000 issues. We have reviewed our critical internal systems, including our systems for customer billing, customer service and financial reporting. We have obtained year 2000 readiness certifications from most manufacturers and suppliers of our internal systems. Any internal systems which were identified as having a potential problem have already been replaced or are in the process of being replaced or modified. Except for portions of two systems relating to order entry procedures which we acquired in two of our more recent acquisitions (Tie and KCI), we believe that our internal systems are year 2000 ready. We are in the process of upgrading the two systems to make them year 2000 ready based upon the manufacturers' recommendation, which should be completed by the third quarter of 1999.

  We continue to assess internal non-information technology systems and external systems, including systems used by manufacturers and suppliers of computer equipment, software programs, telephone systems, data systems, systems comprising our enterprise networks and equipment used to provide services to our customers.

  To date, we have not identified any year 2000 issues with third-parties which could have a material adverse effect on our business. We may identify a significant internal or external year 2000 issue in the future which, if not remediated in a timely manner, could have a material adverse effect on our business, financial condition and results of operations.

  Costs. We have not incurred any significant costs in identifying year 2000 issues other than the opportunity cost of the time spent by our personnel. We do not anticipate any significant further costs in identifying year 2000 issues. Programming costs associated with upgrading the two non-ready systems are estimated to be approximately $500,000. We have prepared contingency plans, including manual order entry procedures and identification of potential software modifications, in the event that there are delays in upgrading the non-ready systems. Costs associated with our contingency plans, which we do not believe would be material, could include the hiring of additional personnel to process orders and implement software modifications. The exact amount of the costs associated with our contingency plans cannot be determined at this time as a result of not knowing the number of additional personnel that may need to be hired.

  Risks of Year 2000 Issues. Based on our assessments to date, we believe that we will not experience any material disruption in internal systems or information processing as a result of year 2000 issues. However, almost all of our systems and products relating to our internal and external systems and products are manufactured or supplied by third parties which are outside of our control. Although we have taken steps that we believe should have identified potential year 2000 issues, if some or all of our internal or external systems and products fail, or if any critical systems are overlooked or are not year 2000 ready in a timely manner, there could be a material adverse effect on our business, financial condition and results of operations and on the price of our common stock. In addition, if a critical provider of services, such as those providers supplying electricity, water or other services, or a vendor or manufacturer supplying products or services sold to our customers, experiences difficulties resulting in disruption of services to us or the sale of malfunctioning products to our customers, there could be a material adverse effect on our business financial condition, results of operations and on the price of our common stock. Potential risks include:

 . the disruption of utility services resulting in a closure of the affected facility for the duration of the disruption;
 .the disruption of data or voice services we provide to our customers;
 . the inability to process customer billing accurately or in a timely manner; . the inability to provide accurate financial reporting to management, auditors, investors and others;
 . litigation costs associated with potential suits from customers and investors; and
 .delays in implementing other projects as a result of work by internal personnel on year 2000 issues.

                                    BUSINESS

Introduction

  We are a rapidly growing national provider of single-source data and voice communications systems, services and solutions primarily to businesses with 25 to 500 employees. Inside our customers' premises we own communications networks and provide professional services, such as the design, installation, management and monitoring of those networks. Outside our customers' premises, we provide a broad range of data and voice transport services. By operating networks both inside and outside our customers' premises, and by offering a broad range of data and voice products and services, we enable small and medium sized businesses to use state-of-the-art communications solutions, including data and voice networks based on Internet Protocol, electronic commerce, the Internet and sophisticated communications systems. We intend to become the leading provider of IP-based data and voice products and services to small and medium sized businesses.

  We offer each of our products and services on        Internet Protocol
a stand alone basis and are now also offering a        -----------------
bundled communications solution under long-term   Internet Protocol or IP is a
service agreements in which we own all or a       standard industry method of
portion of the inside network and provide         identifying, tracking and
professional services inside our customers'       reassembling packets of
premises and supply transport services outside    information transferred over
their premises. This comprehensive solution,      multiple communications
which we call Enterprise Network Services,        networks, including the
reduces our customers' capital needs, technical   Internet.
staffing requirements and risks associated with evolving communications technologies.

  We are deploying Cisco Systems, Inc.'s multi-service data and voice switch in each of the 35 metropolitan areas in which we currently operate and will also deploy them in the 15 additional markets we expect to enter. We believe that these next-generation switches will enable us to route our customers' external communications traffic more efficiently and with lower capital outlay than with traditional switches.

        Over the last three years, we have:

 .  rapidly established a nationwide presence in 35 metropolitan areas;

 . grown our customer base and provided our products and services to more than 33,000 customers since January 1, 1998, either directly or through businesses we have acquired;

 . increased sales to $61.6 million in 1998 from $10.2 million in 1997 and $98,000 in 1996;

 .  raised $204.5 million in debt and
   equity offerings;                                          ATM
                                                              ---
                                               Asynchronous Transfer Mode
 .  completed 14 acquisitions;                  (or ATM) is a high-speed
                                               technology used to transport
 .  designed and are in the process of          information in packets. ATM
   assembling an  IP/ATM network that will     packets are fixed in size and
   connect our multi-service data and voice    allow the transport of size-
   switching platforms and carry our           intensive and time-sensitive
   customers' traffic using ATM technology;    applications, such as video
                                               and voice, quickly and
 .  grown our employee base to more than 1,000  efficiently.
   and assembled an experienced sales,
   technical and management team;

 .  devoted significant resources to the
   development, testing and implementation
   of our operational support system; and

 .  developed, tested and implemented our national network operations center.

Our Market Opportunity

  Sophisticated data and voice communications solutions such as IP-based integrated networks, wide area networks, intranets, extranets, dedicated Internet access and virtual private networks are becoming increasingly critical to small and medium sized businesses. According to published reports:

  . in 1999, the number of small businesses in the United States is expected to exceed 7.4 million, of which 81% are expected to use personal computers, and 59% are expected to have access to the Internet;

  . there are more than 86,500 middle market companies (100 to 1,000 employees) in the United States which spend a total of $57.1 billion annually on information system products and services;

  . in 1998, total revenue from the sale of data products and services in the United States was $98 billion, with data and network services revenue accounting for approximately $22 billion;

  . the value of goods and services sold worldwide through the Internet is projected to increase from $12 billion in 1997 to over $400 billion in 2002; and

  . Internet Protocol is expected to be the dominant protocol in 83% of enterprise local area networks in 1999.

  Small and medium sized businesses today generally purchase their communications products and services from several, usually local or regional, suppliers. We believe those potential customers will increasingly seek single-source solutions providers for their communications needs because of:

  . the cost and difficulty of maintaining in-house technical expertise, including the technical expertise required to integrate IP-based data and voice systems;

  . the need for small and medium sized businesses to focus on and deploy their limited capital resources in their core operations rather than on network communications systems;

  . the large number of manufacturers of data and voice equipment and the variety of options and features available on these products;

  . the opportunity for the Internet and electronic commerce to enhance the reach and productivity of small and medium sized businesses;

  . the large number of Internet and other communications service providers and the variety of pricing options available from them; and

  . rapid changes in and increasing complexity of computing, data networking and voice products.

  We believe that the national systems integrators, outsourcers, data technology companies and telecommunications providers have not focused on selling products and services to small and medium sized businesses and that regional providers that do serve these businesses do not offer the same level of sophisticated state-of-the-art products and services as national providers. In addition, we believe that these regional providers do not offer a complete package of integrated data and voice systems, services and solutions to these small and medium sized businesses.

Our Solutions

  We offer advanced communications solutions--ones that have traditionally been readily available only to large enterprises--to small and medium sized businesses. The combination of our focus on this market and our national scale enables us to design sophisticated data and voice systems and solutions tailored to these small and medium sized businesses.

  Our services utilize the data and voice networks, inside and outside of our customers' enterprises.

  . Inside our customers' enterprises we own networks and design, install, manage, maintain and monitor our customers' networks (local area networks, wide area networks, computers, private branch exchanges, key systems, handsets, etc.). The IP-based integrated data and voice network solutions that we provide (including internal voice over IP networks), and which we expect will become a larger portion of our business, can significantly reduce overall network administration and capital costs for our customers.

  . Outside our customers' enterprises, we provide data transport services, Internet access, long-distance services and local phone services. As we build our IP/ATM network, we will migrate many of these services to our own network.

  With one of our solutions, Enterprise Network Services, or ENS, we own all or a portion of the data and voice communications systems inside our customers' enterprises. Using these inside networks, we provide comprehensive data and voice communications solutions to our customers that reduce their capital expenditures, technical staffing requirements and risks associated with quickly evolving communications technologies.

  Because we provide solutions both inside and outside our customers' enterprises, we are an "Enterprise Network Carrier" and allow our customers to focus their efforts on their core businesses.

Our Business Strategy

  Our business strategy is designed to generate a broad source of stable and recurring revenue. In implementing this strategy, we will:


    Target Small and Medium Sized Businesses. The small and medium sized business market has historically been underserved by national systems integrators, outsourcers, data technology companies and telecommunications providers, even though many small and medium sized businesses demand high-performance communications solutions. Because we are focused on this market, we have developed systems, services and solutions that are well suited for the financial resources, growth characteristics, technological sophistication and other needs of small and medium sized businesses.

    Provide Sophisticated, One-Stop, Integrated Communications Solutions. Most small and medium sized businesses do not have the internal capability or capital required to deploy, fully utilize and effectively manage evolving data and voice systems. We are increasingly able to respond to substantially all of our customers' communications needs and offer equipment leasing and maintenance contracts. This comprehensive approach is designed to reduce the complexity and expense of owning and operating communications networks for our customers. Our solutions are designed to facilitate the migration of traditional communications systems to integrated IP-based data and voice networks.

    Own the Communications Network Inside Our Customers' Enterprises. Through our Enterprise Network Services, we seek to own the data and voice networks inside our customers' premises and provide these networks to our customers along with management, maintenance and monitoring services under long-term service agreements. This approach is designed to:

    . allow our customers to focus on their core business and outsource their communications needs;

    .  capture a large portion of our customers' communications spending;

    .  reduce customer turnover;

    .  generate high-margin revenue; and

    . enhance our opportunities to sell additional products, systems and service upgrades to existing customers.

    Focus on Solutions-Based Selling. We market our systems and services, such as Enterprise Network Services, as solutions to business problems rather than as stand-alone products. We do so by marketing to the senior management and principals of our potential customers, providing them with an analysis of the benefits of our complete solutions.

    Provide Preeminent, Local Customer Care. We strive to provide best-in-care service by offering our customers immediate and around-the-clock access to our customer care staff. Our approximately 240 customer care specialists are trained in all aspects of the systems, services and solutions offered in their market.

    Capitalize on Our Operational Support System. Our operational support system is designed to provide comprehensive, real-time customer information and enable our customer support representatives to respond promptly to inquiries, provide greater quality customer care, build customer loyalty and identify opportunities to sell additional products and services. However, we are still developing our operational support system, see "Risk Factors--We Are Still Developing Our Operational Support System."

Our Growth Strategy

  Our growth strategy is to:

    Leverage Our Existing Customer Base. More than 28,000 businesses have purchased voice services or products since January 1, 1998 from us or a business that we have acquired. We are now marketing Enterprise Network Services and our other advanced data products and services to certain of these voice customers.

    Deploy Our Cisco Powered Multi-Service Switching Architecture. We believe that our Cisco powered switching platform provides similar functionality at a lower capital and operating cost than traditional switching platforms. Installing these switches should also improve our operating margins on our transport services as we switch more of our customers' traffic ourselves.

    Increase Our Higher-Margin Service Revenue. We intend to increase the portion of our revenue that is derived from providing services, especially professional services, Enterprise Network Services, and long-term maintenance agreements, each of which has a higher gross margin than systems and product sales.


    Sell IP-based Integrated Network Solutions. We currently sell IP-based integrated network solutions, including enterprise systems, data services and internal voice over IP services, and expect that an increasing portion of our sales will be derived from these systems and services in the future. These products are attractive to our customers because:

     .consolidation of enterprise data and voice networks can reduce staffing needs and operational complexity;

     .IP-based products can be managed and configured centrally;

  . data and voice communications services delivered over facilities using an IP/ATM network generally are less expensive; and

  . these products permit the migration of core applications (such as e-mail and e-commerce) onto shared servers, reducing costs.

    Make Selective Strategic Acquisitions. We have made and will continue to make acquisitions of companies that have experience in providing data and voice systems, services and solutions and companies that will help us expand our technical expertise and geographic coverage.

Our Products and Services

  Our broad range of services, products and solutions include:

  Data Services

   . Data Network Professional Services. We design, install, manage, maintain and monitor networks and systems including local area networks, wide area networks and integrated IP-based networks.

   . Internet Access. We currently offer Internet access services in Denver,
       Des Moines and Santa Clara using interconnections with UUNet. We will also be connecting our network to three primary Internet gateways located at Herndon, VA, Santa Clara, CA, and Chicago, IL.

   . Web Development and Hosting Services. We provide web site hosting services, custom web site design, web site maintenance, ongoing consulting services, and web site co-location.

   . Electronic Commerce Solutions. We develop e-commerce applications for our customers that enable them to sell products and services over the Internet.

                                                             Frame Relay

   . Virtual Private Networks. We are developing
       virtual private network services, which are     Frame relay is a high-
       designed to provide secure transmission of our  speed service which
       customers' data over the Internet. These        transports information
       networks are the basis for intranet and         in packets of varying
       extranet services. Intranets are business       sizes. Frame relay is a
       networks that rely on Internet-based            highly reliable digital
       technologies to provide secure links between    service, efficient at
       different offices of the same enterprise.       handling high-speed,
       Extranets expand the network to selected        "bursty" data over wide
       business partners through secured links on the  area networks.
       Internet.



   . Transport Services. We are developing an
       asynchronous transfer mode (ATM) service in               DSL
       conjunction with our development and            Digital Subscriber Line
       deployment of a national IP/ATM network. We     (or DSL) enables high-
       also provide managed frame relay services to    speed local data
       our customers allowing them to transmit data,   transport over the
       voice and video traffic on a single digital     existing copper wire
       facility. We are currently testing various      infrastructure.
       types of digital subscriber line, or DSL,

    services with a leading provider. Once we select a primary provider of digital subscriber line services, we will begin providing those transport services to our customers.

  Voice Services

   . Voice Network Professional Services. We provide voice network design, maintenance and management, and assist our customers with adding and moving phone lines.

  . Long Distance Services. We provide resold inter-state and intra-state long distance services. We also provide enhanced services such as toll-free calling services and travel card services.

  .  Local Phone Services. We provide resold local phone services.

  Enterprise Network Services. We provide Enterprise Network Services solutions under long-term service agreements in which we purchase, own, manage, maintain and monitor all or a portion of the data and voice network inside our customers' premises. Our customers pay a monthly service fee for our services and the use of our network inside and outside their premises. We believe this service offering to be particularly attractive to our small and medium sized business customers because it:

  .  lowers their all-in cost of network ownership;

  . reduces their risks and burdens associated with owning, operating and maintaining data and voice networks;

  . replaces costly and unpredictable capital outlays with stable and predictible monthly expenses; and

  . reduces their need to employ costly and difficult-to-recruit information technology personnel.

  Data Products. We are a provider of products from a large variety of suppliers needed to create data networks including routers, hubs, bridges, multiplexers, switches, servers, personal computers, and other equipment. We also market integrated IP-based private branch exchanges, or PBXs, and a broad range of other IP-based devices.

  Voice Products. We are a provider of voice network products such as private branch exchanges, key systems (smaller versions of PBXs), handsets, voice messaging systems and call management software.

  Equipment Leasing. In addition to the sale of these products and services, we provide leasing options to our customers for their data and voice products. We use our existing credit arrangements, or obtain new credit facilities, to provide these options to our customers. We believe that these services enhance our ability to attract customers and act as their single-source provider. We also believe that these services allow us to maintain contact with customers and provide us with the opportunity to sell additional products and services to them.

  We have limited experience providing certain of these services described above. See "Risk Factors--We Have a Limited Operating History," "Risk Factors-- Enterprise Network Services is a New Business Area" and "Risk Factors--Voice Over Internet Protocol is a New Technology."

Sales and Marketing

  Since January 1, 1998, we have provided our products or services to more than 33,000 businesses, either directly or through businesses we have acquired. We are selling all of our data systems and services in twelve of our markets and our voice systems and services in all of our markets except Boise. We are developing additional data, Internet and ENS expertise in the markets in which we do not currently offer those products and services. We anticipate being able to provide all of our products and services in an additional six of our markets by the end of 1999, and in all of our existing markets by the second half of 2002.

  Our Sales Team. We sell our systems, services and solutions through our staff of approximately 200 sales representatives and approximately 450 technicians in 49 offices in our 35 markets. Our sales force is supervised by area and regional general managers, each of whom has responsibility for all sales functions in one of our geographic regions. A significant portion of the compensation of the sales force is tied to annual goal and quota programs with incentive bonuses paid based on gross margin (rather than revenue) targets set by us.

  Selling Our Enterprise Network Services. We market our Enterprise Network Services to the upper level management of our current and potential customers as a business solution rather than a technology solution. Our sales teams seek to demonstrate to the business decision makers the quantifiable benefits of not owning their inside communications networks and allowing us to own and manage the communications networks inside their premises. The analyses we use to accomplish this task include:

  . Vendor Cost-Efficiency Analysis. A field audit of a customer's past communications bills for a variety of services from outside vendors identifies the total cost for these services, vendor billing errors, services billed but not provided, or services paid for but not utilized.

  . Network Analysis. A physical audit of a customer's communications network assets quantifies the capital a customer has invested in its communications network and the costs associated with future upgrades to the customer's network to meet its growing needs, and identifies design flaws in the customer's network.

  . Resource and Skill Set Analysis. An audit of internal resources required to maintain the customer's communications network quantifies the labor costs and identifies the skill sets required to achieve the customer's stated business goals.

  . Security Analysis. An audit of a customer's network determines the vulnerability of a customer's proprietary information to hackers and competitors.

  . The Convergent Communications Solution. A custom-tailored proposal that presents our advanced communications solution to the customer's data and voice requirements.

As part of our solution, we conclude by providing a comparative "total cost of ownership analysis." This analysis is an economic comparison of our solution to the customer's current communications network and management approach. The comparison includes the potential cash infusion the customer will receive from the sale of its network assets to us and the potential reduction in expenses associated with reducing personnel and outside vendor costs.

  Marketing. We use a variety of marketing programs and media to raise awareness of our systems, services and solutions and to generate sales leads and opportunities. In addition, sales leads often come from our existing satisfied customers. Our programs include:

  .  advertising in newspapers, magazines and trade journals;

  .  advertising on radio;

  .  sending direct mail solicitations;

  .  conducting business seminars;

  .  participating in trade shows;

  . cross selling products and services to the more than 81,000 customers who have previously purchased voice products or services from us or companies we have acquired; and

  . creating alliances and lead referral agreements with key vendors and suppliers.

  One of our marketing alliances is with Strategic Healthcare Solutions, LLC ("SHS"). SHS is a network systems consulting firm that provides their consulting services to the healthcare industry. Under our agreement, SHS markets and sells our Enterprise Network Services to customers in the healthcare industry.

Customers and Markets

  Our Customers. We have provided our products and services to more than 33,000 customers since January 1, 1998, either directly or through businesses we have acquired. Although our focus is on small and medium sized businesses, we have provided products and services to local or regional offices of the following nationally recognized entities:


   American Stores, including:  Federal Bureau of Land Management
    Acme Markets                Franklin Covey
    Jewel Osco                  Kiewit Construction
    Lucky Stores                Motorola Employees Credit Union--West
    Osco Drug                   State of Georgia Board of Regents (Peachnet)
    Save-on Drug Stores

  Our Markets. We currently provide our products and services in 35 metropolitan areas and we intend to expand into an additional 15 markets over the next two years. Our existing markets are:



                   [LOGO OF EXISTING MARKETS APPEARS HERE]


Customer Care and Operations Support

  Our Customer Care Staff. Our sales and customer support functions are highly integrated. Our 240 customer care specialists are trained in all aspects of the systems, services and solutions offered in their markets. Our integrated approach allows us to pursue our goal of providing best-in-care service starting with the initial customer contact and continuing throughout the life of the account.

  Commitment to Superior Service. In order to provide superior service we:

  . Act Immediately. Our employees are specialists who will begin troubleshooting immediately to resolve any problem and can often reach a conclusion during the initial contact. Our national customer care center provides additional around-the-clock support, 365 days a year and the seven regional customer care centers are staffed nine hours a day, five days a week to handle the anticipated workload.

  . Provide a Single Point of Contact. Our customers can call a single toll-free number for assistance in solving most problems. Because our customer care teams are trained in the entire suite of communication systems and services we offer, they are able to assist customers in solving problems that may involve more than one product or service.

  Our Operational Support System. Our operational support system is designed to integrate all of our internal support services. This integration will permit customer care, sales engineering, service management, service delivery, accounting and inventory sales management personnel to access a single customer record. Accordingly, a customer will be able to get support for any of our products and services with one phone call. By providing comprehensive, real-time customer information, this system is designed to enable our customer support representatives to respond faster to inquiries, provide greater quality customer care, and identify more opportunities to sell additional products and services.

  We are in the process of adding additional functionality to our operational support system, including improved order entry systems, dispatch and other logistics functions, improved trouble ticket systems and contract management features. These enhancements are designed to increase our efficiency in supporting our existing voice product and service customers and to increase our sales of data products and services to them. See "Risk Factors--We Are Still Developing Our Operational Support System."

  National Network Operations Center. Our national network operations center provides customer support and proactive and fully redundant network monitoring systems. These systems provide us the ability to monitor all types of network and customer elements installed in the field. We currently monitor approximately 3,500 devices, including routers, hubs, servers, switches, desktop computers, printers and other peripheral devices and track over 12,500 elements of those devices on a continuous basis. For these devices, our system provides:


  . logical depictions of our customers' networks for quick isolation of trouble;

  . graphical presentations of equipment locations by bay, shelf and card for quick identification;

  .  remote connection and testing capability; and

  . network administration to manage bandwidth and configure and manage equipment.

Network Architecture

  Our Cisco Powered Multi-Service Data and Voice Switching Platform. Our multi-service data and voice switching platform, which we call our Enterprise Point of Presence, or ePOP, is designed to carry data and voice traffic on a single digital connection. Unlike traditional switches, which are designed to transport only specific types of data or voice services, our switching platform acts as both a data and voice service aggregation point for our customers and a dissemination point to facilities-based providers of data transport, Internet services and voice services. This architecture is more efficient and requires substantially less capital to deploy than the combination of traditional switches necessary to carry the same types of traffic.

  We have already installed and are carrying customer data and voice traffic over three ePOPs. We designed, assembled and installed these three ePOPs by combining a number of independent components manufactured by other companies. These ePOPs supported our initial launch of our integrated data and voice services in these markets. This initial launch enabled us to more rapidly build our ENS sales effort, coordinate our customer care activities, and roll out our integrated operational support system.

  During the next 36 months, we intend to deploy 50 ePOPs using Cisco Systems, Inc.'s multi-service data and voice switches. We believe that these switches will offer the same functionality as traditional switches at a lower capital and operating cost and allow us to integrate the capabilities of IP and ATM onto our ePOP. Cisco will support our ePOP deployment schedule by providing us with additional personnel and professional services. Our agreement with Cisco makes us a Cisco Powered Network Partner, which is a designation that recognizes a select group of service providers who are committed to providing high-performance reliable networking services. In addition, we have obtained a $103.5 million credit facility with Cisco Systems Capital Corporation to obtain financing for the purchase and installation of the additional ePOPs and the purchase of other Cisco equipment. See "Risk Factors--Our Switching Platform Has a Very Limited Performance History," and "Description of Indebtedness-- Cisco Systems Capital Corporation Facility."

  Planned IP/ATM Network. Our network will connect our ePOPs and carry our customers' traffic using Internet Protocol, asynchronous transfer mode technology and other traditional transmission methods. We will lease fiber capacity from other carriers and install our equipment at the connection points. Our IP/ATM network will be connected to three regional Internet aggregation gateways located in Herndon, VA, Chicago, IL, and Santa Clara, CA. These gateways will provide redundant connectivity to the Internet, improve throughput speed and allow private and public connections over the same customer connection. We expect to have 16 ePOPs connected via our IP/ATM network during 1999.

  We carry voice calls on the local area networks, wide area networks, virtual private networks and the networks inside the premises of our Enterprise Network Services customers through the use of Internet Protocol. We plan to use Internet Protocol to carry all of our customers' voice calls on our network in the future. Traditionally, voice calls have been transmitted by keeping a circuit or line between the people on the call constantly open. This method of transmitting voice calls is inefficient because during conversations there are pauses and periods of silence when the capacity of the circuit is not being used. Voice over Internet Protocol transmission is designed to eliminate this inefficiency. This technology breaks the voice conversation into "packets" of information and sends those packets over transmission lines individually. The packets are then re-assembled at or near their destination, so the parties are able to have a conversation. When the parties on the call pause or are silent, there are no packets transmitted and the transmission lines can be used for other purposes. This technology promises to substantially reduce the cost of carrying voice conversations. However, there are risks associated with adopting this new and developing technology. See "Risk Factors--Voice Over Internet Protocol is a New Technology."

Acquisitions

  Since our inception, we have completed 14 acquisitions that have aided in establishing our operations in 28 of our 35 markets and have added to our skills and areas of expertise. We are expanding the product and service offerings available to the acquired sales and field personnel, thereby creating new sales opportunities. We expect to continue to make selective acquisitions to expand our expertise and broaden our geographic coverage.

  The key factors we have and will continue to use in evaluating potential acquisitions are:

  .  cross-selling and up-selling opportunities;

  .  size and quality of the acquired customer base;

  .  acceleration of our new market entry or expansion of existing markets;

  .  additions to our sales force and technical personnel;

  .  costs of acquisition; and

  .  historical and projected financial performance.

  The Tie Acquisition. On August 1, 1998, we completed our largest acquisition to date when we acquired substantially all the assets of Tie Communications for $51.4 million, including $40.0 million in cash consideration plus other costs and assumed liabilities. Tie was a debtor-in-possession under the U.S. Bankruptcy Code at the time. We acquired these assets to accelerate our growth, expand our service offerings and add to our skill base. The Tie acquisition provided us with 24 new markets and 452 employees with experience in voice products and services. The strong consultative sales organization we acquired from Tie, which remains largely intact, used a marketing approach similar to our own. Their expertise in selling and servicing complex voice products complements our historical strength in data networking products and services. The acquisition is also attractive because of the opportunity to market our data systems, services and solutions to Tie's voice customers.

Market Environment

  Although several larger data and voice companies have entered or will enter our market, we believe that we will be successful because:

  . we have expertise in providing integrated data and voice systems, services and solutions specifically tailored to the needs of small and medium sized business;

  . we provide broad product and service offerings with a suitable solution and price point for nearly every business in our target market;

  . we have already established a sizeable customer base and a well trained technical staff;

  . we are focused on providing extremely high quality customer service and technical support;

  .  we are willing to lease our network solutions to our customers; and

  . we intend to continue to offer new systems, services and solutions to enable small and medium sized businesses to take advantage of leading technology.

  We expect that we will face growing competition from a number of systems integrators, outsourcers, data technology companies and telecommunications providers, among others. Although we do not believe that a significant number of other companies are providing Enterprise Network Services solutions or a comparable range of data and voice systems, services and solutions to small and medium sized businesses, we do face intense competition in each of our individual product and service offerings. See "Risk Factors--We Face Competition From Many Sources."

Regulatory Environment

  Overview. Some of our offerings are subject to federal and state regulation. At the federal level, we are subject to the Communications Act of 1934 and the regulations of the Federal Communications Commission (FCC) to the extent that we provide interstate and international telecommunications services. At the state level, we are subject to state laws and the jurisdiction of the state public utility commissions. The degree of regulation varies from state to state.

  The regulation of telecommunications services at all levels is in flux in the aftermath of the Telecommunications Act of 1996, which comprehensively amended the Communications Act of 1934 to promote competition in all areas of telecommunications. The Telecommunications Act of 1996 amendments eliminated many legal barriers to competition in various telecommunications marketplaces and set many of the basic terms governing the relationships between competing telecommunications carriers, particularly in the provision of local telephone service. The implementation of the Telecommunications Act of 1996 is ongoing. It is the subject of numerous administrative proceedings both before the FCC and the various state public utility commissions, and litigation in both the federal and state courts. These proceedings could, to varying degrees, significantly alter the regulatory landscape. We cannot predict the outcome of any of these proceedings or whether they will adversely affect our business.

  Federal Regulation. Our interstate and international "telecommunications services", like those of all carriers, are subject to the regulations of the FCC. By contrast, our "information services" offerings, network design and maintenance services, network management services, and web page development and hosting services are not regulated. Also unregulated is the equipment that we provide to our customers to use with our telecommunications services, although, as discussed below, the FCC does require that equipment connected to the public network meet certain technical standards.

  There is some ambiguity regarding the regulatory status of certain of our services. While we regard those services as unregulated, to date there has been no ruling on their status by the FCC. It is possible that the FCC will ultimately rule that they are telecommunications services and therefore are subject to regulation. For example, under the current regulatory structure, we believe our national IP/ATM network is an information service, and therefore exempt from regulation. However, the regulatory classification of voice communications using IP or ATM technology is in a state of flux, and there is a possibility that voice communications using IP or ATM technology will be subject to regulation in the near future. A determination that voice communications using IP or ATM technologies are not information services could make them significantly less competitive.

  The FCC has established different levels of regulation for dominant and nondominant carriers. The regional Bell operating companies, GTE, and other incumbent local exchange telephone companies are classified as dominant. All other carriers, including us, are classified as nondominant. As a nondominant carrier, we are subject to much less regulation than are the dominant carriers. Among other things, the FCC does not regulate the rates that we charge for our interstate and international services or require us to obtain authorization in advance for the installation, acquisition or operation of our domestic network facilities.

  The FCC has also decided that nondominant carriers should not file tariffs setting forth their rates for interstate services. That ruling, however, has been stayed pending the resolution of a court challenge. Until the stay is lifted, we are required to file tariffs for our interstate services, including resold long-distance, frame relay, and operator services. If and when the decision not to require the filing of tariffs becomes effective, we could benefit from the decrease in compliance costs and the elimination of delays in getting new products and services to market.

  Regardless of our nondominant status, we must comply with the provisions of the Communications Act of 1934 pertaining to common carriers. We are subject to the general requirement that the rates, terms, and conditions of our services be "just and reasonable" and we may not make any "unjust or unreasonable" discrimination in our rates, terms, and conditions. The FCC has the authority to enforce our compliance with these requirements.

  We offer some services that are subject to specific regulatory requirements, including operator services and public phone service. With respect to our operator services, we are required to disclose to callers that they may obtain a rate quote before placing a call and must file informational tariffs with the FCC containing detailed information about our rates. With respect to our public phone services, the FCC requires us to post certain consumer information at each public phone location.

  The FCC also requires that equipment that is connected to the public switched telephone network will not harm the network. The products we install must meet the FCC's technical standards. While we are ultimately responsible for ensuring that our equipment complies with federal network standards, as a practical matter, the burden of compliance lies with our suppliers.

  While the FCC recently ruled that calls to the Internet are interstate calls and thus subject to the FCC's jurisdiction, the FCC currently does not regulate the Internet and has said that it will refrain from doing so in the future. We cannot assure you, however, as to the degree of the FCC's regulation of the Internet in the future, or its effect on our website hosting and other Internet-related products or services. Potential negative effects could include the increased costs to comply with any regulations which are imposed and delays in getting new products and services to market.

  In addition to regulating interstate and international telecommunications services, the FCC also has a significant new role under the Telecommunications Act of 1996 in overseeing the opening of the intrastate telecommunications marketplace to competition. The FCC has issued an extensive framework of rules governing the terms under which incumbent local exchange companies are required to open their networks to competing providers. Among other things, the incumbent local exchange companies must allow competitors to interconnect with their networks and must make their retail services available to competitors at wholesale rates for resale. We have taken advantage of these rules to enter the local telecommunications marketplace by reselling incumbent local exchange companies' services. Numerous parties have challenged various portions of the resale regulations both before the FCC and in the courts, including the discounts at which the local exchange companies must make their services available to us for resale. If the discounts available to us are decreased as a result of those challenges, it would affect our costs of providing local telephone service.

  State Regulation. Some of our resold local and long-distance services are classified as intrastate and therefore are subject to state regulation. In most states in which we do business, we are required to obtain a certificate of public convenience and necessity and operating authority for the sale of long distance and local phone services. In addition, we are often required to file tariffs setting forth the terms, conditions, and prices for services which are classified as intrastate, particularly local exchange services.

  The state public utility commissions also must approve the agreements that we enter into allowing us to purchase the retail services of the incumbent local exchange carriers at a discount for resale.

  Our Regulatory Status. We are authorized by the FCC to provide resold international services. We also have tariffs on file with the FCC for interstate long distance services, frame relay services and operator services. At the state level, we are authorized to provide intrastate long distance services in 36 states and are certified to provide local telephone services in seven states. We anticipate being certified to provide local telephone services in an additional 36 states by the end of 1999.

Employees

  As of March 31, 1999, we had 1,080 full-time employees, none of whom are currently represented by unions.

                                                        Number of
        Job Description                                 Employees
        ----------------------------------------------- ---------
        Sales Representatives and Sales Management.....    197
        Technical Staff................................    444
        Customer Care..................................    239
        Information Technology.........................     44
        Support Services...............................    156
                                                          -----
                                                          1,080
                                                          =====

  Employee Retention. We believe that our ability to implement our business plan and continue to grow will depend in large part on our ability to continue to attract and retain qualified employees. In addition to fixed base compensation, employees at all levels participate in our incentive compensation plan. All employees are eligible to receive cash bonuses, while management may receive bonuses including both cash and shares of our common stock. In addition, we offer a comprehensive benefits package including a 401(k) plan with a discretionary company match of shares of our common stock, insurance, cafeteria plan, tuition reimbursement, and, for upper management, a deferred compensation plan.

Office Facilities

  We lease sales and support facilities in each of our markets. Our principal corporate and support facilities are also leased, and are as follows:

Location               Size (sq. ft) Lease Expiration  Use of Facility
--------               ------------- ----------------- -------------------------------------------
Englewood, Colorado       28,488     April 30, 2003    Headquarters and support services
Englewood, Colorado       16,700     November 30, 2000 National Operations Center and
                                                       Denver operations
Englewood, Colorado       33,832     February 28, 2002 Information systems, information technology and other support services
Overland Park, Kansas     32,044     November 30, 1999 Short-term offices for support services

Legal Proceedings

  We are involved in legal proceedings, none of which we believe, if decided adversely to us, would have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

  Our executive officers and directors are set forth below. Our directors have staggered terms, with three classes of directors serving terms as set forth below or until the director's death, resignation or removal.

                Name               Age                 Position
                ----               ---                 --------
   John R. Evans(1)...............  44 Chief Executive Officer, Chairman and
                                        Director

   Keith V. Burge(1)..............  45 President, Chief Operating Officer and
                                        Director

   Philip G. Allen(2).............  52 Executive Vice President, Secretary and
                                        Director

   Spencer I. Browne(3)...........  49 Director
   Roland E. Casati(2)............  68 Director

   Michael J. Marocco(2)..........  40 Director
   Richard G. Tomlinson,            63 Director
    Ph.D.(3)......................

   Martin E. Freidel..............  35 Executive Vice President, General
                                        Counsel and Assistant Secretary

   John J. Phibbs.................  37 Executive Vice President, Chief
                                        Financial Officer and Treasurer

(1) Class I Director (term expires 2001)
(2) Class II Director (term expires 2000)
(3) Class III Director (term expires 2002)
  John R. Evans has served as the Chief Executive Officer and Chairman of the Board of Directors since our founding. Prior to this, he served as the Chief Financial Officer and Executive Vice President of ICG Communications, Inc. ("ICG") from 1991 until December 1995. Before joining ICG, Mr. Evans held various senior accounting and treasury management positions for five years with Northern Telecom Canada Ltd., including strategic financial planning, analysis and budgeting, and held various audit and management information systems positions during six years with Coopers & Lybrand.

  Keith V. Burge has served as the President, Chief Operating Officer and a member of the Board of Directors since 1996. Prior to this, he was the founder, President, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc., a leading national network services integrator specializing in the design, implementation and support of high-speed data communication infrastructures, from 1986 to 1995. Fiber Optic Technologies became a subsidiary of ICG in 1992 and Mr. Burge continued to serve as its President until 1995. Before founding Fiber Optic Technologies, Mr. Burge was employed by Digital Equipment Corporation for nine years, where, from 1983 to 1986, he was a senior sales executive.

  Philip G. Allen has served as Executive Vice President, Secretary and a member of the Board of Directors since our founding. Prior to this, he was the Vice President of Investor Relations and Corporate Communications for ICG from 1992 to 1995. Before joining ICG, Mr. Allen was President of Allen & Company Business Communications, a communications company specializing in business development and the design and production of marketing materials in the communications field. Mr. Allen was also an advisor to senior management at what is now Ameritech Corporation and U S WEST from 1976 to 1986, where he worked in various media relations, public policy and executive support areas.

  Spencer I. Browne is a member of the Board of Directors, and was elected to that position in 1998. He is a principal and founder of Strategic Asset Management, LLC, a consulting company that assists small and medium sized companies in obtaining financing. Mr. Browne was a director, president and chief operating officer of M.D.C. Holdings, Inc. from 1989 to 1996. He was also a co-founder, director and chief executive officer of Asset Investors Corporation and Commercial Assets. He is also a director of Altiva Financial Corporation and Annaly Mortgage Management, Inc.

  Roland E. Casati has been a Director since 1997. He has developed in excess of three million square feet of office buildings in and around Chicago, Illinois, during the past 35 years. For the last 15 years, Mr. Casati has been a venture capitalist. Mr. Casati is also a director for Adams Golf.

  Michael J. Marocco was elected to our Board of Directors in 1998. He is a managing director of Sandler Capital Management. Mr. Marocco joined Sandler in 1989 and is currently responsible for analyzing, structuring and managing Sandler's private equity investments. Before joining Sandler, Mr. Marocco held various positions at Morgan Stanley & Co. Incorporated, including a fixed income research analyst specializing in companies in the communications industry and vice president in the Communications Industries group. Mr. Marocco is also a director of Source Media, Inc.

  Richard G. Tomlinson, Ph.D. has served as a Director since 1997, and is also the President of Connecticut Research, Inc., a management consulting company founded in 1986 which serves the telecommunications, electric utility and computer industries. He has published numerous marketing studies, venture analyses and technical papers, is a contributing author for several books and holds five patents. Before founding Connecticut Research, Inc., he was the Vice President for Strategic Planning of United Technologies Communications Co. Inc., a subsidiary of United Technologies Building Systems Co. His career at United Technologies Corporation spanned 20 years, including 16 years at the UTC Research Laboratory where he was a Senior Principal Scientist.

  Martin E. Freidel has been Executive Vice President, General Counsel and Assistant Secretary since 1997. He previously served as Special Counsel to the law firm of Miller & Welch, LLC in Denver, Colorado, where he also acted as our Associate General Counsel. From December 1992 until December 1996, Mr. Freidel was Vice President and General Counsel at ICG and its predecessors. Before joining ICG, Mr. Freidel served as Vice President--Regulatory for LDDS Communications, Inc. (now MCI WorldCom) ("LDDS") and Vice President and General Counsel for MidAmerican Technologies, Inc., MidAmerican Communications, Inc. and Republic Telecom Services, Inc., which were purchased by LDDS in 1991.

  John J. Phibbs has been Executive Vice President, Chief Financial Officer and Treasurer since 1997. He previously served as our Vice President of Finance and Administration. Before joining us, Mr. Phibbs held various financial positions from 1991 through February 1997 with ICG, including Vice President--Accounting and Vice President--Financial Planning and Analysis. From 1985 to 1991, Mr. Phibbs was employed in various financial positions at Lockheed Martin Corporation and McDonnell Douglas Corporation.

                               ----------------
  In addition to the Executive Officers listed above, the following individuals are senior management of our operating subsidiaries, Convergent Communications Services, Inc. ("CCSI") and Convergent Capital Corporation ("CCC").

                Name                                      Position
                ----                                      --------
   W. Wood Alberts................  Vice President, Enterprise Network Services for CCSI


   Michael R. Dozier..............  Executive Vice President of Market Operations for
                                     CCSI


   Michael P. Dykstra.............  Senior Vice President of Information Technology and
                                     Chief Information Officer of CCSI


   John C. Herbers................  Senior Vice President of Internet Services for CCSI



                Name                                     Position
                ----                                     --------
   Brian J. McManus............... Executive Vice President of Internal Operations and
                                    Chief Technical Officer of CCSI


   Murray R. Smith................ Executive Vice President of Sales and Marketing of
                                    CCSI


   Christopher R. Sullivan........ President and Chief Operating Officer for CCC


   Gregory R. Tennant............. Vice President of Network Services for CCSI


  W. Wood Alberts is Vice President of Enterprise Network Services for CCSI and has served as such since April 1997. Before joining CCSI, he held a variety of management positions including three years as Division Manager, with ServiceMaster.

  Michael R. Dozier has been Executive Vice President of Market Operations of CCSI since 1998. He previously served in various capacities at Tie Communications including Chief Operating Officer and President from June 1997 to August 1998, Executive Vice President from December 1996 to May 1997, and Vice President of Value Added Services for Tie from May 1995 to November 1996.

  Michael P. Dykstra has been Senior Vice President of Information Technology and Chief Information Officer of CCSI since 1998. He previously served as Vice President at CSX Technology in Jacksonville, Florida from 1995 to 1998 where he was responsible for the administration of strategic planning, commercial planning, and commercial and enterprise services. Previously, he was a Director in the Management Consulting Division at Price Waterhouse L.L.P. from 1987 to 1995.

  John C. Herbers has been Senior Vice President of Internet Services for CCSI since 1998. Prior to joining CCSI, he served as President of Network Computer Solutions ("NCS"), a provider of network integration services from May 1996 to February 1998. Prior to NCS, Mr. Herbers served for three years as President of U.S. Operations and Senior Vice President of Halozone Technologies Worldwide, an environmental services company.

  Brian J. McManus has been Executive Vice President of Internal Operations and Chief Technical Officer of CCSI since 1997. He previously served as Director of Information Systems at ICG from 1992 to 1996.

  Murray R. Smith was hired as Executive Vice President of Sales and Marketing of CCSI in 1999. He previously served from 1992 to 1996 as Director of Field Marketing--Business Services for MCI, where he was responsible for the development, rollout, follow up and support of all corporate product introductions, competitive marketing programs, promotion programs, customer base programs and marketplace intelligence. From 1996 until joining us, Mr. Smith was Vice President of Corporate Services for KN Energy of Denver, Colorado.

  Christopher R. Sullivan is the President and Chief Operating Officer for CCC. He has served in that capacity since 1998. Before joining CCC, he was corporate counsel at GATX/Sun Financial from 1997 to 1998. Prior to 1997, he was Vice President of the law firm of Malloy & Sullivan, Lawyers P.C.

  Gregory R. Tennant is the Vice President of Network Services for CCSI. Mr. Tennant has been with CCSI since 1998. Prior to that, he served as Director of Data Services for Intermedia Communications with responsibilities for frame relay, ATM, Internet access and web hosting, management services and collocation services from 1995 to 1998. Before that, he was a Senior Strategic Marketing Manager for AT&T Paradyne Corporation.

Director Compensation

  Our Directors are reimbursed for certain reasonable expenses incurred in attending Board or committee meetings. In addition, non-employee Directors are compensated $1,000 per day for on-site meetings and $250 for teleconference meetings. Non-employee Directors also receive options to purchase 2,500 shares of our common stock per quarter for each quarter that they serve as a Director.

Audit Committee

  We have an Audit Committee that:

  . monitors our financial reporting and our internal and external audits;

  . reviews and approves material accounting policy changes;

  . monitors internal accounting controls;

  . recommends the engagement of independent auditors;

  . reviews transactions between our company and our officers or Directors;
    and

  . performs other duties when requested by the Board of Directors.

  Messrs. Browne, Evans and Dr. Tomlinson are members of the Audit Committee.

Compensation Committee

  We also have a Compensation Committee that reviews and approves the compensation and benefits paid to our executive officers, and administers our employee stock option plans. Messrs. Marocco, Browne and Evans are members of the Compensation Committee.

                             EXECUTIVE COMPENSATION

  The following table sets forth in summary form the compensation earned by our Chief Executive Officer and our four other highest paid executive officers.

                                                                     Long-Term
                                     Annual Compensation            Compensation
                              -------------------------------------  Securities
Name and Principal                                   Other Annual    Underlying     All Other
Position                 Year Salary(1)    Bonus(2) Compensation(3)  Options(4)  Compensation(5)
------------------       ---- ---------    -------- --------------- ------------ ---------------
John R. Evans........... 1996 $  6,250         --           --        100,000             --
 Chairman and Chief      1997 $150,000     $75,000      $12,781           --          $81,579
 Executive Officer       1998 $200,000     $87,500      $14,799        50,000         $97,100

Keith V. Burge.......... 1996 $  5,417         --           --        100,000             --
 President and Chief     1997 $130,000     $65,000      $ 8,625           --          $71,944
 Operating Officer       1998 $180,000     $78,750      $ 9,775        50,000         $88,350

Philip G. Allen......... 1996 $  4,167         --           --        100,000             --
 Executive Vice          1997 $100,000     $50,000      $12,172           --          $55,735
 President and Secretary 1998 $150,000     $32,813      $ 9,000        50,000         $42,413

Martin E. Freidel....... 1997 $ 36,939(6)  $19,569      $ 2,199       150,000         $21,445
 Executive Vice          1998 $139,583(6)  $54,688      $ 6,000           --          $64,132
 President, General
 Counsel and Asst
 Secretary

John J. Phibbs.......... 1997 $ 95,833(7)  $32,383      $ 5,000       150,000         $29,134
 Executive Vice          1998 $137,500(7)  $33,268      $ 6,250           --          $41,338
 President, Chief
 Financial Officer and
 Treasurer

--------
(1) During 1996, we were in our initial formation stage and the executive officers did not receive salaries for their services until December 16, 1996.
(2) Includes the 50% of the individual's bonus under his employment agreement which was paid in cash, plus, in the case of Mr. Phibbs, a signing bonus of $8,425. Each of the individuals received the remaining 50% of his bonus in shares of our common stock, valued at fair market value, which amount is reflected under "All Other Compensation".
(3) Includes automobile allowance and other fringe benefit payments.
(4) Amounts listed are shares of our common stock underlying options granted, which vest over five years. Twenty percent of the options to purchase shares vest on each anniversary of the date of grant.
(5) Includes contributions to our 401(k) Plan and 50% of the bonus payments made under the individual's employment agreement which were deferred and paid in shares of our common stock which is held under our deferred compensation plan. These shares are held in a "rabbi trust" for a period we and the employee specify, which cannot be less than one year. The number of shares held for the benefit of the officers are as follows: Mr. Evans, 23,260; Mr. Burge, 20,826; Mr. Allen, 13,543; Mr. Phibbs, 9,169; and Mr.
    Freidel, 9,794.
(6) Mr. Freidel's employment commenced on September 15, 1997. His base salary was $125,000 per year and increased to $175,000 on September 15, 1998.
(7) Mr. Phibbs' employment commenced on March 3, 1997. His base salary was $130,000 per year and increased to $175,000 on November 1, 1998.

                              OPTION GRANTS TABLE

                                          Percent                       Potential Realizable Value
                              Number of  of Total                         at Assumed Annual Rates
                              Securities  Options                       of Stock Price Appreciation
                              Underlying  Granted  Exercise                 for Option Term(2)
                               Options      to       Price   Expiration ---------------------------
  Name                   Year Granted(1) Employees Per Share    Date         5%           10%
  ----                   ---- ---------- --------- --------- ---------- ---------------------------
John R. Evans........... 1996  100,000     11.0%    $ 2.20   12/15/2001 $     35,000 $      102,000
                         1997      --       --         --           --           --             --
                         1998   50,000      3.0%    $11.00    4/13/2008 $    264,000 $      747,000

Keith V. Burge.......... 1996  100,000     11.0%    $ 2.20   12/15/2001 $     35,000 $      102,000
                         1997      --       --         --           --           --             --
                         1998   50,000      3.0%    $11.00    4/13/2008 $    264,000 $      747,000

Philip G. Allen......... 1996  100,000     11.0%    $ 2.20   12/15/2001 $     35,000 $      102,000
                         1997      --       --         --           --           --             --
                         1998   50,000      3.0%    $11.00    4/13/2008 $    264,000 $      747,000

Martin E. Freidel....... 1997  150,000      7.9%    $ 5.00    9/15/2007 $    472,000 $    1,195,000

John J. Phibbs.......... 1997  150,000      7.9%    $ 2.00     3/3/2007 $    189,000 $      478,000

--------
(1) 20% of the options to purchase shares of our common stock vest on each anniversary of the date of grant.
(2) Potential realizable value is based on an assumption that the price per share of our common stock appreciates annually at the rate shown (compounded annually) from the date of grant until the end of the option term. Potential realizable value is shown net of the exercise price. These rates of appreciation are provided in accordance with the Securities and Exchange Commission regulations and do not represent our estimate or projection of the future common stock price.

                    AGGREGATED OPTION FISCAL YEAR-END VALUES

                             Number of Securities Including     Value of Unexercised In-The-Money
                         Unexercised Options At Fiscal Year-End    Options At Fiscal Year-End
  Name                         Exercisable/Unexercisable          Exercisable/Unexercisable(1)
  ----                   -------------------------------------- ---------------------------------
John R. Evans...........             40,000/110,000                     $312,000/$468,000
Keith V. Burge..........             40,000/110,000                     $312,000/$468,000
Philip G. Allen.........             40,000/110,000                     $312,000/$468,000
Martin E. Freidel.......             30,000/120,000                     $240,000/$960,000
John J. Phibbs..........             30,000/120,000                     $150,000/$600,000

--------
(1) Based on an assumed fair market value of our common stock as of December 31, 1998.

Employment Agreements

  We have employment agreements with each of our executive officers.

  Each of Messrs. Evans', Burge's and Allen's employment agreement was originally executed effective December 15, 1996 and provides for an initial term of five years. Mr. Evans currently receives a base salary of $300,000, Mr. Burge currently receives a base salary of $275,000, and Mr. Allen currently receives a base salary of $165,000. They also receive a car allowance, benefit package and an incentive bonus of up to 100% of their respective base salaries for Messrs. Evans and Burge, and up to 75% of his base salary for Mr. Allen. The incentive bonus is determined by our Compensation Committee. If we terminate the employment agreement without cause, or if the employee terminates as a result of a change in control, the employee is entitled to continue to receive his salary and benefits for a period of 24 months, as well as accrued bonus and the immediate vesting of all options granted to the employee. In addition, each of Messrs. Evans, Burge and Allen is subject to covenants not to compete with our business or interfere with our business and employee relationships.

  Mr. Phibbs' employment agreement is effective as of March 3, 1997 and provides for a term of four years. Mr. Freidel's employment agreement is effective as of September 15, 1997 and provides for an initial term of five years. Each of Mr. Phibbs and Mr. Freidel receive an annual base salary of $175,000. In addition, each receives a car allowance, benefit package and an incentive bonus of up to 75% of their base salary. The incentive bonus is determined by our Compensation Committee. If we terminate the employment agreement without cause, the employee is entitled to continue to receive his salary and benefits for a period of 24 months. In the event of termination because of a change in control, the employee is entitled to continue to receive his salary and benefits for a period of 24 months as well as accrued bonus and immediate vesting of all options.

Stock Option Plans

  We have adopted stock option plans for our employees and Directors. The following table provides summary information about our stock option plans as of May 31, 1999:

                      Shares Authorized Options Outstanding Options Exercisable
                      ----------------- ------------------- -------------------
1996 Plan............     1,350,000          1,065,500            429,500
1997 Plan............       600,000            467,000            105,900
1998 Plan............     1,750,000          1,680,300            195,400
1999 Plan............       750,000            346,500             12,500
                          ---------          ---------            -------
  Total..............     4,450,000          3,559,300            743,300
                          =========          =========            =======

  The stock option plans include the following terms:

  . all employee options vest 20% each year over five years from the date of grant;

  . the exercise prices of options granted must be at least equal to the fair market value of our common stock on the date of grant;

  . options have a maximum term of ten years;

  . if an employee owns more than 10% of our outstanding common stock, then the exercise price of the option must be at least 110% of the fair market value of a share of our common stock on the date of grant, and the maximum term of the option is five years; and

  . the aggregate fair market value of the common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

  Our stock option plans are administered by our Compensation Committee. They determine additional conditions of the options granted, including the exercise price and the number of shares to grant. Options cannot be transferred and they can only be exercised by the person who received the grant. Outstanding options have exercise prices from $2.00 to $20.00.

401(k) Plan

  We also provide our employees with a 401(k) plan. Eligible employees may voluntarily elect to have up to 15% of their salaries (subject to the maximum amount allowed under Federal law) deducted from their earnings and contributed to the 401(k) plan. Contributions are invested in several alternatives selected by the employee. At the end of each quarter, we determine whether or not to match our employees' contributions. The maximum amount of our matching contribution would be 6% of an employee's contribution. If we decide to match our employees' contributions, we contribute shares of our common stock into the 401(k) plan. The value of our common stock is determined by an independent valuation at the end of each quarter. Shares of common stock that we contribute into the 401(k) plan are fully vested when they are issued. As of May 31, 1999 we had issued a total of 144,500 shares of stock into the 401(k) Plan.

Incentive Compensation Plan

  We have also adopted an Incentive Compensation Plan for most of our employees. Eligible employees may receive a payment based in part upon their individual performance during the preceding fiscal year as measured against predetermined objectives and in part upon our performance during the same period. For director-level employees and above, 50% of the employee's incentive compensation must be taken in the form of common stock. The stock portion can be deferred pursuant to our Deferred Compensation Plan.

Deferred Compensation Plan

  Our Deferred Compensation Plan allows management employees the option to defer the common stock portion of their compensation to be paid at a future date. This plan requires us to issue shares of common stock into a trust account which will then be distributed to the employee at a specified date in the future, which cannot be less than one year from the deferral date. As of May 31, 1999, 142,096 shares of common stock are being held in the trust account.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table summarizes certain information regarding the beneficial ownership of our common stock as of June 18, 1999, by (i) each of our directors and officers, (ii) each person who we know beneficially owns more than 5% of our common stock (iii) all of our officers and directors as a group and (iv) the selling shareholders as a group. Options, warrants exerciseable within 60 days and the convertible preferred stock are expressed in terms of common share equivalents. Percentage ownership is calculated by dividing (i) the sum of the number of shares owned by the shareholder plus the number of shares the shareholder would receive after exercising options and warrants exercisable within sixty (60) days of the date of this prospectus (shares issued after exercising options and warrants are called "conversion shares"), by (ii) the total number of common shares of stock outstanding as of June 18, 1999 plus the shareholder's conversion shares. References to Other Shares are shares held in our 401(k) plan, our Deferred Compensation Plan trust account, and the maximum number of shares issuable upon conversion of our convertible preferred stock.

                                                                            Total Shares                Total Shares
                                                                            Beneficially                Beneficially
                           Shares of                                       owned prior to    Shares    Owned After the
                          Common Stock                                      the Offering      Sold        Offering
                          Beneficially                        Other       -----------------  in the   -----------------
    Name and Address         Owned     Options Warrants       Shares       Number   Percent  Offering  Number   Percent
    ----------------      ------------ ------- ---------    ----------    --------- ------- --------- --------- -------
John R. Evans
 (1)(2)(3)..............   3,150,000    50,000    24,795        23,260    3,432,014  23.17%       --  3,432,014  14.08%

Keith V. Burge (1)(3)...   3,150,000    50,000    24,795        20,827    3,432,014  23.17%       --  3,432,014  14.08%

Philip G. Allen
 (1)(3).................   3,150,000    50,000    24,795        13,543    3,432,014  23.17%       --  3,432,014  14.08%
Spencer I.  Browne (4)..      67,500     5,000    22,500           --        95,000      *        --     95,000      *
Roland E. Casati........     375,000    25,000   258,400(5)     71,429(5)   729,829   4.83%       --    729,829   2.96%
Michael J.
  Marocco (6)...........     600,000     5,000   808,200(5)  2,309,143(5) 3,722,343  20.84%       --  3,722,343  13.57%
Dr. Richard G.
  Tomlinson.............      20,000    20,000    10,810           --        50,810      *        --     50,810      *
Martin E. Freidel (7)...      21,800    30,000    10,900         9,794       72,494      *        --     72,494      *
John J. Phibbs..........         --     60,000       --          9,169       69,169      *        --     69,169      *

Sandler Group (8).......     600,000       --    840,000(5)  2,400,000(5) 3,840,000  21.36%       --  3,840,000  13.94%
First Continental Group,
 L.C. (9)...............     902,500       --        --            --       902,500   6.12%       --    902,500   3.71%
All Officers and
 Directors
 as a group
 (9 persons)............   4,234,300   295,000 1,185,195     2,457,164    8,171,659  50.38%       --  8,171,659  31.70%
293 selling
 shareholders,
 each of whom will be
 selling less than 1% of
 the outstanding common
 stock (10).............   5,407,500    14,100 2,507,968           --     7,929,568  46.03% 1,661,736 6,267,832  23.37%

--------
*  Less than 1%
(1) Messrs. Evans, Burge and Allen and their spouses have agreed that the shares of common stock that they beneficially own will be voted together pursuant to a voting agreement. The voting agreement states that the majority vote of the parties will dictate how all of the shares beneficially owned by the parties are voted. As a result, each party to the voting agreement is deemed to beneficially own all the shares beneficially owned by the other parties. If such attribution of beneficial ownership were not deemed to occur, the total beneficial ownership of each individual would be 1,083,055 shares owned for Mr. Evans, 1,215,622 shares owned for Mr. Burge, and 1,133,338 shares owned for Mr. Allen. The address for these individuals is 400 Inverness Drive South, Suite 400, Englewood, CO 80112.
(2) Includes 102,500 shares held in trusts for the benefit of Mr. Evans' children because Mr. Evans has voting rights over those shares.

(3) Includes 250,000 shares held by the holder's spouse.
(4) As Mr. Browne is a principal of Strategic Asset Management, LLC, this number includes 32,500 shares and warrants to purchase 30,000 shares owned by that firm.
(5) Consists of the maximum number of shares of common stock issuable upon (i) conversion of shares of convertible preferred stock issued in March 1999 and (ii) exercise of the related warrants. The number of shares issuable upon conversion or exercise will vary depending on the price of the shares to be sold in this offering. The maximum number of shares will be issuable if the per share offering price is $14.00 or less, and the minimum number of shares will be issuable if the per share offering price is $20.00 or more. The range of common shares issuable to Mr. Marocco, Mr. Casati and the Sandler Group upon conversion of the convertible preferred stock and exercise of the related warrants is as follows:

                                                  Convertible        Related
                                                preferred stock     warrants
                                               ----------------- ---------------
    Shareholder                                Minimum  Maximum  Minimum Maximum
    -----------                                ------- --------- ------- -------
Mr. Casati....................................  25,000    71,429  18,750  25,000
Mr. Marocco................................... 808,200 2,309,143 606,150 808,200
Sandler Group................................. 840,000 2,400,000 630,000 840,000

(6) Includes 406,820 shares owned by 21st Century Communications Partners, L.P., 138,420 shares owned by 21st Century Communications T-E Partners, L.P. and 54,760 shares owned by 21st Century Communications Foreign Partners, L.P., as well as shares and warrants to purchase shares held by Sandler Capital Partners IV, L.P.; Sandler Capital Partners IV FTE, L.P. and MJM Associates, L.P. over which Mr. Marocco has voting power. Mr. Marocco disclaims beneficial ownership in these shares, except to the extent of his equity interest in them.
(7) Includes 20,000 shares and warrants to purchase 10,000 shares owned by Freidel Development International, LLC, as Mr. Freidel has voting power over these shares.
(8) The address for Sandler Group is 767 5th Avenue, 45th Floor New York, NY 10153.
(9) The address for First Continental Group, L.C. is 3818 N.W. 92nd Place Polk City, IA 50226.
(10) The number of shares to be sold by the selling shareholders in this offering may be reduced to the extent any selling shareholder fails to deliver its shares or any required documentation prior to the closing of the offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In August 1998, our operating subsidiary, Convergent Communications Services, Inc., entered into a Strategic Alliance Agreement with Strategic Healthcare Solutions, LLC ("SHS"). The agreement is a two year agreement and provides for the payment of a monthly fee and commissions to SHS for new Enterprise Network Services customers in the healthcare industry that are introduced to us by SHS and that become customers. Under the agreement, we issued a warrant to SHS which entitles SHS to receive up to a maximum of 131,250 shares of our common stock at an exercise price of $12.00 per share. The warrant includes performance objectives which are reviewed semi-annually. If SHS does not meet those performance objectives, all or a portion of the shares available for exercise is reduced. As of May 31, 1999, 32,812 shares had been canceled due to SHS's failure to meet the performance objective. The warrant is not exercisable until August 1, 2000 and expires August 1, 2003. Spencer I. Browne is a principal of Strategic Asset Management which has an ownership interest in Strategic Healthcare Solutions.

  In March 1999, we sold to one of our directors and various affiliates of the Sandler Group 800,000 shares of our convertible preferred stock and warrants for net proceeds of $19.3 million. The convertible preferred stock will automatically convert into common stock upon a public offering which provides gross proceeds to us in excess of $50.0 million. As a result, upon the closing of this offering of our common stock, each share of our convertible preferred stock will convert into a minimum of 2.5 and a maximum of 3.57 shares of common stock, depending on the price of common stock in the public offering. Based on an assumed offering price of $12.00 per share, each share of our convertible preferred stock is convertible into 2,857,143 shares of our common stock and the warrants entitle the holders to purchase an aggregate maximum of 1,000,000 shares of our common stock at an exercise price of $15.00 per share, subject to adjustment. The warrants have a term of period of five years. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Warrants." One of our directors, Michael Marocco, is a principal of several of the entities in the Sandler Group and is deemed to be the beneficial owner of 646,560 shares of convertible preferred stock and related warrants. Roland Casati, one of our directors, purchased 20,000 shares of convertible preferred stock and related warrants at the same time.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Stock

  The authorized capital stock of Convergent Communications, Inc. consists of 100 million shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. All of the issued and outstanding capital stock is fully paid and nonassessable. The following summary of our common stock and preferred stock is qualified by reference to our Articles of Incorporation a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Preferred Stock

  We are authorized to issue up to 1,000,000 shares of preferred stock, of which 800,000 have been designated as Series A Convertible Preferred Stock. All of the convertible preferred stock are issued and outstanding. None of the remaining preferred shares are outstanding.

  In March 1999, we sold to various affiliates of the Sandler Group 800,000 shares of convertible preferred stock and warrants. The convertible preferred stock will automatically convert into shares of common stock (the number of which is dependent upon the price per share of common stock in the offering) upon a public offering which provides gross proceeds to us in excess of $50.0 million. As a result, upon the closing of this offering of our common stock, each share of this preferred stock will automatically convert into a minimum of
2.5 shares of common stock (if the initial public offering price is $20.00 or higher) and a maximum of 3.57 shares of common stock, (if the initial public offering price is $14.00 or lower). An intermediate number of shares shall issue if the offering price falls between $14.00 per share and $20.00 per share. Based on an assumed initial public offering price of $12.00 per share, each share of our convertible preferred stock is convertible into 2,857,143 shares of our common stock.

  Our Board of Directors is authorized, subject to any limitations prescribed by Colorado law, to issue shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to establish or alter the voting powers, designations, preferences and other rights, or the qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series without any further vote or action by the shareholders. Our Board of Directors is also authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect your voting power or other rights, as a holder of common stock. Although we have no current plans to issue any such shares, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire us. Such an issuance could also dilute your voting power or other incidents of ownership as a holder of common stock.

Common Stock

  As of May 31, 1999, there were 14,176,431 shares of common stock outstanding held by approximately 500 shareholders. In addition there are options, warrants and other convertible securities outstanding that, if exercised or converted, would cause the issuance of an additional 10,104,948 shares of common stock, subject to further adjustment based on the offering price of shares to be sold in this offering. See "--Warrants." As a holder of common stock, you would be entitled to receive ratable dividends in respect of common stock when and as declared by the Board of Directors and to one vote for each share held of record on each matter submitted to a vote of shareholders. We do not, however, expect to pay dividends for the foreseeable future and are currently prevented from doing so by the indenture governing our 13% Senior Notes. If we liquidate, or dissolve, you would be entitled to share ratably in all assets remaining after payments to creditors and other payments required by law. You would have no preemptive rights and no rights to convert your common stock into any other securities.

Warrants
  Our outstanding warrants to purchase shares of common stock consist of the following as of May 31, 1999:

  . warrants to purchase 2,091,429 shares of common stock issued in connection with a private round of financing from December 1996 through February 1997, expiring November 2001, 1,748,929 of which are at an exercise price of $3.00 and 342,500 of which are at an exercise price of $2.40;

  . warrants to purchase 1,984,830 shares of common stock issued in connection with a private round of financing from October through November 1997, 1,683,750 of which are at an exercise price of $7.50 per share, expiring July 1999 (1,638,500 of which were exercised as of July 14, 1999) and 301,080 of which are at an exercise price of $6.00 per share and expire in November 2002;
  . warrants to purchase 40,285 shares of common stock at an exercise price of $6.00 per share, expiring May 2002, issued in connection with the Sun Financial facility in May 1997;
  . warrants to purchase 166,666 shares of common stock at an exercise price of $6.00 per share, expiring November 2007 which were issued in November 1997, and warrants to purchase 200,000 shares of common stock at an exercise price of $10.00 per share, expiring March 2009, issued in March 1999, all of which were issued in connection with our Comdisco facility;
  . warrants to purchase 25,000 shares of common stock at an exercise price of $15.00 per share, expiring December 1999, issued in connection with an acquisition;
  . warrants to purchase 75,000 shares of common stock at an exercise price of $10.00 per share, expiring in August 2008 issued in August 1998 to Clay Biddinger for consulting services rendered;
  . warrants to purchase 98,437 shares of common stock at an exercise price of $12.00 per share, expiring in August 2003, issued in August 1998 to Strategic Healthcare Solutions for services rendered;
  . warrants to purchase 864,000 shares of common stock at an exercise price of $0.02 per share, expiring April 2008, issued in April 1998 connection with our 13% Senior Notes; and
  . warrants to purchase a maximum of 1,000,000 shares of common stock, which number shall decrease to a minimum of 750,000 shares of common stock if the offering price in the initial public offering exceeds $20.00 per share. The maximum number of shares shall issue if the offering price is less than $14.00 per share, and an intermediate number of shares shall issue if the offering price is between $14.00 per share and $20.00 per share. These warrants were issued in March 1999 in connection with the sale of our convertible preferred stock and expire March 2004.

  In addition, warrants to purchase 375,000 shares of common stock at an exercise price of $15.00 per share, expiring on the earlier of (i) the third anniversary of the closing of this offering and (ii) June 3, 2003, were issued in June 1999 in connection with the Goldman Sachs Credit Partners L.P. senior secured credit facility.

  We have described options to purchase common stock that we have granted to various officers, directors and employees under the heading "Management."

Registration Rights

  Before March 1999, holders of approximately 8.8 million shares of common stock and warrants to purchase approximately 4.4 million shares of common stock had contractual rights to require us to register their shares (either as a result of demand or piggy-back registration rights). In March 1999, we offered to each of these holders (other than the holders of warrants to purchase 864,000 shares of common stock issued in connection with the 13% Senior Notes) the opportunity to include a portion of their respective share holdings in this offering and the potential to include the rest of their shares in any subsequent offering, in exchange for a lock-up of their shares for 180 to 270 days following this offering, and a waiver of all of their registration rights. Of the holders from whom we requested waivers, holders of all but 310,000 shares of common stock and warrants to purchase 155,000 shares of common stock have signed these waivers. With respect to these holders who have not signed waivers, and whose piggy-back registration rights require that we offer to include their shares in this offering, we will include their shares in this offering subject to the terms of their registration rights.

  Also in March 1999, we issued 800,000 shares of our convertible preferred stock which will be automatically converted into 2,857,143 shares of common stock based upon an assumed initial public offering price of $12.00 per share, and warrants to purchase a maximum of 1,000,000 shares of common stock (subject to adjustment as set forth above). All of these holders have registration rights, and we did not seek waivers from these holders in connection with this offering, however, all of these holders have agreed to lock up their shares for a period of 180 days from the date after completion of this offering. In addition, the warrants we issued in connection with the Goldman Sachs Credit Partners L.P. senior credit facility have registration rights.

  As a result, the following registration rights exist with respect to our common stock:

 .13% Senior Note Warrants--After 180 days following this offering, holders of warrants to purchase 864,000 shares of common stock have the ability, upon the request of holders of a majority of the warrants, to require us to register their shares. They also may include the common shares in a "piggy-back" registration when we file another registration statement covering the sale of common stock (or like security) (other than a registration statement on Form S-4 or S-8, a registration statement covering sales solely to existing shareholders, a registration statement filed pursuant to a demand registration by these holders or relating to any offering of common stock or like security under any benefit plan, employee compensation plan or employee or director stock purchase plan.)

 .Series A Convertible Preferred Stock and Warrants--After the 180-day lock up period following this offering, holders of these shares and warrants (convertible into or exercisable for 2,857,143 shares of common stock, assuming an offering price of $12.00 per share for the shares to be sold in this offering) have the ability, upon the request of holders of at least 33% of these securities, to require us to register their shares of common stock. They may also include the common shares in a piggy-back registration when we file another registration statement covering the sale of common stock, except for registration statements:

 . filed on Form S-4 or S-8;

 . covering sales solely to existing shareholders;

 . filed within 180 days of this offering, unless it includes holders of existing registration rights who are not affiliates or affiliates who are selling more than 10% of the shares they beneficially own; and

 . filed as a result of the demand rights associated with the 13% Senior Note
                 Warrants if such rights allow underwriters to exclude other shares, unless holders of such warrants otherwise agree.

 .Goldman Sachs Credit Partners L.P. Warrants--After the 180-day lock up period following this offering, holders of these warrants have the ability, upon the request of holders of a majority of the warrants, to require us to register their shares of common stock issuable upon exercise of the warrants. They may also include the common shares in a piggy-back registration when we file another registration statement covering the sale of common stock, except for registration statements:

 . filed as a result of the demand registration rights associated with the 13%
                 Senior Note warrants or the Series A convertible preferred stock and warrants unless holders of such securities and warrants otherwise agree.

 . filed on Form S-4 or S-8;

 . covering sales solely to existing shareholders; and

 . filed within 180 days of this offering, unless it includes holders of existing registration rights who are not affiliates or affiliates who are selling more than 10% of the shares they beneficially own.

 .Cisco Systems, Inc. -- Cisco has non-transferable piggy-back registration rights which allow Cisco to include the common shares issuable the upon exercise of the warrant in registration statements we file covering the sale of common stock, except for registration statements:

 . filed as a result of the demand registration rights associated with the 13%
                 Senior Note Warrants, the Series A convertible preferred stock and warrants, and the Goldman Sachs Credit Partners L.P. warrants unless holders of such securities otherwise agree;

 . filed on Form S-4 or S-8;

 . covering sales solely to existing shareholders; and

 . filed within 180 days of this offering, unless it includes holders of existing registration rights who are not affiliates or affiliates who are selling more than 10% of the shares they beneficially own.

 .1997 Private Placement Units--Holders of these securities who have not executed the waivers described above have piggy-back registration rights which allow them to include shares of common stock held by them in registration statements we file. Approximately 27,500 of the shares sold by selling shareholders in this offering are sold as a result of the exercise of these rights. After the closing of this offering, holders of up to 360,000 shares (including shares issuable upon exercise of warrants) will have these piggy-back rights.

    . 1996 Private Placement Units--A holder of 100,000 shares of these securities who has not executed the waiver described above has piggy-back registration rights which allow that holder to include those shares of common stock in registration statements that we file.

Limitation of Directors' Liability

  Our Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of our directors for monetary damages for their breach of fiduciary duty. However, these provisions do not eliminate or limit the personal liability of directors for the following:

  .  any breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  unlawful corporate distributions; or

  . any transaction from which a director derives an improper personal benefit.

  These provisions will limit the remedies available to you as a shareholder. If you are dissatisfied with a decision of the Board of Directors protected by this provision your only remedy may be to bring a suit to prevent the action of the Board. This remedy may not be effective in many situations because shareholders are often unaware of a transaction or event before Board action relating to that transaction or event. In these cases, the shareholders could be injured by a Board's decision and have no effective remedy.

  Our Articles of Incorporation also provide that we will indemnify our directors and officers to the fullest extent permitted by Colorado law. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

Transfer Agent

  American Stock Transfer & Trust Co. acts as the registrar and transfer agent for our common stock.

                          DESCRIPTION OF INDEBTEDNESS

13% Senior Notes due 2008

  On April 2, 1998, we sold units which consisted of, in the aggregate, $160,000,000 principal amount of 13% Senior Notes, and warrants to purchase 864,000 shares of common stock at $0.02 per share. On December 1, 1998, we issued in an offering registered under the Securities Act of 1933 an aggregate principal amount of $160,000,000 13% Senior Notes in exchange for all the unregistered 13% Senior Notes issued on April 2, 1998. All of the 13% Senior Notes are still outstanding.

  The 13% Senior Notes are governed by the terms of an indenture. The material terms of the indenture are described below. As a summary, the following discussion necessarily omits many of the details of the indenture. A copy of the indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

  We used approximately $56.8 million of the net proceeds of the sale of the 13% Senior Notes to purchase Treasury securities which were placed in an escrow account. The principal and interest payments on these Treasury securities will be sufficient to make the first six semi-annual interest payments on the 13% Senior Notes, the first two of which have been paid. Interest on the 13% Senior Notes accrues at a rate of 13% per year, and is payable semiannually in arrears on each April 1 and October 1.

Optional Redemption

  The 13% Senior Notes are redeemable, in whole or in part, at any time on or after April 1, 2003 at our option at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated below:

     Year                                                       Redemption Price
     ----                                                       ----------------
     2003......................................................     106.50%
     2004......................................................     104.33%
     2005......................................................     102.17%
     2006 and thereafter.......................................     100.00%

  However, on or before April 1, 2001, we may, at our option, redeem up to 35% of the aggregate principal amount of 13% Senior Notes originally issued (provided at least 65% of the aggregate principal amount of the 13% Senior Notes remains outstanding), at a redemption price of 113% of their principal amount plus accrued and unpaid interest. However, we can redeem the 13% Senior Notes in this manner only with the net proceeds of one or more underwritten public offerings of common stock, or one or more sales of common stock to certain types of investors engaged in the same industry and having a net worth in excess of $1 billion, and in each case, only if the net proceeds from such offering or sale are in excess of $50 million.

Change of Control

  If a change of control (as defined in the indenture) occurs, we must make an offer to purchase all outstanding 13% Senior Notes then outstanding at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest. This requirement could deter a change of control transaction in which shareholders could receive a premium.

Covenants Restricting Our Actions

  The indenture for our 13% Senior Notes contains covenants which prohibit or restrict our ability to:

    .   incur indebtedness;

    .   make investments and other payments;

    .   sell assets;

    .   enter into transactions with affiliates;

    .   issue or sell capital stock of our subsidiaries;

    .   engage in businesses other than telecommunications; and

    .   designate subsidiaries as unrestricted.

  As a result of these covenants, we will not be able to pay dividends for the foreseeable future. For a complete description of these covenants you may refer to the indenture, which has been filed as an exhibit to this registration statement.

Events of Default

  The following are "events of default" under the indenture:

    . default in the payment of interest on the 13% Senior Notes when it becomes due and payable which default continues for a period of 30 days or more; if such a default occurs before April 1, 2001, there will be no 30 day grace or cure period;

    . default in the payment of the principal of, or premium, if any, on the 13% Senior Notes when due;

    . default in the performance, or breach, of covenants relating to changes of control, consolidations, mergers or asset sales;

    . default in the performance, or breach, of any other covenant in the indenture which is continued for a period of 30 days or more after written notice to us;

    . failure to perform any term, covenant, condition or provision of one or more classes or issues of indebtedness in an aggregate principal amount of $5.0 million or more, and either (a) such indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such indebtedness;

    . one or more final non-appealable judgments, orders or decrees for the payment of money of $5.0 million or more, either individually or in the aggregate, shall be entered against us and is not discharged, and 60 days shall have passed without such judgment being stayed;

    . a bankruptcy, insolvency, reorganization or receivership or similar proceedings with respect to us or one of our significant subsidiaries; or

    . we assert or acknowledge in writing that the security agreement relating to the escrow account is invalid or unenforceable.


Comdisco Facility

  In November 1997, we entered into a $50.0 million agreement with Comdisco, Inc., a computer and telecommunications equipment leasing and financing company. The agreement provides for lease financing of equipment. Under the agreement, we can either lease equipment from Comdisco's inventory or issue purchase orders to third-party vendors on behalf of Comdisco and lease the purchased equipment from Comdisco. Comdisco receives a security interest in the equipment leased. As of March 31, 1999, there is $10.2 million utilized and $19.8 million available under the agreement, which expires on June 30, 2000. The remaining $20.0 million will become available upon the satisfaction of additional conditions.

  In addition, we are required to issue a warrant to acquire common stock in an amount equal to ten percent (10%) of the available facility, divided by the exercise price per share. The exercise price per share is equal to the price paid by investors in recent equity offerings and will, in no event, be less than $6.00 per share. The warrants will be issued in three installments based upon amounts available under the facility. On November 19, 1997, we issued a warrant for the purchase of 166,666 shares of common stock at an exercise price of $6.00 per share for the first $10.0 million of the facility, and on March 22, 1999, we issued a warrant for the purchase of 200,000 shares of common stock at an exercise price of $10.00 per share for the next $20.0 million of the facility.

Sun Financial Facility

  In May 1997, we entered into a master equipment lease with Sun Financial Group, Inc., a subsidiary of GATX Capital Corporation, to lease equipment, facilities and related items for our internal expansion as well as equipment to be used for customer installations. We have $4.8 million of this credit facility outstanding at March 31, 1999. The facility is secured by a $100,000 standby letter of credit. We also issued a warrant to Sun Financial Group, Inc. for the purchase of 40,285 shares of common stock at an exercise price of $6.00.

Goldman Sachs Credit Partners L.P. Senior Secured Credit Facility
  In June 1999, we entered into a $10.0 million senior secured credit facility with Goldman Sachs Credit Partners L.P., under which our operating subsidiary, Convergent Communications Services, Inc. and our leasing subsidiary, Convergent Capital Corporation borrowed an aggregate of $10.0 million. The proceeds from this facility may be used for working capital and other general corporate purposes. We have agreed to guaranty our subsidiaries' obligations under this facility. We have granted to Goldman Sachs Credit Partners L.P. a security interest in, among other things, our eligible accounts receivable, inventory held for sale (except inventory subject to purchase money indebtedness) and intellectual property. In addition, the facility is secured by a pledge to Goldman Sachs Credit Partners L.P. of all of the capital stock of our subsidiaries.

  The facility contains extensive affirmative and negative covenants, including among others, covenants relating to leverage, revenue and cash flow and certain limits on, among other things, dividends and other restricted payments, incurrence of indebtedness, capital expenditures, liens, mergers and consolidations, asset sales, investments and transactions with affiliates. The facility also contains customary events of default provisions, including upon a change of control.

  In connection with the facility, we also issued a warrant to Goldman Sachs Credit Partners L.P. to acquire 375,000 shares of common stock at an exercise price of $15.00 per share. Goldman Sachs Credit Partners L.P. may exercise the warrant, in whole or in part, at any time after the earlier of (i) consummation of this offering or (ii) October 2, 1999. The warrant contains demand and piggy back registration rights. See "Description of Capital Stock--Registration Rights."

Cisco Systems Capital Corporation Facility

  In July 1999, we entered into a $103.5 million equipment facility with Cisco Systems Capital Corporation under which our operating subsidiary, Convergent Communications Services, Inc. equipment, including equipment for use in our enterprise networks and the switches and other equipment for our ePops. the facility is ecured by a first priority security interest in the assets that are purchased using the facility. We have also to guaranty our subsidiary's obligations under this facility.

  The facility is available for use in three tranches. $23.0 million is currently available, $34.5 million will be available on the first anniversary of the facility and the remaining $46.0 million will be available on the second anniversary of the facility. The facility includes customary financial covenants and event of default provisions, including upon a change of control.

  In connection with the facility, we will also issue a warrant to Cisco Systems, Inc. to acquire 575,000 shares of common stock at an exercise price of the lesser of $20.00 per share or the price per share in this offering per share. Cisco Systems may exercise the warrant at any time after the earlier of
(i) consummation of this offering or(ii) December 16, 1999. The warrant contains piggyback registration rights and expires in July 2002.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, based on shares of common stock outstanding at May 31, 1999, we will have outstanding 25,445,754 shares of common stock (plus the 1.6 million shares issued after May 31,1999 as a result of the exercise of warrants) assuming no exercise of the Underwriters' over-allotment option and no exercise of any other outstanding options or warrants. Of these shares, the 8.4 million shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act. Of the remaining shares, a total of approximately 16.1 million shares held by existing stockholders are subject to lock-up agreements.

  All of our executive officers, directors and certain shareholders are subject to lock-up agreements providing that they will not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares for a period of 180 days from the date of the closing of this offering. This group holds a total of approximately 16.1 million shares. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701 of the Securities Act, none of these shares can be sold until 181 days after the date of the closing of this offering. In addition, a total of approximately 3.5 million shares held by existing stockholders are subject to an additional 90-day lock-up period (until 270 days after the closing of this offering). There are approximately 1.0 million shares of common stock not subject to lock-up agreements at all. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of completion of this offering without their consent.

  As a result, beginning 181 days after the closing of this offering approximately 21.9 million shares (including the shares sold in the offering) will be eligible for sale in the public market, and beginning 271 days after the closing of this offering, all of our shares will be eligible for sale in the public market, subject in each case to certain volume limitations and the expiration of applicable holding periods under Rule 144. Of these shares, approximately 9.7 million have been held for more than two years, and therefore may be freely tradeable under Rule 144 unless held by affiliates. Affiliates hold approximately 7.2 million of these shares.

  In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned "restricted shares" for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 240,000 shares immediately after this offering) or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless affiliates sell in a registered public offering, sales by them made while they our an affiliate or within three months after they cease being an affiliate, will still be subject to the volume restrictions notice above.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

  As discussed more fully in the section entitled "Description of Capital Stock," there are approximately 8.5 million shares of common stock issuable upon exercise of warrants and options granted by the Company. Of the shares which could be issued upon exercise of these warrants and options, approximately 4.9 million would be subject to a lock-up period for 180 days after the closing of this offering, of which approximately 0.8 million would be subject to a lock-up period for an additional 90 days (270 days after the closing of this offering). Approximately 3.6 million would be freely tradable in the public market immediately upon exercise, subject to the applicable volume and holding period requirements of Rule 144.

  In addition, and also as discussed more fully in the section entitled "Description of Capital Stock," holders of approximately 6.8 million shares of common stock (including shares issuable upon exercise of outstanding warrants) have the right to cause us to file a registration statement relating to the resale of their shares (either as a result of demand or piggy-back registration rights.) All shares covered by such a registration statement would be freely tradable in the public market.

  As part of our growth strategy, we pursue making strategic selective acquisitions. We may in the future issue shares of common stock to pay part of the purchase price for these acquisitions. These shares may also have the benefit of registration rights.

                                 LEGAL MATTERS

  The validity of the shares of common stock being offered will be passed on for us by Gibson, Dunn & Crutcher LLP. The partner of Gibson, Dunn & Crutcher LLP in charge of the engagement owns 10,000 shares of common stock. Certain legal matters will be passed on for the underwriters by Shearman & Sterling.

                                    EXPERTS

  The consolidated balance sheets of Convergent Communications, Inc., as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from January 1, 1996 to December 16, 1996, March 1, 1996 through December 31, 1996 and the years ended December 31, 1997 and 1998, included in this Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of Tie Communications, Inc. as of December 31, 1995, 1996 and 1997 and July 31, 1998, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for the two months ended December 31, 1995, the years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998, included in this Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the offer of common stock hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us, please refer to the registration statement, including the exhibits and schedules thereto, which may be inspected without charge and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 140, Chicago, Illinois 60661. The Commission maintains a website that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Convergent Communications, Inc.

Report of Independent Accountants........................................   F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March
 31, 1999................................................................   F-3

Consolidated Statements of Operations for the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to
 December 31, 1996, the years ended December 31, 1997 and 1998 and the
 three months ended March 31, 1998 and 1999..............................   F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the period from January 1, 1996 to December 16, 1996, the period from inception
 (March 1, 1996) to December 31, 1996, the years ended December 31, 1997
 and 1998 and the three months ended March 31, 1999......................   F-5

Consolidated Statements of Cash Flows for the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to
 December 31, 1996, the years ended December 31, 1997 and 1998 and the
 three months ended March 31, 1998 and 1999..............................   F-6

Notes to Consolidated Financial Statements...............................   F-8

Pro Forma Combined Financial Statement

Pro Forma Combined Financial Statement...................................  F-28

Pro Forma Combining Statement of Operations for the year ended December
 31, 1998................................................................  F-29

Notes to Pro Forma Combining Statement of Operations.....................  F-30

                       Report of Independent Accountants

To the Board of Directors of
Convergent Communications, Inc.

  The reverse stock split described in Note 17 to the consolidated financial statements has not been consummated at June 24, 1999. When it has been consummated, we will be in the position to file the following report:

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Convergent Communications, Inc. at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Convergent Communication's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As explained in Note 1 to the financial statements, the Successor Company purchased all of the net assets of the Predecessor Company as of December 17, 1996. The transaction was accounted for as a purchase whereby the purchase price was allocated to the assets and liabilities of the Predecessor based on their estimated fair values as of December 17, 1996. Accordingly, the financial statements of the Successor Company are not comparable to those of the Predecessor.

                                        PricewaterhouseCoopers LLP

Denver, Colorado
March 5, 1999, except for
Note 16, as to which the date is April 29, 1999

                        CONVERGENT COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                        -------------------------   March 31,
                                           1997          1998          1999
                                        -----------  ------------  ------------
                                                                   (unaudited)
Assets
Current assets:
 Cash and cash equivalents............  $   667,344  $ 25,597,461  $ 10,392,752
 Short-term investments...............    7,371,303           --     15,884,601
 Restricted cash......................          --     20,800,000    20,800,000
 Trade accounts receivable, net of
  allowance for doubtful accounts of
  $21,389, $1,908,811 and $2,932,559,
  respectively........................    2,075,150    17,661,220    20,750,560
 Inventory............................      230,809     6,826,732     9,026,881
 Prepaid expenses, deposits and other
  current assets......................      218,349     2,134,210     2,995,457
                                        -----------  ------------  ------------
  Total current assets................   10,562,955    73,019,623    79,850,251
                                        -----------  ------------  ------------
Property, network and equipment.......    5,448,183    28,139,460    31,882,773
Less accumulated depreciation.........     (610,386)   (4,882,832)   (6,353,628)
                                        -----------  ------------  ------------
  Total property, network and
   equipment..........................    4,837,797    23,256,628    25,529,145
Restricted cash.......................      405,816    30,549,658    32,024,750
Goodwill, net of amortization of
 $475,052, $2,967,283 and $4,174,400,
 respectively.........................    6,392,600    46,526,288    49,035,071
Other intangible assets, net of
 amortization of $358,486, $1,470,363
 and $1,880,211, respectively.........    1,728,575    10,281,016    10,365,858
Investments and other assets..........      994,426     1,225,626     1,231,792
Leases receivable, net of current
 portion..............................          --        796,790     1,288,573
                                        -----------  ------------  ------------
  Total assets........................  $24,922,169  $185,655,629  $199,325,440
                                        ===========  ============  ============
Liabilities and Shareholders' Equity
(Deficit)
Current liabilities:
 Trade accounts payable...............  $ 2,040,457  $ 15,061,514  $ 15,795,372
 Accrued compensation.................    1,467,587     4,583,140     6,564,699
 Accrued interest.....................          --      5,214,133    10,414,133
 Other accrued liabilities............      691,781     8,666,182     7,728,239
 Deferred revenue and customer
  deposits............................       61,545     5,211,748     5,824,101
 Current portion of notes payable.....      163,220       603,919     5,358,614
 Current portion of capital leases....      804,138     5,179,251     5,798,921
                                        -----------  ------------  ------------
  Total current liabilities...........    5,228,728    44,519,887    57,484,079
Long-term notes payable, less current
 portion..............................      378,761   153,730,573   154,594,138
Long-term capital leases, less current
 portion..............................      586,950     8,754,054     9,185,791
                                        -----------  ------------  ------------
  Total liabilities...................    6,194,439   207,004,514   221,264,008
                                        -----------  ------------  ------------
Commitments (Note 8)
Convertible preferred stock...........          --            --     19,300,000
Shareholders' equity (deficit):
 Common stock, no par value, 100
  million shares authorized,
  13,429,500, 13,924,135 and
  13,960,350 issued and outstanding,
  respectively........................   24,004,297    27,486,554    27,806,290
 Warrants.............................    4,773,751    11,719,399    12,171,879
 Treasury stock.......................          --       (501,674)     (501,674)
 Deferred compensation obligation.....          --        501,674       501,674
 Accumulated other comprehensive
  income..............................      (16,864)          --         11,700
 Unearned compensation................     (204,750)     (150,150)     (136,500)
 Accumulated deficit..................   (9,828,704)  (60,404,688)  (81,091,937)
                                        -----------  ------------  ------------
  Total shareholders' equity
   (deficit)..........................   18,727,730   (21,348,885)  (41,238,568)
                                        -----------  ------------  ------------
  Total liabilities and shareholders'
   equity (deficit)...................  $24,922,169  $185,655,629  $199,325,440
                                        ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    PREDECESSOR
                                                    ------------
                                                      January
                                                      1, 1996
                                                      through
                                                    December 16,
                                                        1996
                                                    ------------
Data and voice service revenue............           $1,495,977
Data and voice product revenue............                  --
                                                     ----------
  Total revenue...........................            1,495,977
                                                     ----------
Cost of sales excluding depreciation......            1,018,494
Selling, general and administrative.......              554,109
Depreciation and amortization.............              124,086
                                                     ----------
  Total operating expenses................            1,696,689
                                                     ----------
Operating loss............................             (200,712)
Interest expense..........................              (20,588)
Interest income...........................                  --
Other income (expense)....................                  --
                                                     ----------
  Net loss................................             (221,300)
Other comprehensive income, Unrealized
 holding gains on securities..............                  --
                                                     ----------
Comprehensive loss........................           $ (221,300)
                                                     ==========
Net loss per share (basic and diluted)....
Weighted average shares outstanding (basic
 and diluted).............................
--------------------------------------------------
                                                                               SUCCESSOR
                                                    -------------------------------------------------------------------
                                                                          For the                    For the
                                                    March 1, 1996        year ended                three months
                                                       through          December 31,             ended March 31,
                                                    December 31,  -------------------------- --------------------------
                                                        1996         1997          1998         1998          1999
                                                    ------------- ------------ ------------- ------------ -------------
                                                                                             (Unaudited)
Data and voice service revenue............            $  57,754   $ 2,794,777  $ 27,922,022  $ 1,807,073  $ 15,310,576
Data and voice product revenue............               39,987     7,415,247    33,678,089    4,715,792    15,170,290
                                                    ------------- ------------ ------------- ------------ -------------
  Total revenue...........................               97,741    10,210,024    61,600,111    6,522,865    30,480,866
                                                    ------------- ------------ ------------- ------------ -------------
Cost of sales excluding depreciation......               79,459     7,368,509    43,703,183    4,798,024    20,073,569
Selling, general and administrative.......              552,092    10,982,769    47,861,785    6,061,845    23,337,581
Depreciation and amortization.............               40,698     1,453,019     7,493,613      762,439     2,862,892
                                                    ------------- ------------ ------------- ------------ -------------
  Total operating expenses................              672,249    19,804,297    99,058,581   11,622,308    46,274,042
                                                    ------------- ------------ ------------- ------------ -------------
Operating loss............................             (574,508)   (9,594,273)  (37,458,470)  (5,099,443)  (15,793,176)
Interest expense..........................                 (884)     (155,450)  (17,501,512)     (52,568)   (5,936,665)
Interest income...........................                  --        251,290     4,632,420       31,478       950,646
Other income (expense)....................                  --       (156,346)     (248,422)       9,867        91,946
                                                    ------------- ------------ ------------- ------------ -------------
  Net loss................................             (575,392)   (9,654,779)  (50,575,984)  (5,110,666)  (20,687,249)
Other comprehensive income, Unrealized
 holding gains on securities..............                  --            --            --        57,690        11,700
                                                    ------------- ------------ ------------- ------------ -------------
Comprehensive loss........................            $(575,392)  $(9,654,779) $(50,575,984) $(5,052,976) $(20,675,549)
                                                    ============= ============ ============= ============ =============
Net loss per share (basic and diluted)....            $   (0.15)  $     (0.92) $      (3.68) $     (0.38) $      (1.48)
                                                    ============= ============ ============= ============ =============
Weighted average shares outstanding (basic
 and diluted).............................            3,887,325    10,460,784    13,731,734   13,479,233    13,942,617
--------------------------------------------------
                                                    ============= ============ ============= ============ =============


  The accompanying notes are an integral part of these consolidated financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

Predecessor
Balance, January 1, 1996............................................. $ 216,833
 Net loss allocated to members.......................................  (221,300)
                                                                      ---------
 Contributions from members..........................................   214,128
                                                                      ---------
Balance, December 16, 1996........................................... $ 209,661
                                                                      =========

                                                                                                             Accumulated
                                                                                     Deferred                Other Com-
                                    Common      Common                  Treasury   Compensation   Unearned   prehensive
                                    Shares       Stock      Warrants      Stock     Obligation  Compensation   Income
                                  ----------  -----------  -----------  ---------  ------------ ------------ -----------
Successor
Balance, March
 1, 1996........                         --   $       --   $       --   $     --     $    --     $     --      $   --
Conversion from
 Subchapter
 S corporation..                         --      (401,467)         --         --          --           --          --
Initial sale of
 stock to
 founders.......                   3,750,000      450,000          --         --          --           --          --
Sale of stock in
 private
 placement......                   2,369,762    4,587,525      152,000        --          --           --          --
Offering costs..                         --      (411,310)         --         --          --           --          --
Stock issued in
 acquisition of
 ICN............                   1,750,000    3,500,000          --         --          --           --          --
Compensation....                         --       282,267          --         --          --           --          --
Net loss........                         --           --           --         --          --           --          --
                                  ----------  -----------  -----------  ---------    --------    ---------     -------
Balance,
 December 31,
 1996...........                   7,869,762    8,007,015      152,000        --          --           --          --
Sale of stock in
 private
 placement......                   4,530,237   15,845,915    3,414,560        --          --           --          --
Offering costs..                         --    (2,780,400)     777,291        --          --           --          --
Stock issued to
 SONeTech.......                     187,500      375,000          --         --          --           --          --
Stock issued in acquisitions..       437,500    2,112,500          --         --          --           --          --
Exercise of
 stock options..                     475,000      261,750          --         --          --      (204,750)        --
Stock
 purchases......                    (100,000)     (12,000)         --         --          --           --          --
Compensation....                      29,500      194,517          --         --          --           --          --
Warrants........                         --           --       429,900        --          --           --          --
Other comprehensive income:
Unrealized loss on securities..          --           --           --         --          --           --      (16,864)
Net loss........                         --           --           --         --          --           --          --
                                  ----------  -----------  -----------  ---------    --------    ---------     -------
Balance,
 December 31,
 1997...........                  13,429,499   24,004,297    4,773,751        --          --      (204,750)    (16,864)
Common stock
 issued for:
401(k) match....                      68,997      435,894          --         --          --           --          --
Payments to
 consultants....                      10,166       55,000          --         --          --           --          --
Correction of
 private
 placement......                      10,000          --           --         --          --           --          --
Business
 combinations...                     240,000    2,266,400          --         --          --           --          --
Exercise of
 stock options..                      43,500       16,500          --         --          --           --          --
Exercise of
 warrants.......                      34,975      129,235      (20,635)       --          --           --          --
Compensation....                      86,996      579,228          --         --          --        54,600         --
Deferred stock
 compensation...                         --           --           --    (501,674)    501,674          --          --
Warrants issued in private
 placement......                         --           --     6,886,400        --          --           --          --
Warrants issued to consultants..         --           --        79,883        --          --           --          --
Other comprehensive income:
Reclassification
 adjustment for
 loss included
 in net loss....                         --           --           --         --          --           --       16,864
Net loss........                         --           --           --         --          --           --          --
                                  ----------  -----------  -----------  ---------    --------    ---------     -------
Balance, December
 31, 1998.......                  13,924,133  $27,486,554  $11,719,399  $(501,674)   $501,674    $(150,150)    $    --
Common stock issued for:
 401(k) match (unaudited)..           21,217      169,736          --         --          --           --          --
 Business combinations
  (unaudited)...                      15,000      150,000          --         --          --           --          --
Compensation (unaudited)..               --           --           --         --          --        13,650         --
Warrants issued in connection
 with financing (unaudited)..            --           --       452,480        --          --           --          --
Other comprehensive income:
 Unrealized loss on securities
  (unaudited)...                         --           --           --         --          --           --       11,700
Net loss
 (unaudited)....                         --           --           --         --          --           --          --
                                  ----------  -----------  -----------  ---------    --------    ---------     -------
Balance, March 31, 1999
 (unaudited)....                  13,960,350  $27,806,290  $12,171,879  $(501,674)   $501,674    $(136,500)    $11,700
                                  ==========  ===========  ===========  =========    ========    =========     =======
                                  Accumulated
                                    Deficit        Total
                                  ------------- -------------
Successor
Balance, March
 1, 1996........                  $        --   $        --
Conversion from
 Subchapter
 S corporation..                           --       (401,467)
Initial sale of
 stock to
 founders.......                           --        450,000
Sale of stock in
 private
 placement......                           --      4,739,525
Offering costs..                           --       (411,310)
Stock issued in
 acquisition of
 ICN............                           --      3,500,000
Compensation....                           --        282,267
Net loss........                      (173,925)     (173,925)
                                  ------------- -------------
Balance,
 December 31,
 1996...........                      (173,925)    7,985,090
Sale of stock in
 private
 placement......                           --     19,260,475
Offering costs..                           --     (2,003,109)
Stock issued to
 SONeTech.......                           --        375,000
Stock issued in acquisitions..             --      2,112,500
Exercise of
 stock options..                           --         57,000
Stock
 purchases......                           --        (12,000)
Compensation....                           --        194,517
Warrants........                           --        429,900
Other comprehensive income:
Unrealized loss on securities..            --        (16,864)
Net loss........                    (9,654,779)   (9,654,779)
                                  ------------- -------------
Balance,
 December 31,
 1997...........                    (9,828,704)   18,727,730
Common stock
 issued for:
401(k) match....                           --        435,894
Payments to
 consultants....                           --         55,000
Correction of
 private
 placement......                           --            --
Business
 combinations...                           --      2,266,400
Exercise of
 stock options..                           --         16,500
Exercise of
 warrants.......                           --        108,600
Compensation....                           --        633,828
Deferred stock
 compensation...                           --            --
Warrants issued in private
 placement......                           --      6,886,400
Warrants issued to consultants..           --         79,883
Other comprehensive income:
Reclassification
 adjustment for
 loss included
 in net loss....                           --         16,864
Net loss........                   (50,575,984)  (50,575,984)
                                  ------------- -------------
Balance, December
 31, 1998.......                  $(60,404,688) $(21,348,885)
Common stock issued for:
 401(k) match (unaudited)..                --        169,736
 Business combinations
  (unaudited)...                           --        150,000
Compensation (unaudited)..                 --         13,650
Warrants issued in connection
 with financing (unaudited)..              --        452,480
Other comprehensive income:
 Unrealized loss on securities
  (unaudited)...                           --         11,700
Net loss
 (unaudited)....                   (20,687,249)  (20,687,249)
                                  ------------- -------------
Balance, March 31, 1999
 (unaudited)....                  $(81,091,937) $(41,238,568)
                                  ============= =============

  The accompanying notes are an integral part of these consolidated financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        PREDECESSOR                              SUCCESSOR
                                      --------------- -------------------------------------------------------------------
                                                                       For the year ended         For the three months
                                                                          December 31,              ended March 31,
                                                                    --------------------------  -------------------------
                                      January 1, 1996 March 1, 1996
                                          through        through
                                       December 16,   December 31,
                                           1996           1996          1997          1998         1998          1999
                                      --------------- ------------- ------------  ------------  -----------  ------------
                                                                                                (Unaudited)
Cash flows from operating activities
 Net loss...........................    $  (221,300)   $  (575,392) $ (9,654,779) $(50,575,984) $(5,110,666) $(20,687,249)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
 Depreciation and amortization......        124,076         40,698     1,453,019     7,493,613      762,439     2,862,892
 Amortization of deferred financing
  costs and accretion of debt
  discount..........................            --             --            --      1,162,465          --        400,927
 Provision for uncollectable
  accounts..........................          3,802            --            --        196,532          --        902,468
 Stock compensation expense.........            --         282,267       194,517       633,828       27,300        13,650
 401k contributions through the
  issuance of stock.................            --             --            --        435,894          --        169,736
 Warrants issued for the payment of
  consulting fees...................            --             --            --         79,883          --            --
 Loss from sale of equipment........            312            --         50,751           --           --            --
 Other..............................            --             --         40,000           --           --            --
 Change in working capital (net of
  acquisitions):
  Trade accounts receivable.........         61,535        (97,741)   (1,527,544)  (10,969,753)  (2,333,283)   (2,275,973)
  Inventory.........................            --             --       (230,809)   (2,068,102)      21,106       439,135
  Prepaid expenses, deposits and
   other current assets.............          1,107        (51,697)      (43,420)     (870,269)    (299,099)     (565,651)
  Trade accounts payable............         10,341         56,278     1,326,723    12,357,189    1,906,273      (421,975)
  Accrued compensation..............            --             --      1,467,587     2,591,776      799,600     1,630,229
  Accrued interest..................            --             --            --      5,214,133          --      5,200,000
  Deferred revenue and customer
   deposits.........................            --             --         61,545     3,299,802       33,956      (205,321)
  Other accrued liabilities.........        (10,544)       103,731       164,127     2,321,332    1,752,207      (979,918)
                                        -----------    -----------  ------------  ------------  -----------  ------------
 Net cash used in operating
  activities........................        (30,671)      (241,856)   (6,698,283)  (28,697,661)  (2,440,167)  (13,517,050)
Cash flows from investing activities
 Additions of property and
  equipment.........................        (35,742)       (28,713)   (2,042,203)   (6,877,095)  (1,711,759)   (1,074,597)
 Acquisitions, net of cash
  acquired..........................            --      (1,157,304)   (1,542,208)  (42,364,328)    (424,302)   (1,500,000)
 Short-term investments.............            --             --     (7,388,167)    7,388,167    4,926,509   (15,872,901)
 Restricted cash....................            --             --       (405,816)  (50,943,842)      (3,482)   (1,475,092)
 Leases receivable..................            --             --            --     (1,174,302)         --       (700,262)
 Intangible and other assets........           (115)      (259,637)     (269,425)     (675,206)    (217,245)      (22,865)
                                        -----------    -----------  ------------  ------------  -----------  ------------
 Net cash used in investing
  activities........................    $   (35,857)   $(1,445,654) $(11,647,819) $(94,646,606) $ 2,569,721  $(20,645,717)

  The accompanying notes are an integral part of these consolidated financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                           PREDECESSOR                           SUCCESSOR
                         --------------- -------------------------------------------------------------
                                                         For the year ended      For the three months
                                                            December 31,           ended March 31,
                                                       ------------------------  ---------------------
                         January 1, 1996 March 1, 1996
                             through        through
                          December 16,   December 31,
                              1996           1996         1997         1998        1998       1999
                         --------------- ------------- ----------  ------------  --------  -----------
                                                                                           (Unaudited)
Cash flows from
 financing activities
 Proceeds from senior
  notes and warrants,
  net...................     $   --       $      --    $      --   $152,377,955  $    --   $       --
 Proceeds from sale of
  convertible preferred
  stock.................         --              --           --            --        --    19,300,000
 Payments on notes
  payable...............      (9,214)            --      (317,927)   (1,397,043) (166,805)     (29,743)
 Payments on capital
  leases................         --              --           --     (2,940,834) (231,776)  (1,298,042)
 Proceeds from
  borrowings............     100,000             --           --        109,206       --       985,843
 Proceeds from initial
  capital
  contributions.........         --          450,000          --            --        --           --
 Proceeds from sale of
  common stock, net.....         --        4,398,897   17,257,366           --        --           --
 Payment of note to
  former owner of ICN...         --              --    (1,000,000)          --        --           --
 Cash paid to retire
  indebtedness of
  predecessor company...         --              --      (132,380)          --        --           --
 Proceeds from exercise
  of stock options and
  warrants..............         --              --        57,000       125,100    14,500          --
 Repurchase of common
  shares................         --              --       (12,000)          --        --           --
                             -------      ----------   ----------  ------------  --------  -----------
 Net cash provided by
  financing activities..      90,786       4,848,897   15,852,059   148,274,384  (384,081)  18,958,058
                             -------      ----------   ----------  ------------  --------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............      24,258       3,161,387   (2,494,043)   24,930,117  (254,527) (15,204,709)
Cash and cash
 equivalents at
 beginning of period....      13,438             --     3,161,387       667,344   667,344   25,597,461
                             -------      ----------   ----------  ------------  --------  -----------
 Cash and cash
  equivalents at end of
  period................     $37,696      $3,161,387   $  667,344  $ 25,597,461  $412,817  $10,392,752
                             =======      ==========   ==========  ============  ========  ===========
Supplemental disclosure
 of other cash and non-
 cash investing and
 financing activities:
 Acquisition of
  equipment through the
  assumption of capital
  lease obligations.....     $   --       $      --    $1,674,596  $ 13,038,529  $537,500  $ 2,281,484
 Interest paid..........     $18,190      $      --    $  144,782  $ 11,124,914  $ 97,958  $   335,738

  The accompanying notes are an integral part of these consolidated financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation:

  References in these footnotes to "Convergent Communications," "us," "we," and "our" refer to Convergent Communications, Inc. and its subsidiaries.

  Convergent Communications, Inc. is a single-source provider of data and voice communications systems, services and solutions to small and medium sized businesses. We design, build, install, manage and monitor data and telephony networks inside enterprises and provide external network services such as data transport long distance, and local service and Internet access. We offer these products and services on a stand-alone basis or as part of a bundled offering that can include owning an enterprise's internal data and voice networks. We are also installing a multi-functional data and voice switch in each of the markets in which we operate to efficiently handle our customers' traffic. We provide the following products and services:

  . Data Services

  . Voice Services

  . Enterprise Network Services

  . Data Products

  . Voice Products

  In November 1996, we consummated a private placement offering (the "Private Placement") and on December 17, 1996 we acquired all of the assets of Integrated Communication Networks, L.C. ("ICN") in exchange for cash, notes and shares of common stock. This acquisition has been treated as a business combination accounted for by the purchase method of accounting. The accompanying consolidated financial statements include the accounts of ICN from December 17, 1996, the effective date of the acquisition. For purposes of identification and description, ICN is referred to as the "Predecessor" for the period prior to the acquisition. In these financial statements the term "Successor" is used to refer to us since our inception and to ICN since December 17, 1996 (see Note 3).

  Our ultimate success depends upon, among other factors, establishment of our nationwide network, funding the development of our enterprise networks, continuing to develop our customer care and sales organizations, integrating acquired businesses, attracting and retaining customers, continuing to develop and integrate our operational support system and other back office systems, responding to competitive developments, continuing to attract, retain and motivate qualified personnel, and continuing to upgrade our technologies and commercialize our services incorporating such technologies. There is no assurance that we will be successful in addressing these matters and failure to do so could have a material adverse effect on our business prospects, operating results and financial condition. Our business plan will continue to require a substantial amount of capital to fund our expansion of our existing and acquired markets. As we continue to expand our business, we will seek additional sources of financing to fund our development. If we are unsuccessful in obtaining such financing, we would be compelled to alter our business strategy or delay or abandon some of our future plans.

2. Summary of Significant Accounting Policies:

  Principles of Consolidation:

  The accompanying consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries. All intercompany amounts and transactions have been eliminated.

                        CONVERGENT COMMUNICATIONS, INC.

  Unaudited Financial Information:

  The interim consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and related disclosures included herein are unaudited, but reflect, in the opinion of our management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results for all of these periods. All disclosures subsequent to March 5, 1999, other than Note 16, are unaudited.

  Use of Estimates:

  Our management is required to make estimates and assumptions in order to prepare the financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

  We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Short-term Investments:

  Short-term investments are classified as available-for-sale securities at December 31, 1998. Gains or losses on the sale of short-term investments are recognized on the specific identification method. Unrealized gains or losses are treated as a separate component of shareholders' equity until the security that the unrealized gain or loss was recorded on is sold. Other than in restricted cash, we had no short-term investments at December 31, 1998, as none of our investments had original maturities greater than three months.

  Restricted Cash:

  Restricted cash primarily represents funds held in collateral accounts for paying semi-annual interest payments on the 13% Senior Notes through April 1, 2001. The cash is invested in U.S. Government Securities, which mature semi-annually on October 1 and April 1 through April 1, 2001 (see Note 7). Restricted cash also represents cash used to collateralize letters of credit, which are held as collateral for certain of our office leases, capital lease obligations and performance bonds. The amounts invested are classified as held to maturity and carried at amortized cost which approximates fair value.

  Fair Value of Financial Instruments:

  The carrying amounts reported in the balance sheets for cash and cash equivalents, short-term investments, accounts receivable, accounts payable and short-term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for long-term debt other than the 13% Senior Notes approximate fair value based upon management's best estimates of what interest rates would be available for the same or similar instruments. The 13% Senior Notes are publicly traded securities. The quoted fair market value and the carrying amount of the 13% Senior Notes at December 31, 1998 are as follows:

                        CONVERGENT COMMUNICATIONS, INC.

                                                          Carrying   Fair Market
                                                           Amount       Value
                                                        ------------ -----------
   13% Senior Notes.................................... $160,000,000 $76,800,000
                                                        ============ ===========

  Property, Network and Equipment:

  Property, network and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the lease term if shorter, which range from two to five years. Expenditures which significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property, network and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and resulting gains and losses are reflected in operations.

  Inventory:

  Inventory primarily consists of new and refurbished equipment for resale and is valued at the lower of cost or market using the first-in, first-out method. We evaluate the need for reserves associated with obsolete and excess inventory.

  Intangible Assets:

  Intangible assets consist of the following:

  . Goodwill represents the excess purchase price over the net assets acquired in acquisitions and is being amortized over ten years.

  . Customer lists were obtained through business combinations and are being amortized over five years.

  . Debt offering costs represent costs incurred in connection with an offering of 13% senior notes (see Note 7) and are being amortized over the term of the notes, ten years.

  . Deferred finance costs are costs associated with obtaining certain financing arrangements and are amortized over the life of the financing arrangement, three years.

  . Site location contracts are exclusive rights to operate public telephones at various locations we acquired through business combinations. The site location contracts are being amortized over the average lives of the contracts, primarily three years.

  . Software license fees represent proprietary rights to software associated with our public telephones which are being amortized over five years, the estimated life of the related equipment.

  We periodically evaluate the carrying amount of our intangible assets based on undiscounted cash flows, or other indicators of fair value, to determine whether adjustments to these amounts are required.

  Long-Lived Assets:

  We evaluate the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-

                        CONVERGENT COMMUNICATIONS, INC.

Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets. Impairment is measured as the amount by which the asset's carrying amounts exceed the future discounted cash flows estimated to be generated by those assets. We do not believe an impairment exists as of December 31, 1998.

  Investments:

  Investments consist of ownership interests of less than 20% in unrelated entities and are accounted for using the cost method.

  Software:

  We capitalize certain costs of developing software for internal use. Such costs are amortized on a straight line basis over three years, which is the estimated useful life of the software. In March 1998, the AICPA issued Statement of Position No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance regarding the conditions under which the costs of internal-use software should be capitalized, and is effective for financial statements for years beginning after December 15, 1998. We do not expect the adoption of SOP 98-1 to have a material effect on our financial statements.

  Revenue Recognition:

  Revenue is recognized for product sales when the product is shipped. Revenues from non-recurring services are recognized when the services are provided. Revenue for long-term service and maintenance contracts is recognized over the term of the contract as the services are provided. Revenue from reselling of long distance service is recognized at the time of performance based on customer usage.

  Deferred Revenue:

  Deferred revenue represents the unearned portion of revenue related to our long-term service and maintenance contracts, which is recognized over the term of the contract, generally one year.

  Income Taxes:

  Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change is enacted. We establish a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

  Stock-Based Compensation:

  We use the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for our employee stock-based compensation plans. We account for options and warrants granted to non-employees in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS

                        CONVERGENT COMMUNICATIONS, INC.

123"), which requires that we recognize an expense based on the fair value of the option or warrant at the time of grant.

  Concentrations of Credit Risk:

  We sell products and services to small and medium sized businesses on open account and do not obtain collateral for our receivables. We believe our reserves for potential credit losses are adequate and we perform on-going credit evaluations. To date, we have not experienced any significant credit losses.

  All of our cash, cash equivalents and investments are maintained at a single financial institution, certain accounts are over insurable limits. The investments consist of high-quality commercial paper.

  Reclassifications:

  Certain reclassifications have been made to the prior year data to make it consistent with the 1998 presentation. These reclassifications had no impact on net loss.

  Recently Adopted Accounting Standards:

  Effective January 1, 1998 we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income.

  We have adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" for the year ended December 31, 1998. We have disclosed the business segments that we operate in along with the financial information that management uses in measuring the operating performance of those segments and for allocating resources to each segment as required by this statement (Note 10). The adoption of this statement had no effect on our results of operations, financial position or cash flows.

  The American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities"("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires cost of start-up activities and organization costs to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998, early adoption is encouraged. We have adopted SOP 98-5 for fiscal year ended December 31, 1998. The amount of start-up costs written off as a result of the adoption of this SOP was not material.

3. Acquisitions:

  Integrated Communication Networks, L.C. In December 1996, we acquired Integrated Communication Networks, L.C. (ICN), a public telephone service provider. We paid $1,232,300 in cash, issued a $1,000,000 promissory note and issued 1,750,000 shares of our common stock valued at $3,500,000 for total consideration of $5,732,300. The note was paid in January 1997.

  Communication Services of Iowa, Inc. In April 1997, we acquired Communication Services of Iowa, Inc. (CSI), an Iowa reseller of telephony keyboard PBX telephone equipment to businesses. We paid $100,000 cash, issued a $100,000 one-year promissory note at 8% and issued 25,000

                        CONVERGENT COMMUNICATIONS, INC.

shares of our common stock valued at $50,000 for total consideration of $250,000. The note was paid in March 1998.

  A.T.T.ex Corporation. In September 1997, we acquired A.T.T.ex Corporation (A.T.T.ex) of Des Moines, Iowa, a telecommunications service company that provided direct telephony service support to corporate customers. The purchase price consisted of $450,000 in cash and the issuance of 37,500 shares of our common stock valued at $187,500 for total consideration of $537,500.

  Vital Integration Solutions, Inc. In September 1997, we acquired Vital Integration Solutions, Inc. (Vital) of Des Moines, Iowa and Omaha, Nebraska, a full service integration solutions provider which specialized in comprehensive information management and networking solutions. Vital provided its clients with the hardware, software and integration services necessary to build information systems and networks. We paid $500,000 in cash and issued 375,000 shares of our common stock valued at $1,875,000 for total consideration of $2,375,000.

  Telephone Communications Corporation. In February 1998, we acquired the assets and assumed certain liabilities of Telephone Communications Corporation ("TCC") of Vail, Colorado. TCC was a long distance switchless reseller providing 1+, 0+, 800, and Calling Card services to cities such as Dillon, Frisco and the Vail Valley. We paid $400,000 in cash, issued a $200,000 one-year note at 8% and issued 5,000 shares of our common stock which for purchase accounting purposes were assigned a value of $8.00 per share. We also assumed a note with National Network Corporation of approximately $287,000, which was paid in April 1998. Total consideration for the purchase was $927,000. We negotiated an early discounted payoff of the $200,000 note in the total amount of $180,000 (including accrued interest of $2,250) in May 1998.

  Network Computer Solutions, LLC. In February 1998, we acquired the assets and assumed certain liabilities of Network Computer Solutions ("NCS") of Greenwood Village, Colorado. NCS provided network integration services. We paid $500,000 in cash, issued 50,000 shares of our common stock which for purchase accounting purposes were assigned a value of $8.00, assumed liabilities of $438,372 and paid a finders fee of $150,000 for total consideration of $1,488,372.

  Communication Services of Colorado. In May 1998, we completed a merger with Communication Services of Colorado ("CSC") of Englewood, Colorado. CSC was a long distance switchless reseller providing 1+, 0+, 800, and Calling Card services. The purchase price consisted of $475,000 in cash, the issuance of a $530,000 one-year note at 8% and assumed liabilities of $341,054 for total consideration of $1,346,054.

  HH&H Communications Technologies, Inc. In May 1998, we completed the acquisition of the assets and certain liabilities of HH&H Communications Technologies, Inc. ("CTI"), a voice equipment provider in Texas. We paid $200,000 in cash, issued 15,000 shares of our common stock, which for accounting purposes were assigned a value of $8.50 per share, and assumed liabilities of $151,383 for total consideration of $478,883.

  CMB Holdings, Inc. d/b/a Independent Equipment Company. In June 1998, we completed the acquisition of substantially all of the assets of CMB Holdings, Inc. d/b/a Independent Equipment Company ("IEC"), an equipment remarketer in Florida. The purchase price consisted of the issuance of 170,000 shares of our common stock, which for accounting purposes were assigned a value of $10.00 per share, for total consideration of $1.7 million.

                        CONVERGENT COMMUNICATIONS, INC.

  Tie Communications, Inc. Effective August 1, 1998 we completed the acquisition of substantially all the assets and certain of the liabilities of Tie Communications, Inc. ("Tie"). The purchase price consisted of $40.0 million in cash and the assumption of certain liabilities, which with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million. Tie was a telecommunications equipment provider and a nationwide reseller of long-distance service.

  We accounted for these acquisitions as business combinations, which were accounted for by the purchase method of accounting. We valued the acquisitions at the fair market value of the consideration given. With regard to our common stock and warrants, we determined the fair market value based upon a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis. An option pricing model was also used to value our warrants. In connection with the acquisitions, the excess of consideration given over the fair market value of the net assets acquired is being amortized on a straight line basis over the estimated life of the intangible assets acquired which is five to ten years. The accompanying financial statements include the accounts of the acquired companies from the effective dates of the acquisitions.

  In addition to the business acquisitions previously discussed, we have also completed purchases of certain assets of other companies as follows:

  Big Planet, Inc. In October 1997, we acquired certain assets and assumed certain liabilities of Big Planet, Inc., of Portland, Oregon. Big Planet is an Internet service provider (ISP) offering a full range of Internet services, including Internet access, Web hosting, maintenance, and site design. We paid $250,000 in cash for the assets and the assumption of certain trade payables.

  Sigmacom Corporation. In December 1997, we acquired certain data integration assets of Sigmacom Corporation. Sigmacom is a systems integrator for corporate audio, video and data communications, providing state-of-the-art systems that combine telecommunications and computer network technologies. Sigmacom is also developing Internet application software for financial institutions such as credit unions. We paid $875,000 in cash and issued Sigmacom a warrant to purchase 25,000 shares of our common stock at an exercise price of $15.00 per share, which expires in December 1999. We valued the warrants, at an aggregate value of $30,000 utilizing an option pricing model and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis. We also acquired a minority interest in Sigmacom's software development business to which we allocated $350,000 of the purchase price.

  The consideration paid for acquisitions in 1996, 1997 and 1998, and the allocation of such consideration to the acquired assets and assumed liabilities is as follows:

                                                1996       1997       1998
                                             ---------- ---------- -----------
   Cash paid, net of cash acquired.......... $1,157,304 $1,542,208 $42,364,328
   Common stock issued to the former
    owners..................................  3,500,000  2,112,500   2,266,400
   Notes payable and liability to former
    owners..................................  1,000,000    100,000     907,500
   Receivable eliminated through the
    acquisition of ICN......................     75,000        --          --
   Warrants issued..........................        --      55,000         --
                                             ---------- ---------- -----------
       Total amount to be allocated......... $5,732,304 $3,809,708 $45,538,228
                                             ========== ========== ===========

                        CONVERGENT COMMUNICATIONS, INC.

   Allocation to acquired assets and
    assumed liabilities:
     Goodwill............................  $3,212,608  $3,384,168  $42,544,447
     Accounts receivable.................      50,164     399,700    4,812,849
     Inventory...........................         --      115,971    4,586,188
     Equipment...........................   1,904,796     355,959    2,945,343
     Customer lists......................         --          --     1,683,696
     Prepaid expenses, deposits and other
      current assets.....................       7,262       3,950      669,110
     Investments.........................         --      350,000          --
     Site contracts......................     656,682         --           --
     Software license....................     496,643         --           --
     Accounts payable and accrued
      liabilities........................    (140,107)   (636,747)  (6,804,169)
     Deferred revenue, net of costs......         --          --    (1,911,946)
     Debt................................    (455,744)   (163,293)  (2,987,290)
                                           ----------  ----------  -----------
   Amounts allocated.....................  $5,732,304  $3,809,708  $45,538,228
                                           ==========  ==========  ===========

  On a pro forma basis, as though the above combinations had taken place at the beginning of the periods presented, revenue, net loss and net loss per share would have been as follows (unaudited):

                                                        1997          1998
                                                    ------------  ------------
   Revenue......................................... $118,964,021  $109,666,921
   Net loss........................................ $(26,068,210) $(59,462,317)
   Net loss per share.............................. $      (2.37) $      (4.27)
   Weighted average shares.........................   10,981,658    13,923,401

4. Short-Term Investments:

  All of our short-term investments as of December 31, 1997 are classified as available for sale. The investments had an amortized cost basis of $7,388,167 at December 31, 1997 and a fair value of $7,371,303 at December 31, 1997. The unrealized loss at December 31, 1997 related to these investments which matured in 1998 was $16,864.

5. Leases Receivable:

  Our wholly owned subsidiary, Convergent Capital Corporation ("CCC"), leases data and telephony equipment to our customers under direct financing leases. The receivables, which are due over two to five years are collateralized by the equipment being leased. The current portion of leases receivable is included in other current assets. The components of leases receivable and the future minimum payments receivable are as follows:

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Receivable:
     1999.........................................................  $  468,189
     2000.........................................................     402,864
     2001.........................................................     266,832
     2002.........................................................     174,728
     2003.........................................................      78,670
                                                                    ----------
   Gross receivables..............................................   1,391,283

                        CONVERGENT COMMUNICATIONS, INC.

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Unearned income................................................   (216,981)
                                                                    ---------
   Lease receivables..............................................  1,174,302
   Less: current portion..........................................   (377,512)
                                                                    ---------
   Long-term lease receivables....................................  $ 796,790
                                                                    =========

6. Property, Network and Equipment:

  Property, network and equipment consists of the following:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------  -----------
   Office furniture and equipment...................... $2,908,261  $14,057,009
   Network equipment...................................  2,256,942   12,906,012
   Leasehold improvements..............................     56,559      938,645
   Company vehicles....................................    226,421      237,794
                                                        ----------  -----------
                                                         5,448,183   28,139,460
   Less accumulated depreciation.......................   (610,386)  (4,882,832)
                                                        ----------  -----------
   Net property, network and equipment................. $4,837,797  $23,256,628
                                                        ==========  ===========

  Depreciation expense was $70,739 for the period from January 1, 1996 to December 16, 1996, $5,365 for the period from inception to December 31, 1996, $515,317 for the year ended December 31, 1997 and $4.3 million for the year ended December 31, 1998.

  We enter into capital leases for various equipment. Equipment under capital leases is as follows:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------  -----------
   Network equipment................................... $      --   $11,865,309
   Furniture and equipment.............................  1,674,596    4,020,300
                                                        ----------  -----------
                                                         1,674,596   15,885,609
   Less accumulated depreciation.......................   (338,199)  (2,906,152)
                                                        ----------  -----------
                                                        $1,336,397  $12,979,457
                                                        ==========  ===========

7. Notes Payable and Capital Leases:

  Notes Payable

  Notes payable consist of the following:

                                                            December 31,
                                                          -----------------
                                                          1997     1998
                                                          ---- ------------
   13% Senior Notes payable, (i) below................... $--  $153,630,080
   Note payable for acquisition, interest at 8%,
    principal and accrued interest due May 1999..........  --       530,000

                        CONVERGENT COMMUNICATIONS, INC.

                                                         December 31,
                                                    -----------------------
                                                      1997         1998
                                                    ---------  ------------
   Note payable assumed in acquisition, interest
    at 9.75%, payable in monthly installments of
    $2,257, through May 2000......................        --         35,707
   Notes payable for vehicles, interest rates
    ranging from 6.9% to 11.2%, payable in monthly
    installments totaling $5,848 through June
    2002, (ii) below..............................    147,746       138,705
   Note payable, interest at 4%, payable in
    monthly installments of $1,963 through
    September 2014, (iii) below...................    287,565           --
   Note payable for acquisition, interest at 8%,
    principal and accrued interest due March
    1998..........................................    106,670           --
                                                    ---------  ------------
                                                      541,981   154,334,492
   Less current portion...........................   (163,220)     (603,919)
                                                    ---------  ------------
   Long term portion..............................  $ 378,761  $153,730,573
                                                    =========  ============

--------
(i) On April 2, 1998 we completed a private offering of $160.0 million of 13% Senior Notes and 640,000 warrants to purchase 864,000 of our common shares. The 13% Senior Notes mature on April 1, 2008 and interest is payable semi-annually in arrears on April 1 and October 1 of each year beginning October 1, 1998. At the same time as the closing of the 13% Notes Offering, we deposited U.S. Government Securities in a collateral account. The amount deposited in the collateral account together with the interest earned on those securities, will be enough to pay the first six interest payments on the 13% Senior Notes. The first payment was made on October 1, 1998. The 13% Senior Notes contain certain covenants that restrict our ability to incur additional debt and to make certain payments, including dividends. Each Warrant entitles the holder to purchase 1.35 shares of our common stock at an exercise price of $0.02 per share. The Warrants are currently exercisable and expire on April 1, 2008. Each Warrant was assigned a value of $10.76 using an option pricing model, a market analysis of publicly traded companies and a discounted cash flow analysis. The proceeds that were attributable to the Warrants were treated as a discount to the 13% Senior Notes and allocated to shareholders' equity. We received proceeds approximately of $95.6 million after deducting offering costs of approximately $7.6 million and making the deposit of $56.8 million into the collateral account. As of December 31, 1998 the amount outstanding, net of the unaccreted discount of $6.4 million resulting from the allocation of the warrants, was $153.6 million.
(ii) In June 1997, we obtained a one-year renewable line of credit with General Motors Acceptance Corporation in the amount of $538,000 to acquire vehicles for operations. Advances under the line are payable over a four to five year term. We have used $155,521 of this credit facility of which $94,893 was outstanding at December 31, 1997 and $115,803 was outstanding at December 31, 1998. We do not anticipate additional borrowings under this facility.
(iii) This note was paid in April 1998.

  Scheduled maturities on debt outstanding are as follows:

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Due in:
   1999...........................................................   $603,919
   2000...........................................................     58,388
   2001...........................................................     37,918

                        CONVERGENT COMMUNICATIONS, INC.

                                                                 December 31,
                                                                     1998
                                                                 ------------
   2002.........................................................        4,187
   2003.........................................................          --
   Thereafter...................................................  160,000,000
                                                                 ------------
                                                                  160,704,412
   Less unaccreted discount.....................................   (6,369,920)
                                                                 ------------
     Total debt................................................. $154,334,492
                                                                 ============

   Capital Leases

  Some of our equipment and equipment used by our customers is leased under capital leases. The following is a schedule of the minimum lease payments under capital leases together with the present value of the minimum lease payments.

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Due in:
   1999........................................................... $ 6,082,644
   2000...........................................................   5,440,318
   2001...........................................................   3,596,597
   2002...........................................................     529,588
   2003...........................................................     218,450
                                                                   -----------
   Total minimum lease payments...................................  15,867,597
   Less amount representing interest..............................  (1,934,292)
                                                                   -----------
   Present value of minimum lease payments........................  13,933,305
   Less current portion...........................................  (5,179,251)
                                                                   -----------
   Long-term portion.............................................. $ 8,754,054
                                                                   ===========

  Comdisco Facility. In November 1997 we entered into an agreement with Comdisco, Inc. ("Comdisco") which provides for up to $50 million of equipment lease financing. At December 31, 1998, $10.0 million of the $50.0 million was available for us to use of which $7.6 million was being utilized. The agreement expires on June 30. The last $20.0 million will be available if we meet certain financial criteria.

  The Comdisco facility is collateralized by the equipment being financed. In addition, we are required to issue a warrant to acquire shares of our common stock in an amount equal to ten percent (10%) of the facility, divided by the exercise price per share. The exercise price per share is equal to the price paid by investors in recent equity offerings, not less than $6.00 per share. The warrants will be issued in three installments based upon amounts available under the facility. We issued a warrant in 1997 for the purchase of 166,666 shares of our common stock at an exercise price of $6.00 per share for the first $10 million of the facility. The warrants were valued utilizing an option pricing model, and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis. The warrants are being amortized into interest expense over three years.

  Sun Financial Facility. In May 1997, we entered into a Master Equipment Lease with Sun Financial Group, Inc. to lease equipment, facilities and related items for our internal expansion as

                        CONVERGENT COMMUNICATIONS, INC.

well as equipment to be used for customer installations. The facility is collateralized by a $100,000 standby letter of credit. In connection with the establishment of the facility, we issued a warrant to Sun Financial Group, Inc. for the purchase of 40,285 shares of our common stock at an exercise price of $6.00 per share. We valued the warrant utilizing an option pricing model and a number of other factors including a market analysis of publicly traded companies and a discounted cash flow analysis. The warrant is being amortized into interest expense over three years. We had amounts outstanding under this facility of $1.4 million as of December 31, 1997 and $4.4 million as of December 31, 1998.

8. Commitments:

  We lease a portion of our buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Due in:
   1999............................................................ $ 4,961,985
   2000............................................................   3,943,432
   2001............................................................   3,245,816
   2002............................................................   2,442,580
   2003............................................................   1,076,301
   Thereafter......................................................     205,596
                                                                    -----------
                                                                    $15,875,710
                                                                    ===========

  Rent expense under operating leases was $45,874 for the period from January 1, 1996 to December 16, 1996, $17,927 for the period from inception to December 31, 1996, $431,930 for the year ended December 31, 1997 and $4.3 million for the year ended December 31, 1998.

9. Shareholders' Equity (Deficit):

  We have 1,000,000 shares of preferred stock authorized none of which were outstanding as of December 31, 1998 and 800,000 of which were outstanding as of March 31, 1999.

  In connection with the acquisition of certain assets of Sigmacom (Note 3), we issued warrants to purchase 25,000 shares of our common stock exercisable at $15.00 per share through December 1999.

  On October 31, 1996, we entered into an exclusive engineering and consulting agreement with Services-oriented Open Network Technologies, Inc. ("SONeTech") for engineering services to our internal engineering staff relating solely to the initial configuration of the architecture of the E-POP(TM) network strategy and the development of service logic for our call processing design. We issued 187,500 shares of our common stock in exchange for a 10% equity interest in SONeTech and an exclusive engineering and consulting agreement. We will be entitled to reacquire a portion of our common stock that was issued to SONeTech at the original price of $0.12 per share if SONeTech terminates the agreement.

  In February 1997, we completed the second of two tranches of an offering of an aggregate of 3,500,000 units. Each of the units consisted of one share of common stock and a warrant to purchase one-half share of common stock (the first tranche of 2,369,762 units closed in late 1996). The units were sold at a price of $2.00 each. The warrants entitle the holders to purchase 1,750,000 shares of common stock for a price of $3.00 per share for five years from the date of the offering.

                        CONVERGENT COMMUNICATIONS, INC.

We also issued warrants to purchase 370,625 of our common shares to the placement agents, which are exercisable at $2.40 per share through November 7, 2001.

  In October 1997, we completed an offering of 3,410,000 units consisting of one share of our common stock and a warrant to purchase one-half share of our common stock. The units were sold at a price of $5.00 each. The warrants entitle the holders to purchase 1,705,000 shares of our common stock for a price of $7.50 per share, beginning in November 1998 through July 14, 1999. The proceeds, net of related offering costs, were approximately $15.2 million. We also issued warrants to purchase 307,930 of our common shares to the placement agents exercisable at $6.00 per share beginning in May 1998 through November 14, 2002.

  In connection with the signing of financing agreements with Comdisco, Inc. and Sun Financial, we granted Comdisco, Inc. warrants to purchase 166,666 shares of our common stock and granted Sun Financial warrants to purchase 40,285 shares of our common stock. All of these warrants are exercisable at $6.00 per share. The Comdisco warrants are currently exercisable and expire on the earlier of (i) November 2007, or (ii) five years following an initial public offering of our common stock. The Sun Financial warrants are exercisable beginning in May 1998 and expire in May 2002.

  In August 1998, we entered into a consulting agreement under which the consultant recruited senior management personnel on behalf of our wholly-owned subsidiary, Convergent Capital Corporation. As a result of the services performed under this agreement, we issued warrants to the consultant to purchase 62,500 shares of our common stock at $10.00 per share. The warrants are currently exercisable and expire on August 3, 2008. We valued the warrants using an option pricing model and recognized consulting expense of $79,883.

  Certain holders of our common stock and the holders of certain warrants have the right to demand that we file a registration statement to register their shares and the shares underlying their warrants in 1999.

Stock Option Plans:

  We have adopted the 1996 and 1997 Incentive and Non-Statutory Option Plans and the 1998 Stock Option Plan (the "Plans") which authorize us to grant up to 3,700,000 shares of our common stock to employees, consultants and directors under incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant non-statutory stock options.

  The Plans require that the exercise price of options we grant must be at least equal to the fair market value of a share of our common stock on the date of the grant and must be exercisable over a period of up to ten years. However, if an employee owns more than 10% of our outstanding common stock, then the exercise price of an incentive option must be at least 110% of the fair market value of a share of our common stock on the date of grant and must be exercisable over a period of five years. All of our options vest over five years.

  The Plans are administered by our Board of Directors or a committee thereof which determines the terms of the options granted, including the exercise price, the number of shares of our common stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee.

                        CONVERGENT COMMUNICATIONS, INC.

  In May 1997, we accelerated the vesting provisions related to options of certain employees to purchase 475,000 shares with an exercise price of $0.12 per share and all of the options were exercised. The underlying shares are subject to a repurchase agreement over a five year period whereby we can repurchase a portion of the shares upon termination of employment. The amount available for repurchase is reduced by 20% each year of employment. In late 1997, we repurchased 100,000 shares for $0.12 per share, upon the termination of one of the exercising employees. The repurchased shares are included in the authorized but unissued shares of common stock. At December 31, 1998, approximately 185,000 shares were no longer subject to repurchase.

                                                             Weighted  Weighted
                                                             Average   Average
                                                  Number of  Exercise Grant Date
                                                   Shares     Price   Fair Value
                                                  ---------  -------- ----------
   Outstanding at March 1, 1996..................       --    $ --      $ --
     Granted
       At market value...........................   392,500    2.18      0.40
       Below market value........................   512,500    0.12      0.92
     Exercised...................................       --      --        --
     Canceled....................................       --      --        --
                                                  ---------   -----     -----
   Outstanding at December 31, 1996..............   905,000    1.02       --
     Granted
       Above market value........................ 1,405,000    3.60      0.52
       At market value...........................   492,500    3.90      1.12
     Exercised...................................  (475,000)   0.12       --
     Canceled....................................    (6,000)   2.66       --
                                                  ---------   -----     -----
   Outstanding at December 31, 1997.............. 2,321,500    3.38       --
     Granted
       Above market value........................ 1,319,000   11.26      0.16
       At market value...........................   320,500    7.48      1.74
     Exercised...................................   (43,500)   0.38       --
     Canceled....................................  (634,750)   5.26       --
                                                  ---------   -----     -----
   Outstanding at December 31, 1998.............. 3,282,750   $6.50     $ --
                                                  =========   =====     =====

  The following table indicates the number of shares exercisable and the weighted average exercise prices at December 31:

                                                           1996  1997    1998
                                                           ---- ------- -------
   Options exercisable....................................  --  172,500 495,050
   Weighted average exercise price........................  --  $  2.58 $  3.32

                        CONVERGENT COMMUNICATIONS, INC.

  At December 31, 1998, the range of exercise prices and weighted average remaining contractual life for options outstanding was as follows:

                                       Option Price        Weighted Average
   Number of Shares                       Range       Remaining Contractual Life
   ----------------                  ---------------- --------------------------
   1,119,000........................  $2.00 to $2.20          6.6 years
   459,000..........................  $4.00 to $5.00          8.6 years
   466,250..........................      $6.00               8.9 years
   479,750.......................... $10.00 to $11.00         7.7 years
   758,750..........................      $12.00              9.8 years

  If the compensation cost for the Plan was determined based on the fair value at the grant dates for awards using the method prescribed by SFAS 123, our pro forma net loss and net loss per share would have been as follows:

                                       For the period
                                       from Inception
                                          through     Year ended December 31,
                                        December 31,  -------------------------
                                            1996         1997          1998
                                       -------------- -----------  ------------
   Net loss:
     As reported......................   $(575,392)   $(9,654,779) $(50,575,984)
     Pro-forma........................   $(575,808)   $(9,703,446) $(50,957,542)
   Net loss per share:
     As reported......................   $   (0.15)   $     (0.92) $      (3.68)
     Pro-forma........................   $   (0.15)   $     (0.93) $      (3.71)

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                            For the
                                          period from
                                           Inception
                                            through    Year ended December 31,
                                          December 31, ------------------------
                                              1996        1997         1998
                                          ------------ -----------  -----------
  Dividend yield.........................        --            --           --
  Risk-free interest rate................  6.06-6.48%    5.65-6.84%   5.38-5.71%
  Expected lives.........................    5 years       5 years      5 years

  Because the determination of the fair value of all options granted if we become a public entity will include an expected volatility factor in addition to the factors described in the table above and, because additional option grants are expected to be made the above pro forma disclosures are not necessarily representative of pro forma effects on net income to be reported for future years.

  We recognized compensation expense for employee stock grants and stock options of $282,267 for the period ended December 31, 1996, $194,517 for the year ended December 31, 1997 and $633,828 for the year ended December 31, 1998.

10. Business Segments:

  We classify our business into five fundamental areas: data services, voice services, ENS, data products and voice products. Senior management evaluates and makes operating decisions about

                        CONVERGENT COMMUNICATIONS, INC.

each of these operating segments based on a number of factors. We do not account for assets by business segment and, therefore, depreciation and amortization are not factors used in evaluating operating performance. Two of the most significant factors used in evaluating the operating performance are: revenue and gross margin before depreciation as presented below:

                         March 1, 1996                            Three Months ended March
                            through    Year ended December 31,              31,
                         December 31,  -------------------------  -------------------------
                             1996         1997          1998         1998          1999
                         ------------- -----------  ------------  -----------  ------------
                                                                               (Unaudited)
Revenue:
  Data services.........   $     --    $   585,385  $  3,620,222  $   808,015  $  2,118,940
  Voice services........      57,754     2,203,182    22,298,886      882,667    12,458,199
  ENS...................         --          6,210     2,002,914      116,391       733,437
  Data products.........      39,987     6,656,813    20,892,491    4,462,299     7,161,752
  Voice products........         --        758,434    12,785,598      253,493     8,008,538
                           ---------   -----------  ------------  -----------  ------------
    Total...............      97,741    10,210,024    61,600,111    6,522,865    30,480,866
                           ---------   -----------  ------------  -----------  ------------
Gross margin before
 depreciation:
  Data services.........         --        534,020     2,111,684      446,731       987,008
  Voice services........      17,739       979,225     8,915,797      383,400     5,250,256
  ENS...................         --          3,266     1,307,685       61,374       591,455
  Data products.........         543     1,056,705     2,249,700      740,389       794,861
  Voice products........         --        268,299     3,312,062       92,946     2,783,717
                           ---------   -----------  ------------  -----------  ------------
    Total...............      18,282     2,841,515    17,896,928    1,724,841    10,407,297
                           ---------   -----------  ------------  -----------  ------------
Reconciliation to net
 loss:
  Selling, general and
   administrative.......    (552,092)  (10,982,769)  (47,861,785)  (6,061,845)  (23,337,581)
  Depreciation and
   amortization.........     (40,698)   (1,453,019)   (7,493,613)    (762,439)   (2,862,892)
                           ---------   -----------  ------------  -----------  ------------
    Operating loss......    (574,508)   (9,594,273)  (37,458,470)  (5,099,443)  (15,793,176)
  Interest expense......        (884)     (155,450)  (17,501,512)     (52,568)   (5,936,665)
  Interest income.......         --        251,290     4,632,420       31,478       950,646
  Other income
   (expense)............         --       (156,346)     (248,422)       9,867        91,946
                           ---------   -----------  ------------  -----------  ------------
    Net loss............   $(575,392)  $(9,654,779) $(50,575,984) $(5,110,666) $(20,687,249)
                           =========   ===========  ============  ===========  ============

11. Deferred Compensation:

  We have a Deferred Compensation plan whereby certain management employees can elect to defer a portion of their compensation which will be paid in shares of our common stock at a future date. The plan requires that we issue shares of common stock into a rabbi trust which will then be distributed to the employee at a specified date in the future not less than one year from the deferral date. We have recorded the deferred compensation amount as treasury stock (for accounting purposes) and as a deferred compensation obligation in the shareholders' equity (deficit) section of the balance sheet. As of December 31, 1998, 77,172 shares of our common stock are being held in the rabbi trust.

                        CONVERGENT COMMUNICATIONS, INC.

12. Income Taxes:

  We were originally organized as an S corporation under the provisions of
Section 1361 of the Internal Revenue Code. As an S corporation, we were not subject to tax on our income; rather our shareholders were taxed on their share of the taxable income, whether or not the income was distributed. Effective December 5, 1996, we rescinded our S Corporation election under the Internal Revenue Code and became subject to tax on our income. No pro forma tax benefit has been provided for either the Convergent or ICN as Predecessor due to their continuing losses.

  The Predecessor was a limited liability company which was treated as a partnership for taxation purposes.

  For federal income tax purposes we had net operating loss carryforwards of $44.9 million as of December 31, 1998. Section 382 of the Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in ownership occur. As a result, our ability to use these net operating loss carryforwards, which will begin to expire in 2011, may be limited.

  The components of the net deferred tax assets are as follows:

                                                            December 31,
                                                      -------------------------
                                                         1997          1998
                                                      -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards................ $ 3,461,765  $ 17,057,862
     Deferred revenue................................         --      1,924,474
     Accrued vacation and bonus......................         --      1,342,101
     Intangibles.....................................         --        548,919
     Allowance for doubtful accounts.................       8,127       527,977
     Property and equipment..........................     112,106       462,333
     Self-insurance and warranty liabilities.........         --        448,705
     Original issue discount.........................         --        384,006
     Valuation allowance.............................  (3,581,998)  (22,696,377)
                                                      -----------  ------------
       Total net deferred tax assets................. $       --   $        --
                                                      ===========  ============

  The increase in the valuation allowance of $3.5 million in 1997 and $19.1 million in 1998 are due to increased losses during each year. We have recorded a full valuation allowance on the net deferred tax assets due to continuing losses.

  Our actual income taxes differed from the expected federal statutory rate of 34% as follows:

                                               March 1, 1996  Year ended
                                                  through    December 31,
                                               December 31,  ----------------
                                                   1996       1997      1998
                                               ------------- ------    ------
   Statutory tax rate.........................       34 %        34 %      34 %
   State taxes, net of federal benefit........        4           4         4
   Valuation allowance........................      (38)        (38)      (38)
                                                    ---      ------    ------
   Effective tax rate.........................      --  %       --  %     --  %
                                                    ===      ======    ======

                        CONVERGENT COMMUNICATIONS, INC.

13. Net Loss Per Share:

  The net loss available to common shareholders consists of the following:

                             March 1, 1996                            Three Months ended March
                                through    Year ended December 31,              31,
                             December 31,  -------------------------  -------------------------
                                 1996         1997          1998         1998          1999
                             ------------- -----------  ------------  -----------  ------------
                                                                                   (Unaudited)
   Net loss................   $ (575,392)  $(9,654,779) $(50,575,984) $(5,110,666) $(20,687,249)
   The weighted average
    shares consist of the
    following:
     Weighted average
      common shares used
      for basic earnings
      per share............    3,887,325    10,460,784    13,731,734   13,479,233    13,942,617
     Warrants..............          --            --            --           --            --
     Stock options.........          --            --            --           --            --
     Weighted average
      common shares used
      for fully diluted
      earnings per share...    3,887,325    10,460,784    13,731,734   13,479,233    13,942,617
                              ----------   -----------  ------------  -----------  ------------
     Anti-dilutive weighted
      average options and
      warrants not
      included.............      153,590     3,826,517     6,975,055    6,467,562     8,866,478
                              ==========   ===========  ============  ===========  ============

14. Employee Benefit Plans:

  We adopted an employee benefit 401(k) plan for all employees effective March 1, 1997. Under the plan, employees may voluntarily elect to have up to 15% of their salaries deducted from earnings and placed in the plan. We may elect to match up to 6% of the employee contributions by contributing our common stock to the plan. Our contributions are determined on a quarterly basis and the number of shares to be contributed is based upon the estimated fair value of the stock at the end of each quarter. During 1998 we contributed $182,792 of our common stock for the year ended December 31, 1997 match and contributed $253,102 of our common stock for the first and second quarters of 1998. An additional $800,000 was accrued as of December 31, 1998 for the third and fourth quarter 1998 match, which will be contributed in 1999.

15. Related Party Transactions:

  In August 1998, we entered into a two year agreement with Strategic Healthcare Solutions, LLC ("SHS") under which SHS was engaged to provide new customers in the healthcare industry to us. One of our directors is a principal of Strategic Asset Management which has an ownership interest in SHS. Under the agreement, we pay SHS a monthly fee and commissions (an aggregate of approximately $125,000 in 1998). In addition, we issued a warrant to SHS which entitles them to

                        CONVERGENT COMMUNICATIONS, INC.

purchase up to a maximum of 131,250 shares of our common stock at an exercise price of $12.00. The warrant includes performance objectives which are reviewed semiannually. If SHS does not meet those performance objectives, all or a portion of the shares available for each six-month period (32,812 shares) is reduced. The warrant is not exercisable until August 1, 2000 and expires
August 1, 2003. For the first six-month period of the agreement which ended February 1, 1999, SHS did not meet the performance objectives and as a result, the 32,812 shares applicable to that period were canceled.

  Pursuant to the terms of a non-cancelable license fee related to proprietary telecommunications equipment technology, ICN paid monthly license fees of $2,500 and management fees of $1,200 to a shareholder of ICN. During the period from January 1, 1996 through December 16, 1996, ICN incurred costs of $44,400 under these arrangements.

  One of our Directors was a Principal and owner of Shepherd Financial Group. Shepherd Financial Group received total compensation of approximately $1.5 million and was issued 219,000 warrants to purchase our common stock in exchange for placement agent services provided to us in connection with private placements of our common stock in 1996 and 1997. The Director was also a Principal and owner of Shepherd Capital Group, which was paid approximately $0.5 million for financial advisory services provided to us during 1997.

16. Subsequent Events:

  In February 1999, we acquired the assets and assumed certain liabilities of Kansas Communications, Inc. (KCI). KCI was a telecommunications equipment provider and integrator. The purchase price consisted of $1.5 million in cash, $4.5 million in notes payable and 24,925 shares of our common stock (which may be increased pursuant to certain financial adjustments) which for purchase accounting purposes were assigned a value of $10.00 per share, and assumed liabilities of $2.4 million for total consideration of $8.6 million. Upon the completion of equity or debt financing with net proceeds in excess of $25.0 million, $3.5 million of the notes payable would become due.

  On March 17, 1999, we executed an agreement pursuant to which various affiliates of the Sandler/21st Century Group agreed to purchase 800,000 shares of Series A Convertible Preferred Stock and warrants to purchase a maximum of 1,000,000 shares of our common stock. We sold 640,000 shares of Convertible Preferred A Stock and warrants to purchase a maximum of 800,000 shares of our common stock on March 17, 1999 for total consideration of $16.0 million. The balance of the shares and warrants were purchased for $4.0 million on March 31, 1999. Each share of Series A Convertible Preferred Stock will automatically convert into common stock upon a public offering which provides gross proceeds to us in excess of $50.0 million. At the public offering, each share of Series A Convertible Preferred Stock will convert into a minimum of 2.5 and a maximum of 3.57 shares of common stock, depending on the price of common stock in the public offering. The warrants entitle the holder to purchase one share of our common stock at an exercise price of $15.00 per share for a period of five years. The number of shares issuable upon exercise of the warrants are subject to adjustment based upon the initial public offering price. The proceeds from the sales, net of related offering costs, were approximately $19.3 million. One of our directors, Michael Marocco, is a principal of several of the entities in the Sandler/21st Century Group.

  In April 1999, we completed the acquisition of BSSi Innovations, Inc. (BSSi). BSSi was a provider of data network integration services based in Chicago, Illinois. The purchase price consisted of $455,000 in cash, 37,000 shares of our common stock which for accounting purposes were

                        CONVERGENT COMMUNICATIONS, INC.

assigned a value of $10.00 per share and assumed liabilities of approximately $24,925 for total consideration of $1.5 million. An additional 10,000 shares may be issued if certain financial conditions are met.

17. UNAUDITED SUBSEQUENT EVENTS:

  In July 1999 we expect to complete a one-for-two reverse split of our common stock. The accompanying consolidated financial statements have been restated for all periods presented to reflect the reverse stock split.

  In June 1999, we entered into a $10.0 million senior secured credit facility with Goldman Sachs Credit Partners L.P., under which our operating subsidiary, Convergent Communications Services, Inc. and our leasing subsidiary, Convergent Capital Corporation borrowed an aggregate of $10.0 million. The proceeds from this facility may be used for working capital and other general corporate purposes. We have agreed to guaranty our subsidiaries obligations under this facility. To secure repayment of the proceeds, Goldman Sachs Credit Partners L.P. has a security interest in, among other things, our eligible accounts receivable, inventory held for sale (except inventory subject to purchase money indebtedness) and intellectual property. In addition, the facility is secured by a pledge to Goldman Sachs Credit Partners L.P. of all of the capital stock of our subsidiaries.

  In July 1999, we entered into a $103.5 million equipment facility with Cisco Systems Capital Corporation for the purchase of Cisco equipment, including Cisco's IP + ATM switches to be installed in our multi-service switching platforms (which we call our ePOP). Currently, $23.0 million of that facility is available.

                        CONVERGENT COMMUNICATIONS, INC.
                     PRO FORMA COMBINED FINANCIAL STATEMENT

  Effective August 1, 1998, Convergent Communications acquired substantially all of the assets and certain liabilities of Tie Communications, Inc. (Tie). Consideration for the purchase consisted of (i) $40.0 million in cash (ii) the assumption of certain liabilities, which, together with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million. The acquisition has been accounted for using the purchase method of accounting.

  The following unaudited Pro Forma Combining Statement of Operations for the year ended December 31, 1998 assumes that the acquisition of Tie occurred on January 1, 1998. The information for Tie presented in the Pro Forma Combining Statement of Operations consists of historical amounts through the acquisition date of August 1, 1998. The results of operations from the closing date are included in our historical financial statements. Although we have completed or are in the process of completing other acquisitions, the operations of those business are not significant to the pro forma combined total assets or operations and, accordingly, the effects of these acquisitions have not been included in the accompanying Pro Forma Combining Statement of Operations.

  The unaudited Pro Forma Combining Statement of Operations should be read in conjunction with the historical audited financial statements and related notes of Convergent and Tie included later in this prospectus. The unaudited Combining Pro Forma Statement of Operations is not necessarily indicative of the results that actually would have occurred had the pro forma transactions been consummated at the dates indicated, nor is it necessarily indicative of our future operating results.

                        CONVERGENT COMMUNICATIONS, INC.

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

                For the Year Ended December 31, 1998 (unaudited)

                                   Historical(1)
                          -------------------------------
                            Convergent          Tie
                          Communications, Communications,   Pro Forma    Pro Forma
                               Inc.            Inc.       Adjustments(2) Combined
                          --------------- --------------- -------------- ---------
                              (amounts in thousands, except per share amounts)
Revenues................     $ 61,600        $ 46,472         $ --       $108,072
Cost of sales excluding
 depreciation...........       43,703          36,616           --         80,319
Selling, general and
 administrative.........       47,862          15,775           --         63,637
Depreciation and
 amortization...........        7,493           2,909           620(a)     11,022
Reorganization expense..          --            1,439           --          1,439
Other operating
 expense................          --            1,000           --          1,000
                             --------        --------         -----      --------
Operating loss..........      (37,458)        (11,267)         (620)      (49,345)
Interest income
 (expense) and other....      (13,118)         (2,185)          967(b)    (14,336)
                             --------        --------         -----      --------
Income (loss) from
 continuing operations
 before income taxes....      (50,576)        (13,452)          347       (63,681)
Income tax benefit......          --            4,064           --          4,064
                             --------        --------         -----      --------
Income (loss) from
 continuing operations..     $(50,576)       $ (9,388)        $(347)     $(59,617)
                             ========        ========         =====      ========
Net loss per share
 (basic and diluted)....     $  (3.68)                                   $  (4.34)
                             ========                                    ========
Weighted average shares
 outstanding (basic and
 diluted)...............       13,732                                      13,732
                             ========                                    ========


   See the accompanying notes to pro forma combining statement of operations.

                        CONVERGENT COMMUNICATIONS, INC.

              NOTES TO PRO FORMA COMBINING STATEMENT OF OPERATIONS

Basis of Presentation:

  (1) The unaudited Pro Forma Combining Statement of Operations for the year ended December 31, 1998 includes historical results of operations for the Convergent Communications for the entire year and through the acquisition date of August 1, 1998 for Tie.


  (2) The following pro forma adjustments have been made to the unaudited combined pro forma financial statements of Convergent Communications and Tie.

  (a) Amortization of step-up of intangibles recorded for the Tie acquisition on a straight-line basis over 10 years, net of the amortization expense of intangibles not purchased, which were being amortized on a straight-line basis over 10 years. Also, included in this adjustment is the elimination of the historical depreciation on property, plant and equipment based primarily on straight-line depreciation over periods from 3 to 10 years. Offsetting this elimination is the addition of depreciation based on Convergent Communication's periods of depreciation, 2 to 5 years.

  (b) Adjustment to interest expense for debt of Tie which was not assumed in the acquisition.

               FINANCIAL STATEMENTS FOR TIE/COMMUNICATIONS, INC.

  Effective August 1, 1998, Convergent Communications acquired substantially all the assets of Tie/Communications, Inc., which was a debtor-in-possession operating under Chapter 11 of the United States Bankruptcy Code. Convergent Communications did not acquire all the liabilities of Tie and did not acquire the corporation in which Tie's business had been conducted and as to which the financial statements on the following pages relate.

             INDEX TO TIE COMMUNICATIONS, INC. FINANCIAL STATEMENTS

Tie Communications, Inc.
Report of Independent Accountants.......................................  TIE-3
Consolidated Balance Sheets as of December 31, 1995, 1996 and 1997 and
 July 31, 1998..........................................................  TIE-4
Consolidated Statements of Operations for the two months ended December
 31, 1995, years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998....................................................  TIE-6
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the two months ended December 31, 1995, years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998......................  TIE-7
Consolidated Statements of Cash Flows for the two months ended December
 31, 1995, years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998....................................................  TIE-8
Notes to Consolidated Financial Statements..............................  TIE-9

                                     TIE-1

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                     TIE-2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Tie/communications, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholder's equity/(deficit) and of cash flows present fairly, in all material respects, the financial position of Tie/communications, Inc. (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession) at December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998 and the results of its operations and its cash flows for the period from November 1, 1995 through December 31, 1995, the years ended December 31, 1996 and 1997, and the seven months ended July 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of TIE's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming TIE will continue as a going concern. As discussed in Note 1 to the financial statements, TIE has experienced net losses since its inception and is not in compliance with certain provisions in its loan agreement with a financial institution. Additionally, on April 10, 1998, TIE filed a voluntary petition (as a debtor-in-possession) for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Effective August 1, 1998, TIE sold substantially all of its operating assets to a third party. The accompanying financial statements do not reflect the sale of substantially all of the assets to and the assumption of certain liabilities by the third party. These uncertainties raise substantial doubt about TIE's ability to continue as a going concern. The accompanying financial statements do not include any adjustments which may result from the outcome of these uncertainties.

                                          PricewaterhouseCoopers LLP

Kansas City, Missouri
September 4, 1998

                                     TIE-3

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                          CONSOLIDATED BALANCE SHEETS

                                December 31, December 31, December 31, July 31,
                                    1995         1996         1997       1998
                                ------------ ------------ ------------ --------
            ASSETS
Current assets
 Cash..........................   $ 1,812      $   469      $   326    $   650
 Accounts receivable, net of
  allowance of $1,640, $1,126,
  $1,914 and $2,517,
  respectively.................    11,131       10,659       12,041      8,508
 Inventories, net of reserves
  of $4,664, $4,932, $2,273 and
  $2,520, respectively.........     6,540        8,789        5,447      4,782
 Prepaid expenses..............       833          801          541      1,032
 Net assets held for sale......     9,196          --           --         --
 Other current assets..........     1,922        1,961          819      1,182
 Deferred tax asset............       --           --           --       6,892
                                  -------      -------      -------    -------
    Total current assets.......    31,434       22,679       19,174     23,046
 Property and equipment, net...     1,596        1,792        4,597      3,428
 Excess purchase price over
  fair value of net assets
  acquired, net................    28,209       28,623       25,246     20,731
 Equipment credit receivable...     1,500          --           --         --
 Debt issuance costs, net......       543          622           64        --
 Other assets..................     1,104        1,886          619        519
                                  -------      -------      -------    -------
    Total assets...............   $64,386      $55,602      $49,700    $47,724
                                  =======      =======      =======    =======


   The accompanying notes are an integral part of these financial statements.

                                     TIE-4

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                    CONSOLIDATED BALANCE SHEETS--(Continued)

                                 December 31, December 31, December 31, July 31,
                                     1995         1996         1997       1998
                                 ------------ ------------ ------------ --------
 LIABILITIES AND STOCKHOLDER'S
        EQUITY/(DEFICIT)
 Liabilities subject to
  compromise...................    $   --       $  --        $    --    $ 38,779
 Liabilities not subject to
  compromise
 Current liabilities:
  Note payable and current
   maturities of long-term
   debt:
   Related parties.............        --         1,515         5,734        --
   Other.......................        --        15,896        16,913      1,644
 Advance from Convergent
  Communications Services,
  Inc..........................        --           --            --      15,917
 Accounts payable..............      3,720        7,770        12,583      4,458
 Accrued wages and benefits....      3,897        2,922         3,369      2,667
 Restructuring reserve.........      2,399        1,684           523        --
  Other accrued expenses:
   Related parties.............        --           136         2,418        --
   Other.......................      7,418        5,873         6,001      6,634
 Deferred service revenue......      6,625        6,114         5,538      2,186
 Income taxes payable..........      1,732        1,114           939         33
                                   -------      -------      --------   --------
     Total current
      liabilities..............     25,791       43,024        54,018     72,318
 Long-term debt:
  Related parties..............     10,000       10,000        10,000        --
  Other........................     20,000           59         2,325      1,495
 Other non-current
  liabilities..................      1,339          117            58        --
                                   -------      -------      --------   --------
     Total liabilities.........     57,130       53,200        66,401     73,813
 Commitments and contingencies
 Stockholder's equity/(deficit)
  Series A preferred stock.....        --           --              9          9
  Common stock.................        --           --            102        102
  Additional paid-in capital...      7,833        7,753         7,642      7,642
  Accumulated deficit..........       (577)      (5,351)      (24,454)   (33,842)
                                   -------      -------      --------   --------
     Total stockholder's
      equity/(deficit).........      7,256        2,402       (16,701)   (26,089)
                                   -------      -------      --------   --------
     Total liabilities and
      stockholder's
      equity/(deficit).........    $64,386      $55,602      $ 49,700   $ 47,724
                                   =======      =======      ========   ========

   The accompanying notes are an integral part of these financial statements.

                                     TIE-5

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                              Period from                             Seven
                              November 1,                             Months
                              1995 through  Year Ended   Year Ended   Ended
                              December 31, December 31, December 31, July 31,
                                  1995         1996         1997       1998
                              ------------ ------------ ------------ --------
Net revenue:
  Equipment..................   $ 7,302      $45,114      $ 40,338   $ 17,258
  Services...................     7,562       45,111        43,390     21,334
  Other......................     1,499        6,332        11,646      7,880
                                -------      -------      --------   --------
                                 16,363       96,557        95,374     46,472
Cost of sales:
  Equipment..................     5,502       32,706        32,767     15,250
  Services...................     4,620       28,518        28,362     14,115
  Other......................       663        2,467         8,230      7,251
                                -------      -------      --------   --------
                                 10,785       63,691        69,359     36,616
Gross margin:
  Equipment..................     1,800       12,408         7,571      2,008
  Services...................     2,942       16,593        15,028      7,219
  Other......................       836        3,865         3,416        629
                                -------      -------      --------   --------
                                  5,578       32,866        26,015      9,856
Selling, general and
 administrative expenses.....     4,837       28,944        33,667     15,775
Depreciation and
 amortization................       712        4,632         4,851      2,909
Reorganization expenses......       --           --            --       1,439
Other operating expenses.....       --           706           893      1,000
                                -------      -------      --------   --------
Operating income/(loss)......        29       (1,416)      (13,396)   (11,267)
Interest expense:
Related parties (contractual
 interest at July 31, 1998
 was $2,965).................       --         1,443         2,997        832
Other........................       560        1,588         2,517      1,295
Other expenses, net..........        38          291           158         58
                                -------      -------      --------   --------
Loss before income taxes.....      (569)      (4,738)      (19,068)   (13,452)
Provision for (benefit from)
 income taxes................         8           36            35     (4,064)
                                -------      -------      --------   --------
Net loss.....................   $  (577)     $(4,774)     $(19,103)  $ (9,388)
                                =======      =======      ========   ========

   The accompanying notes are an integral part of these financial statements.

                                     TIE-6

                           TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY/(DEFICIT)

                                                                         Preferred Stock,
                                                                            $0.01 par,
                    Common Stock,   Common Stock,       Common Stock,   1,000,000 Series A
                     $0.01 par,      $0.10 par,          $0.01 par,          8.0785%
                     100 shares   10,000,000 shares   15,000,000 shares    cumulative,
                     authorized      authorized          authorized     shares authorized   Additional
                    ------------- ------------------  ----------------- -------------------  paid-in   Accumulated
                    Shares Amount   Shares    Amount    Shares   Amount  Shares     Amount   capital     deficit    Total
                    ------ ------ ----------  ------  ---------- ------ ---------- -------- ---------- ----------- --------
                                                           (dollars in thousands)
Balance at
November 1,
1995............      --    $--    3,988,392  $ 398          --   $--          --   $   --   $15,727    $    --    $ 16,125
Recapitalization
due to merger
with TIE Merger
Co..............      100    --   (3,988,392)  (398)         --    --          --       --    (7,894)        --      (8,292)
Net loss for the
period from
November 1, 1995
through December
31, 1995........      --     --          --     --           --    --          --       --       --         (577)      (577)
                     ----   ----  ----------  -----   ----------  ----  ----------  -------  -------    --------   --------
Balance at
December 31,
1995............      100    --          --     --           --    --          --       --     7,833        (577)     7,256
Return of equity
to TIE
Acquisition
Co..............      --     --          --     --           --    --          --       --       (80)        --         (80)
Net loss for the
year ended
December 31,
1996............      --     --          --     --           --    --          --       --       --       (4,774)    (4,774)
                     ----   ----  ----------  -----   ----------  ----  ----------  -------  -------    --------   --------
Balance at
December 31,
1996............      100    --          --     --           --    --          --       --     7,753      (5,351)     2,402
Recapitalization..   (100)   --          --           10,200,000   102     940,000        9     (111)        --         --
Net loss for the
year ended
December 31,
1997............      --     --          --     --           --    --          --       --       --      (19,103)   (19,103)
                     ----   ----  ----------  -----   ----------  ----  ----------  -------  -------    --------   --------
Balance at
December 31,
1997............      --     --          --     --    10,200,000   102     940,000        9    7,642     (24,454)   (16,701)
Net loss for the
seven month
period ended
July 31, 1998...      --     --          --     --           --    --          --       --       --       (9,388)    (9,388)
                     ----   ----  ----------  -----   ----------  ----  ----------  -------  -------    --------   --------
Balance at July
31, 1998........      --    $--          --   $ --    10,200,000  $102     940,000  $     9    7,642    $(33,842)  $(26,089)
                     ====   ====  ==========  =====   ==========  ====  ==========  =======  =======    ========   ========

  The accompanying notes are an integral part of these financial statements.

                                     TIE-7

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Period from                                 Seven
                          November 1, 1995  Year Ended   Year Ended  Months Ended
                          through December December 31, December 31,   July 31,
                              31, 1995         1996         1997         1998
                          ---------------- ------------ ------------ ------------
                                          (dollars in thousands)
Cash flows from
 operating activities:
Net loss................      $  (577)       $ (4,774)    $(19,103)    $(9,388)
 Adjustments to
  reconcile net loss to
  cash flows utilized
  for operating
  activities:
 Depreciation and
  amortization..........          712           4,632        4,851       2,909
 Provision for doubtful
  accounts..............          (53)            788          717         635
 Deferred income taxes..          --              --           --       (4,085)
 Changes in working
  capital, net:
  Accounts receivable...       (1,459)           (316)      (2,099)      2,899
  Inventories...........          486            (924)       3,342         665
  Prepaid expenses......         (268)             32          260        (491)
  Other current assets..         (282)            203          993        (376)
  Accounts payable......          484           4,050        4,810       4,366
  Accrued wages and
   benefits.............         (475)           (975)         568        (662)
  Restructuring
   reserve..............         (101)         (1,941)        (991)        (37)
  Other accrued
   expenses.............          605          (1,508)       2,701       4,613
  Deferred service
   revenue..............          (60)           (511)        (576)       (635)
  Income taxes payable..           24          (1,716)        (175)         22
 Other..................          --              --         2,175          94
                              -------        --------     --------     -------
Cash provided by
 (utilized for)
 operating activities...         (964)         (2,960)      (2,527)        529
Cash flows from
 investing activities:
Purchases of property
 and equipment..........         (123)         (2,556)      (1,075)        (23)
Proceeds from sales of
 property and
 equipment..............          --              265          518         --
Proceeds from sale of
 assets held for sale...          --            8,456          --          --
Other...................         (131)         (1,793)         (58)        --
                              -------        --------     --------     -------
Cash provided by
 (utilized for)
 investing activities...         (254)          4,372         (615)        (23)
Cash flows from
 financing activities:
Net borrowings
 (repayments) under
 revolving lines of
 credit.................          --           15,838         (307)     (7,811)
Proceeds from advances
 from Convergent
 Communications
 Services, Inc..........          --              --           --       15,197
Cash contributed by TIE
 Acquisition Co.........        2,353             --           --          --
Proceeds from note with
 affiliate..............                        1,515        4,500         --
Proceeds from borrowing
 from former majority
 stockholder............          400                          --          --
Repayment of note with
 affiliate..............          --              --          (300)        --
Repayment of term loan..          --              --           --       (7,000)
Repayment of bridge loan
 facility...............          --          (20,000)         --          --
Return of equity to TIE
 Acquisition Co.........          --              (80)         --          --
Capitalized lease
 payments...............          --              (28)        (894)       (568)
Payment of long-term tax
 liability..............         (296)            --           --          --
                              -------        --------     --------     -------
Cash provided by
 (utilized for)
 financing activities...        2,457          (2,755)       2,999        (182)
                              =======        ========     ========     =======
Net increase/(decrease)
 in cash................        1,239          (1,343)        (143)        324
                              =======        ========     ========     =======
Cash at beginning of the
 period.................          573           1,812          469         326
                              =======        ========     ========     =======
Cash at end of the
 period.................      $ 1,812        $    469     $    326     $   650
                              =======        ========     ========     =======

   The accompanying notes are an integral part of these financial statements.

                                     TIE-8

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                         NOTES TO FINANCIAL STATEMENTS

               (dollars in thousands, except share related data)

1. Nature of Business and Going Concern Uncertainty

Nature of business

  Tie/communications, Inc. (together with its subsidiaries, "TIE") is engaged in the sale, installation and servicing of telecommunications products and services including the resale of long distance services. TIE's principal products are multi-featured, fully electronic, digitally controlled key systems, private automated branch exchange ("PABX") systems and hybrid telephone systems, voice response and processing products with computer telephone integration hardware and software, video conferencing systems and network services including long distance products as well as pre-owned phone systems, which are primarily for business use. TIE's products also include other peripheral data and telecommunications products.

  TIE resells long distance services to its customers under separate reseller agreements with certain major interexchange carriers. By offering both premise-based telecommunications equipment and services along with competitive resold long distance services, TIE delivers a single point of contact for the telecommunications needs of its customers which is a valuable and beneficial service for its small to medium commercial customers.

  TIE's core business sells, installs and services its products through a U.S. network of approximately 40 sales, service and warehouse facilities located throughout major U.S. metropolitan areas.

Going concern uncertainty

  The accompanying consolidated financial statements have been prepared assuming that TIE continues as a going concern, which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. TIE was not in compliance with certain of the restrictive covenants contained in the loan and security agreement with one of its lenders throughout 1996, 1997 and 1998. These events of noncompliance indicated that the related obligations were callable by the lender. Additionally, TIE has a working capital deficit of $49,272 as of July 31, 1998 and has generated net losses of $33,842 since its inception in October 1995 resulting in a stockholder's deficit of $26,089 as of July 31, 1998.

  On April 10, 1998, TIE filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the Central District of California (the Bankruptcy Court), Case No. SA 98-15547-JB. TIE is currently operating its business as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code and is subject to the jurisdiction of the Bankruptcy Court. Since filing the petition for relief, TIE has reported reorganization expenses relating to professional and legal fees of $1,439.

  On June 16, 1998, TIE entered into an asset purchase agreement with Convergent Communications Services, Inc. for the acquisition of substantially all of the assets and the assumption of certain liabilities for a cash payment of $40 million. The agreement was subject to the approval of the Bankruptcy Court, which was obtained on July 20, 1998. Pursuant to the asset purchase agreement, on July 31, 1998, the purchase price for the acquisition was delivered to an escrow agent and was partially used to repay TIE's indebtedness under the loan and security agreement referred to above. The sale transaction closed effective August 1, 1998. See Note 15.


                                     TIE-9

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  As a result of the filing under Chapter 11 of the Bankruptcy Code and related circumstances, including TIE's leveraged financial structure, the substantial recurring net losses and working capital and stockholder's deficits and the disposition of substantially all of TIE's assets, the realization of any remaining assets and liquidation of remaining liabilities is subject to significant uncertainty.

  While under the protection of Chapter 11 of the Bankruptcy Code, TIE may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the accompanying financial statements. Further, a plan of reorganization could materially change the amounts reported in such financial statements, which do not give effect to all adjustments of the carrying value of assets or liabilities that might be necessary as a consequence of a confirmed plan of reorganization.

2. Significant Accounting Policies

Principles of consolidation

  The consolidated financial statements include the accounts of TIE and its majority-owned subsidiaries. During 1996, all of TIE's active subsidiaries merged into TIE. All significant intercompany accounts and transactions have been eliminated.

Basis of presentation

  The accompanying financial statements do not reflect sale of substantially all of the assets to and the assumption of certain liabilities by Convergent Communications Services, Inc. effective August 1, 1998. See Note 15.

Reclassifications

  Certain amounts in 1995 financial statements have been reclassified to conform to the current year's presentation.

Revenue recognition

  Revenue from equipment sales and installation service work to end users is recognized at the time of its completion. Deferred service revenue from maintenance contracts is amortized in equal increments over the terms of the contracts which are generally for one year. Revenue from the reselling of long distance service is recognized at the time of the performance and the cost associated for providing those services is charged to cost of sales.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

  Accounts receivable represent billed and accrued receivables for equipment sales, installation service work and long distance reseller services. These receivables are unsecured. TIE provides

                                     TIE-10

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

allowances for returns, billing adjustments and doubtful accounts equal to the estimated losses expected to be sustained.

Inventories

  Inventories, which consist primarily of new and refurbished equipment for resale, are valued at the lower of cost or net realizable value, using the first-in, first-out method. TIE provides reserves for estimated losses related to excess and obsolete inventory.

Warranty claims

  TIE accrues for warranty expense in the period that the related revenue is recognized based upon historical experience.

Property and equipment

  Property and equipment primarily consist of equipment that is of an administrative nature such as office furniture and computers, which are not used to generate revenues are recorded at cost. At the time fixed assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in the determination of income. Maintenance and repair costs are expensed as incurred.

  Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements and equipment under capital leases are capitalized and amortized over the lesser of their estimated useful lives or the lives of the related leases.

                                                                      Assigned
                                                                        Life
                                                                     ----------
   Building.........................................................   30 years
   Equipment........................................................  3-9 years
   Leasehold improvements...........................................  1-5 years
   Furniture and fixtures........................................... 3-10 years

Liabilities subject to compromise

  In accordance with Statement of Position 90-7 (SOP 90-7), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, prepetition liabilities which are unsecured or estimated to be undersecured are classified as liabilities subject to compromise. The accrual of interest on such liabilities has been discontinued for periods after April 10, 1998.

Intangible assets

  Excess purchase price over fair value of net assets acquired and the identifiable intangible assets are being amortized over their estimated useful life of 10 years. The principal identifiable intangible assets are TIE's installed customer base and its tradename. Accumulated amortization as of December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998 was $384, $3,336, $6,195 and $7,863, respectively. TIE periodically assesses the realizability of the excess purchase price over fair value of net assets acquired based upon estimated fair value.


                                     TIE-11

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Debt issuance costs

  Debt issuance costs are capitalized and amortized as interest expense using the effective interest method over the lives of the related debt. Accumulated amortization as of December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998 was $188, $894, $1,496 and $1,541, respectively.

Impairment of long-lived assets

  TIE assesses its long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future cash flows (undiscounted and without interest charges) is less than carrying value. The amount of any impairment then recognized would be calculated as the difference between carrying value and fair value. With respect to assets to be disposed of, impairment is measured as the excess of carrying value over fair value less cost of disposal.

Income taxes

  TIE accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets which management determines are more likely than not unrealizable. TIE joins in the filing of a consolidated federal income tax return with TIE Acquisition Co., with the tax liability allocated on a separate company basis.

Stock options

  TIE accounts for stock options granted to employees and non-employee directors using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) which permits companies to use either the APB 25 intrinsic value method or the fair value method as prescribed by SFAS No. 123, but encourages companies to adopt the fair value method. Companies electing to use the APB 25 method are required to disclose pro forma net income (if materially different from net income as reported) in the notes to the financial statements, as if they had adopted the SFAS No. 123 fair value method. TIE accounts for stock options issued to parties other than employees and non-employee directors using the SFAS No. 123 fair value method.

3. Fair Value Of Financial Instruments

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments,

                                     TIE-12

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair values are based on settlements using present value or other valuation techniques.

  TIE's financial instruments include cash, accounts receivable and payable, debt and irrevocable standby letters of credit ($172, $464, $685 and $0 as of December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998, respectively). Management believes the fair values of the cash and accounts receivable and payable approximate their respective carrying values because of their short term nature. Management does not believe that it is practicable to estimate the fair values of the debt or irrevocable standby letters of credit because of the uncertainty surrounding TIE's financial status as described in
Note 1.

4. Property And Equipment

  Property and equipment consists of the following:

                               December 31, December 31, December 31, July 31,
                                   1995         1996         1997       1998
                               ------------ ------------ ------------ ---------
   Land.......................   $    10      $    10      $    10     $   10
   Buildings..................       123          123          123        123
   Equipment..................     1,316        2,101        1,790      1,814
   Leasehold improvements.....        52           91          426        436
   Furniture and fixtures.....       235          232          239        239
   Equipment under capital
    leases....................       --           145        4,629      4,629
   Construction in progress...       --           139           20         20
                                 -------      -------      -------     ------
                                   1,736        2,841        7,237      7,271
   Less accumulated
    depreciation and
    amortization (including
    $0, $12, $1,007 and $1,915
    of accumulated
    amortization related to
    equipment under capital
    leases)...................       140        1,049        2,640      3,843
                                 -------      -------      -------     ------
                                 $ 1,596      $ 1,792      $ 4,597     $3,428
                                 =======      =======      =======     ======

               (dollars in thousands, except share related data)

  Depreciation expense (including amortization of equipment under capital leases) aggregated $140, $921, $1,704 and $1,193 for the period from November 1, 1995 through December 31, 1995, and the years ended December 31, 1996 and December 31, 1997 and the seven months ended July 31, 1998, respectively. Depreciation expense represents depreciation on plant and equipment that is primarily of an administrative nature such as office furniture and computers, which are not used to generate revenues.

                                     TIE-13

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5. Debt

  Debt consists of the following:

                                December 31, December 31, December 31, July 31,
                                    1995         1996         1997       1998
                                ------------ ------------ ------------ --------
   Subordinated promissory
    note to related party.....   $  10,000    $  10,000    $  10,000   $10,000
   Bank revolving credit
    facility..................         --         8,838        8,531       --
   Bank term loan facility....      20,000        7,000        7,000       --
   Subordinated demand notes
    payable to related party..         --         1,515        5,734     5,734
   Capitalized lease
    obligations...............         --           117        3,707     3,139
                                 ---------    ---------    ---------   -------
                                    30,000       27,470       34,972    18,873
   Less current maturities of
    long-term debt............         --        17,411       22,647    17,378
                                 ---------    ---------    ---------   -------
   Long-term debt.............   $  30,000    $  10,059    $  12,325   $ 1,495
                                 =========    =========    =========   =======

  In connection with the acquisition discussed in Note 9, TIE Acquisition Co. borrowed $20,000 under a bank loan facility agreement, as amended, which bore interest at the prime rate, as defined, plus 2.5% and was secured by TIE's stock acquired by TIE Acquisition Co. The principal and interest on the loan were due and repaid 90 days after the stock tender offer (January 16, 1996).

  Concurrent with the merger described in Note 9, TIE entered into a $10,000 subordinated promissory note payable to TIE Acquisition Co. Interest is payable monthly at the rate of 10%. The note is due and payable in full on February 15, 1999. Interest expense was $53, $1,017, $1,014 and $281 for the period from November 1, 1995 through December 31, 1995, and the years ended December 31, 1996 and December 31, 1997 and the seven months ended July 31, 1998, respectively. In accordance with SOP 90-7, the accrual of interest on this note was discontinued after April 10, 1998. The unrecorded interest expense was $308 for the period from April 10 through July 31, 1998.

  In January 1996, TIE entered into a Loan and Security Agreement with a bank (the "Agreement"), which consisted of two facilities: a $20,000 revolving credit facility and a $5,000 term loan facility. The Agreement was subsequently amended to decrease the revolving credit facility to $18,000 and increase the term loan facility to $7,000. The revolving credit facility terminates on December 1, 1998, but shall be automatically extended for successive one-year periods unless either the lender or the borrower provides to the other written notice of termination not less than 60 days prior to the then effective termination date. The revolving credit facility bears interest, at TIE's option, at either the prime rate plus 1% or LIBOR plus 3.25% (9.5% at December 31, 1997). The advances available under this facility are limited to specified percentages of eligible accounts receivable and inventory. The term loan facility expired on January 31, 1998 and bore interest at LIBOR plus 4% (9.6875% at December 31, 1997). The proceeds from these two facilities were used to retire the $20,000 bank bridge loan utilized for the acquisition in November 1995. The obligations under this Agreement are secured by substantially all of TIE's assets as well as TIE Acquisition Co.'s stockholdings in TIE and other assets which have been pledged by certain related parties. Effective February 1, 1998, the interest rate of each of these facilities increased 2% due to TIE's failure to pay the term loan when it became due.

                                     TIE-14

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  The Agreement contains numerous financial and operating covenants, including, among other things, requirements that TIE maintain certain financial ratios and restrictions on the ability of TIE to (i) incur indebtedness or create liens,
(ii) make certain capital expenditures and lease payments, and (iii) make certain restricted distributions and payments. During 1996, 1997 and 1998, TIE violated certain financial covenants of the Agreement. See Note 1.

  In accordance with the bankruptcy filing, TIE repaid the term loan and the revolving credit facility with operating cash receipts during the second quarter of 1998. A debtor-in-possession loan was established with the bank on April 10, 1998 to provide for TIE's operating expenses. The loan was secured by TIE's accounts receivable and bore interest at 10.5%. Pursuant to the asset purchase agreement on July 31, 1998 the purchase price for the acquisition was delivered to an escrow account and was partially used to repay TIE's indebtedness under the debtor-in-possession loan.

  In February 1996, TIE entered into a $1,515 subordinated demand note payable to SP Investments, Inc., a related party. Interest on this note was initially payable quarterly in arrears at an annual rate equal to the greater of 12% or the prime rate plus 5%. Effective January 1997 and July 1997, the note was amended to increase the interest rate to 20% and 30%, respectively. Interest expense for the years ended December 31, 1996 and 1997 and for the seven months ended July 31, 1998 was $185, $444 and $126, respectively. Also in 1997, TIE entered into three additional demand notes payable to SP Investments, Inc. totaling $4,500. Interest on these notes is payable at an annual rate of 30% and is payable on demand. Interest expense related to these notes aggregated $507 and $344 for the year ended December 31, 1997 and for the seven months ended July 31, 1998. In accordance with SOP 90-7, the accrual of interest on these notes was discontinued after April 10, 1998. The unrecorded interest expense was $530 for the period from April 10 through July 31, 1998.

  During 1997, TIE also entered into various collateral guarantee fee arrangements with certain members of management and shareholders of TIE Acquisition Co. The agreements call for individuals to be compensated for personal assets used to guarantee certain debt of TIE. As of December 31, 1997 and July 31, 1998, a liability of $1,005 and $1,086 has been recorded for these fees and the related expense has been recorded in interest expense.

  Interest expense included in the Consolidated Statements of Operations for the period from November 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the seven months ended July 31, 1998 includes non-cash interest expense of $188, $528, $602 and $45, respectively, representing amortization of debt issuance costs as described in Note 2.

                                     TIE-15

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  TIE entered into various capital lease agreements during 1997 of which each had a lease period of three years. Three agreements were entered into for the sale and simultaneous leaseback of equipment and software, with aggregate lease payments totaling $1,798. Three lease agreements were entered into for the purchase of office furniture and other equipment, with aggregate lease payments totaling $698. In addition, TIE entered into six lease agreements for equipment with aggregate lease payments totaling $1,988. At July 31, 1998, the future minimum lease payments under capital leases were as follows:

   Five months ending December 31, 1998................................. $  939
   Year ending December 31:
     1999...............................................................  1,645
     2000...............................................................    899
                                                                         ------
       Total minimum rentals............................................  3,483
   Less amount representing interest....................................    344
                                                                         ------
   Present value of minimum rentals..................................... $3,139
                                                                         ======

6. Liabilities Subject to Compromise

  Certain prepetition liabilities, which may be impaired, have been classified as liabilities subject to compromise in the Chapter 11 reorganization proceedings and include the following estimated amounts at July 31, 1998:

   Debt instruments:
     Subordinated promissory note payable to TIE Acquisition Co........ $10,000
     Subordinated demand notes payable to a related party..............   5,734
                                                                        -------
       Total debt instruments..........................................  15,734
                                                                        -------
   Accounts payable....................................................  12,490
   Other accrued expenses:
     Related party.....................................................   3,478
     Other.............................................................   2,947
   Deferred service revenue............................................   2,716
   Restructuring reserve...............................................     486
   Income taxes payable................................................     928
                                                                        -------
       Total........................................................... $38,779
                                                                        =======

                                     TIE-16

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


7. Income Taxes

  The components of the income tax provision for the period from November 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the seven months ended July 31, 1998 are as follows:

                              Period from
                            November 1, 1995                           Seven Months
                                through       Year Ended   Year Ended     Ended
                              December 31,   December 31, December 31,   July 31,
                                  1995           1996         1997         1998
                            ---------------- ------------ ------------ ------------
   Current tax expense
    (benefit):
     Federal...............       $--            $--          $--        $   --
     State.................          8             36           35            21
   Deferred tax expense
    (benefit):
     Federal...............        --             --           --         (3,472)
     State.................        --             --           --           (613)
                                  ----           ----         ----       -------
                                  $  8           $ 36         $ 35       $(4,064)
                                  ====           ====         ====       =======

  The differences between TIE's provision for income taxes and income taxes based upon the federal statutory rate are:

                              Period from
                            November 1, 1995                           Seven Months
                                through       Year Ended   Year Ended     Ended
                              December 31,   December 31, December 31,   July 31,
                                  1995           1996         1997         1998
                            ---------------- ------------ ------------ ------------
   Income tax (benefit)
    computed at the
    statutory federal
    rate...................      $(193)        $(1,150)     $(6,070)     $(3,753)
   Changes resulting from:
     Changes in the
      valuation allowance
      for deferred income
      tax assets allocated
      to income taxes......         54             796        5,563         (697)
     Nondeductible
      amortization of
      excess purchase price
      over fair value of
      net assets acquired..        130             353          457          226
     Other.................         17              37           85          160
                                 -----         -------      -------      -------
                                 $   8         $    36      $    35      $(4,064)
                                 =====         =======      =======      =======

                                     TIE-17

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  The significant components of TIE's deferred income tax balances are as follows:

                               December 31, December 31, December 31, July 31,
                                   1995         1996         1997       1998
                               ------------ ------------ ------------ --------
   Net operating loss
    carryover................    $ 3,728      $  5,747     $ 17,787   $ 21,551
   Accounts and notes
    receivable...............        749           536          766        978
   Inventories...............      2,556         2,523        1,346      1,499
   Property and equipment....          8           105          145        160
   Accrued expenses and other
    liabilities..............      2,420         1,773        1,468      1,612
   Deferred revenue..........        109            80          --         --
   Equipment credit
    receivable...............       (600)          --           --         --
   Other.....................        --            (48)         --         --
                                   8,970        10,716       21,512     25,800
   Valuation allowance.......     (8,970)      (10,716)     (21,512)   (18,908)
                                 -------      --------     --------   --------
   Net deferred income tax
    balance..................    $   --       $    --      $    --    $  6,892
                                 =======      ========     ========   ========

  TIE has net operating loss carryovers of $53,060. TIE's ability to utilize these operating loss carryovers incurred prior to the acquisition was materially limited due to the change of ownership which occurred in 1995. Due to these limitations, the amount of future taxable income which can be offset by federal operating losses incurred prior to November 1, 1995, is approximately $533 annually ($7,018 in the aggregate).

  In addition to the annual limitation on the utilization of the pre-acquisition operating loss carryforwards, taxable gains on the sale of assets whose value exceeded their tax bases at November 1, 1995 can be offset by the pre-acquisition operating loss carryforwards to the extent that such built-in gains are recognized during a period of five years following the acquisition (see Note 9). TIE has unrecognized built-in gains in excess of its net operating loss at the time of the acquisition. Federal operating loss carryforwards are scheduled to expire between 2005 and 2018.

  Pursuant to SFAS No. 109, excess purchase price over the fair value of net assets acquired was reduced by $2,807 for the tax benefit recognized due to the reduction of the valuation allowance for the future utilization of pre-acquisition operating loss carryforwards.

  TIE has a $912 tax liability recorded relating to a negotiated settlement with the Internal Revenue Service and with certain states for tax years through December 31, 1986. TIE was entitled to make payments of the federal and state tax liabilities over a period of six years due to a Chapter 11 bankruptcy reorganization in 1991. The outstanding balance accrues interest at the six month U.S. Treasury Bill rate.

8. Employee Benefit Plan

  TIE's Profit Sharing and Savings Plan (the "Plan") allows participating employees to authorize payroll deferrals of up to 16% of their total compensation and to contribute such amounts to the Plan. Under the Plan, TIE matches a portion of a participant's contribution equal to 50% of that portion of a participant's deferred compensation which does not exceed 6% of the participant's eligible compensation. During the period from November 1, 1995 through December 31, 1995, TIE's contributions were $75. During the years ended December 31, 1996 and December 31, 1997 and the

                                     TIE-18

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

seven months ended July 31, 1998, TIE did not meet its contribution requirements due to financial difficulties. As of December 31, 1996, December 31, 1997, and July 31, 1998, $461, $933 and $1,200, respectively, were due to the Plan and have been recorded in the accompanying financial statements.

9. Stockholder's Equity/(deficit)

Acquisition and merger

  On October 18, 1995, TIE Acquisition Co. entered into a stock tender offer with the former stockholders of TIE and acquired 3,749,587 shares
(approximately 94%) of the outstanding common stock for $8.60 per share (the "Acquisition").

  The aggregate consideration for TIE amounted to $36,125 including financing debt issuance and acquisition costs and $8.60 per share for untendered shares. The purchase price exceeded the estimated fair market value of the net identifiable assets by $28,501, and the Acquisition has been accounted for under the purchase method of accounting.

  On December 13, 1995, TIE Acquisition Co. contributed cash and the TIE common stock it held to TIE Merger Co. (a wholly-owned subsidiary of TIE Acquisition Co.). In conjunction with the contributions, TIE Acquisition Co. made a payment of $1,800 to repay TIE's note payable to the former majority stockholder and TIE Merger Co. assumed certain TIE Acquisition Co. accrued liabilities, including liabilities amounting to $1,992 for untendered TIE common stock (the shares were converted into the right to receive $8.60 per share upon surrender of the corresponding stock certificates) and TIE Acquisition Co.'s $20,000 bank debt, which is secured by all TIE's outstanding stock. In addition, TIE Merger Co. entered into a long-term note payable with TIE Acquisition Co. for $10,000. The note payable corresponds with the notes payable entered into by TIE Acquisition Co. in connection with the tender offer for TIE's stock.

  Also effective December 13, 1995, TIE Merger Co. was merged into TIE (the "Merger"). In conjunction with the Merger, all shares of TIE's common stock were canceled and extinguished. After the Merger, TIE had 100 shares of $0.01 par value common stock authorized, issued and outstanding, all of which were owned by TIE Acquisition Co.

Recapitalization

  In January 1997, TIE amended its Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value of one cent ($.01), to fifteen million shares and authorized five million shares of preferred stock, par value of one cent ($.01). The amendment further designated one million shares of the preferred stock to be Series A 8.0785% Cumulative Preferred Stock (the Series A Preferred Stock), without voting rights.

  In connection with the increase in authorized shares of stock, TIE was recapitalized by substituting, for the 100 shares of TIE's then issued and outstanding common stock, 10,200,000 shares of common stock, par value of one cent ($.01) and 940,000 shares of Series A 8.0785% Cumulative Preferred Stock.


                                     TIE-19

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  Dividends on the Series A Preferred Stock accrue at a rate per annum of 8.0785% of the liquidation preference thereof ($10.51 per share) and are payable semi-annually on October 18 and April 18 of each year.

  Each Series A Preferred Stock dividend shall be fully cumulative and shall accrue (whether or not earned or declared) without interest from the first day of issuance of the Series A Preferred Stock. No dividends on the Series A Preferred Stock were declared or paid during 1997 or 1998. As of December 31, 1997 and July 31, 1998, the accumulated dividends on the Series A Preferred Stock approximated $713 and $1,156.

  Upon a liquidation, winding up or dissolution of the affairs of TIE, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to be paid $10.51 per share, plus all accrued and unpaid dividends (whether or not earned or declared) before any assets of TIE shall be distributed to holders of TIE common stock.

  Additionally, at the option of TIE, the Series A Preferred Stock may be redeemed at any time in whole or in part at a cash redemption price of $10.51 per share plus accrued and unpaid dividends to the scheduled redemption date.

Stock options

  In January 1997, TIE established the Tie Communications, Inc. Employees' Stock Incentive Plan (National Plan), the Tie Communications, Inc. Employees' Stock Incentive Plan (California Plan) and the Tie Communications, Inc. Non-Employee Directors' Stock Option Plan which provide for the availability of 1,800,000; 180,000 and 220,000 shares, respectively, of TIE's common stock for the grant of awards to TIE employees or non-employee directors. Awards granted under these plans may take the form of stock options or stock appreciation rights (SARs). The option exercise price and SAR initial value under these plans must be at least equal to the fair market value of the underlying shares of common stock on the date of grant (110% of the underlying fair market value in the case of a ten percent shareholder). Plan participants vest in their awards (generally over five years) and such awards expire (generally 10 years after the grant date) as determined by a committee of TIE board of directors.

  A summary of stock option activity under these plans is presented in the table below:

                            Shares underlying options for the Shares underlying options for the
                              year ended December 31, 1997    seven months ended July 31, 1998
                            --------------------------------- ---------------------------------
   Outstanding at January
    1......................                   --                           966,500
   Granted.................             1,324,000                              --
   Exercised...............                   --                               --
   Canceled................              (357,500)                        (134,000)
                                        ---------                         --------
   Outstanding.............               966,500                          832,500
                                        =========                         ========
   Exercisable.............                88,800                          232,500
                                        =========                         ========

  The exercise price for all options outstanding and vested is $1.00 per share.

  Under SFAS No. 123, companies must either record compensation expense based on the estimated grant date fair value of stock options granted or disclose the impact (if material) on net

                                     TIE-20

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

income as if they had adopted the fair value method. TIE's pro forma net loss as if expense was recorded using SFAS No. 123 was $19,168 and $9,424 for the year ended December 31, 1997 and the seven months ended July 31, 1998.

  The weighted average fair value of options granted in 1997 was $.27 per share. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

   Expected option term................................................. 5 years
   Dividend yield.......................................................      0%
   Risk free interest rate..............................................   6.29%

  Due to the fact that TIE's common stock is not publicly traded, volatility was not considered in TIE's calculations of fair value of stock options issued to employees and non-employee directors.

  The weighted average remaining life of the options at July 31, 1998 was 8.75 years.

  During 1997, TIE entered into a consulting agreement with Burton Training Group (Burton), which is owned by a former member of TIE's Board of Directors. The agreement, which expired June 30, 1998, calls for Burton to provide consulting services to TIE. Under this agreement, Burton was paid $272 during the year ended December 31, 1997, and is eligible to earn options to purchase up to 60,000 shares of TIE's common stock based on the formula specified in the agreement. As of July 31, 1998, none of these options had been earned.

10. Restructuring Reserve

  On November 1, 1995, TIE announced a restructuring plan in which numerous field activities would be centralized in order to streamline operations and increase productivity. The restructuring involved the centralization of all accounting, dispatch, order entry and customer service related functions. As of November 1, 1995, TIE established a restructuring reserve of $2,500, which was increased by $1,226 in 1996 and decreased by $170 in 1997 to complete the previously announced restructuring. Amounts reserved for restructuring at November 1, 1995 and December 31, 1996 resulted in adjustments to goodwill from the purchase of TIE. The reserve was established primarily to support severance, outplacement, relocation, travel and legal fees associated with centralization. The centralization, under which TIE terminated 153 employees, was completed during 1997. The amounts remaining in the reserve relate to termination benefits to be paid. The following amounts had been charged against the reserve:

                            Year Ended
                             December   Seven Months
                                31,        Ended
                            -----------   July 31,
                             1996  1997     1998
                            ------ ---- ------------
   Termination benefits.... $1,200 $714     $ 37
   Relocation..............    364   65      --
   Early termination of
    lease and service
    agreements.............    346  178      --
   Other...................    132   35      --

11. Discontinued Operations

  On May 1, 1996, TIE sold the assets and liabilities of its TAI
Telecommunications Accessories division in Canada to Norelco Telecom LTD. for $529. On May 23, 1996, TIE sold the assets and

                                     TIE-21

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

liabilities of its TIE Repair division to Aztec East, Inc. for $1,700. In addition, TIE received deferred payments over a six month period totaling $134. On August 29, 1996, the Company sold the stock of its TIE/telecommunications Canada Limited subsidiary to 3280993 Canada Inc. for $6,536. In connection with the Canadian sale, TIE retained the right to receive the proceeds of a liquidated pension plan of $535 which was received during 1997.

  The discontinued operations recorded revenues for the period January 1, 1996 through the sale dates of $16,999, and net income during the same period of $782. Interest costs allocated to net assets held for sale for the period January 1, 1996 through the sale date was $692. A loss of $1,721 on the disposition of these operations was recorded as an adjustment of the original purchase price allocation during 1996.

12. Related Party Transactions

  TIE agreed to pay Security Properties Real Estate Services Inc. ("Security Properties"), which is a subsidiary of SP Investments Inc. (owned by the majority stockholders of TIE Acquisition Co.), a management fee aggregating $240 annually beginning December 1, 1995 and amended to $300 annually beginning January 1, 1997. TIE also agreed to reimburse Security Properties for all reasonable expenses it incurs in connection with services to TIE. TIE recorded expense of $20 for the period from November 1, 1995 through December 31, 1995, $220 for the year ended December 31, 1996, $300 for the year ended December 31, 1997 and $83 for the seven months ended July 31, 1998 related to the management agreement.

13. Supplemental Cash Flow Information

  Supplemental cash flow information for the period from November 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the seven months ended July 31, 1998.

                               Period from
                             November 1, 1995
                                 through       Year Ended   Year Ended   Seven Months
                               December 31,   December 31, December 31, Ended July 31,
                                   1995           1996         1997          1998
                             ---------------- ------------ ------------ --------------
                                 (dollars in thousands, except share related data)
   Supplemental cash flow
    information:
    Cash paid during the
     period for:
     Interest..............        $ 24          $1,810       $  923        $  --
     Income taxes..........        $272          $1,672       $  194        $  --
     Reorganization
      expenses.............        $--           $  --        $  --         $1,251
   Supplemental noncash
    investing and financing
    activities:
    Capital asset and lease
     obligation additions..        $--           $  145       $4,484        $  --

                                     TIE-22

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


14. Commitments And Contingencies

Purchase commitments

  TIE has entered into several long term contracts to purchase long distance services and equipment. A summary of those commitments is as follows:

   Vendor                  Minimum Commitment              Penalties
   ------                  ------------------              ---------
   MCI.................. $6,000 of long         Difference between actual usage
                         distance services      and annual minimum.
                         annually

   Phoenix.............. $1,000 of long         25% of difference between
                         distance services      monthly minimum and actual
                         monthly                usage.

   Northern Telecom..... $8,000 in equipment    Termination of agreement or $30
                         purchases              penalty plus the difference in
                                                discount rates.

  During 1997 and 1998, TIE's resales of Phoenix long distance service were below the required monthly minimum of the contract. TIE accrued penalties of $179 and $736 at December 31, 1997 and July 31, 1998, respectively, for the differences.

  TIE had purchased $2,824 of long distance services under the MCI contract and has recorded a liability of $676 for estimated penalties based on usage during the first seven months of 1998.

  TIE had purchased $5 million of equipment leases under the Northern Telecom agreement through the seven months ended July 31, 1998.

  The long-term contracts for MCI, Phoenix, and Northern Telecom expire on December 31, 2000, December 31, 1999 and December 31, 2000, respectively. The MCI commitment increases to $9,000 and $12,000 in January 1999 and January 2000, respectively, and the minimum commitment for Northern Telecom is adjusted annually every October 1.

Operating leases

  TIE leases office and warehouse space under noncancellable operating leases expiring at various dates through 2003, and leases certain equipment under operating lease agreements expiring in 1998. At July 31, 1998, the future minimum lease payments under operating leases are as follows:

   5 months ending December 31, 1998.................................... $1,067
   Year ending December 31,
     1999...............................................................  1,740
     2000...............................................................    696
     2001...............................................................    480
     2002...............................................................    182
     2003...............................................................     37
                                                                         ------
       Total minimum rentals............................................ $4,202
                                                                         ======


                                     TIE-23

                            TIE/COMMUNICATIONS, INC.
 (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  Rent expense charged to operations for the period from November 1, 1995 through December 31, 1995, the years ended December 31, 1996 and 1997 and for the seven months ended July 31, 1998 was $627, $3,591, $2,931 and $1,654, respectively. In the ordinary course of business, leases expire and are replaced or renewed, therefore, the rent expense in future periods may exceed the minimum annual rentals noted above.

Litigation

  TIE is party to various lawsuits, proceedings and other matters arising from the conduct of its business. It is management's opinion that the final resolution of these matters will not have a material effect upon the business, financial condition or results of operations of TIE.

15. Subsequent Events

  As discussed in Note 1, TIE entered into an asset purchase agreement with Convergent Communications Services, Inc. (Convergent Communications) for the acquisition of substantially all of the operating assets and the assumption of certain liabilities for a cash payment of approximately $40 million. The sale was consummated on August 1, 1998 and the proceeds were used to pay off TIE's advance from Convergent Communications. The remainder of the proceeds were placed into a trust until the plan of reorganization is approved by the Bankruptcy Court. The following unaudited condensed pro forma balance sheet reflects the sale of operating assets, the pay-off of the advance from Convergent Communications, receipt of sale proceeds and the assumption of certain liabilities by Convergent Communications subsequent to the closing.

                              Historical July 31,  Pro Forma     Pro Forma July
                                     1998         Adjustments       31, 1998
                              ------------------- -----------    --------------
                                                          Unaudited
   Assets
   Cash.....................       $    650        $ 23,942 (a)     $ 24,592
   Deferred tax assets......          6,892          (6,892)(b)          --
   Other current assets.....         15,504         (15,504)(c)          --
   Noncurrent assets........         24,678         (24,678)(c)          --
                                   --------        --------         --------
       Total assets.........       $ 47,724        $(23,132)        $ 24,592
                                   ========        ========         ========
   Liabilities and
    stockholder's deficit
   Notes payable............       $ 17,378        $    --          $ 17,378
   Other current
    liabilities.............         54,940         (26,151)(d)       28,789
   Noncurrent liabilities...          1,495          (1,495)(d)          --
                                   --------        --------         --------
       Total liabilities....         73,813         (27,646)          46,167
   Stockholder's equity
    (deficit)...............        (26,089)          4,514 (e)      (21,575)
                                   --------        --------         --------
       Total liabilities and
        stockholder's equity
        (deficit)...........       $ 47,724        $(23,132)        $ 24,592
                                   ========        ========         ========

--------
(a) Represents the receipt of sales proceeds net of the advance from Convergent Communications.
(b) Represents utilization of the deferred tax asset.
(c) Represents assets purchased by Convergent Communications.
(d) Represents the assumption of certain liabilities by Convergent Communications and payoff of the advance from Convergent Communications.
(e) Represents gain on sale of assets net of income taxes.

                                     TIE-24

                                  UNDERWRITING

  Convergent Communications, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., Warburg Dillon Read LLC, and William Blair & Company, L.L.C. are the representatives for the underwriters.

                              Underwriters                      Number of Shares
                              ------------                      ----------------
      Goldman, Sachs & Co......................................
      J.P. Morgan Securities Inc...............................
      Warburg Dillon Read LLC..................................
      William Blair & Company, L.L.C...........................
                                                                   ---------
        Total..................................................    8,400,000
                                                                   =========

                               ----------------

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,260,000 shares from Convergent Communications to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Convergent Communications and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                      Paid by Convergent
                                                        Communications
                                                   ------------------------- ---
                                                   No Exercise Full Exercise
                                                   ----------- -------------
      Per Share...................................     $           $
      Total.......................................     $           $
                                                          Paid by the
                                                      Selling Shareholders
                                                   ------------------------- ---
                                                   No Exercise Full Exercise
                                                   ----------- -------------
      Per Share...................................     $           $
      Total.......................................     $           $


  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $    per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

  Convergent Communications, its officers and directors and the selling shareholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the closing date of this offering, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

  Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among Convergent Communications and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Convergent Communications' historical performance, estimates of the business potential and earnings prospects of Convergent Communications, an assessment of its management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The common stock will be quoted on the Nasdaq National Market under the symbol "CONV".

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have purchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Certain of the underwriters or their affiliates have in the past and may in the future provide investment banking or other services for Convergent Communications. In June 1999, Goldman Sachs Credit Partners L.P. ("GSCP"), an affiliate of Goldman, Sachs & Co., provided a $10.0 million senior secured credit facility to Convergent Communications. This facility is described in greater detail in "Description of Indebtedness." In connection with this facility, Convergent Communications issued a warrant to GSCP to acquire 375,000 shares of common stock at an exercise price of $15.00 per share. We also granted GSCP a two-year right of first refusal with respect to the opportunity to act as exclusive advisor in connection with any strategic advisory assignments by the company, as well as lead underwriter for certain future financings by the Company, exclusive of this Offering. In addition to the warrants, GSCP received customary compensation in connection with this transaction. The GSCP Warrant and the right of first refusal have been deemed to be underwriter's compensation by the NASD.

  Convergent Communications and the selling shareholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ 1,133,970 and $29,300, respectively.

  Convergent Communications and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                        [INSIDE BACK COVER ART AND TEXT]

  [Pictures of people from companies that use our network and quotes about the advantages they have obtained from the network. Title caption contains text "What our Customers Say...". Under title caption is a caption reading "Motorola Credit Union" (photograph of customer) next to caption is text that reads "Convergent Communications stepped up to provide a technology path that will help us better serve our members and help us stay competitive into the next millennium." Dan Desmond, President". Under the caption "Emco" (photograph of customer) next to caption text that reads "Convergent Communications provides EMCO with around-the-clock monitoring that's crucial to our aggressive business. With Convergent Communication' "24x7' monitoring, problems are prevented before they become apparent to us and are quickly corrected when they do." Ronald N. Langston, Vice President of Administration & Organizational Management." Above the caption "Franklin Covey" (photograph of customer) next to caption text that reads "We selected Convergent Communications because they have the necessary data expertise and they deliver on their promises." Brad Jones, Network Manager". Under caption "Yellow Cab" (photograph of three customers) with text next to the caption that reads "Convergent Communications sharpens our competitive edge... Our business is booming and that's in part due to our technological advantages over other cab companies." Michael Brown, Information Technological Director." Below the text is more text "(clockwise, from left) Steve Fowler, President; Bruce Moomaw, Chief Financial Officer; Michael Brown, Information Technology Director".]

                        [OUTSIDE BACK GATE ART AND TEXT]

  [Continuation of gatefold. Above the caption "Accent Health" (photograph of customer) text next to caption reads "Convergent Communications gives us technological flexibility that allows us to concentrate on the needs of our customers. Their voice and data technology management capabilities help us do our job more efficiently." Jody Strain, Customer Service Manager". Under caption "New Horizons" (photograph of customer) text next to caption reads "The Convergent Communications professionals in Des Moines did an excellent job of providing a turnkey communications solution for us, including all the training we needed. It's a convenient alternative (to network ownership) we haven't seen before." Frank Yamen, Partner". Under caption "Redd Engineering" (photograph of customer) text next to caption reads "Convergent Communications gave us the identify we were looking for. They were able to communicate our special business strategy in a way that's easy to understand and that showcases the excitement and uniqueness of what we do." J. Michael Redd, Chairman". Over caption "Campbell Irvine & Rosenbaum, P.C." (photograph of three customers) text next to caption reads "Convergent Communications made it a point to understand our business so that they could provide us with the best solutions for our needs." (clockwise from left) David C. Irvin, Brian Campbell, Allan S. Rosenbaum".

                        [INSIDE BACK GATE ART AND TEXT]

  [Cover contains the following copy and photographs: Caption for the cover with text "Convergent Communications...". Below the caption is a photograph of our National Operations Center. Caption in the photograph with text "Convergent Communications' National Operations Center in Englewood, Colorado." Next to the photograph is text "Our network management and monitoring services support our customers' increasing need for superior performance and reliability throughout their networks. We can augment corporate Information Systems staff to make them more effective or assume all of their functions through a comprehensive package of "24x7," around-the-clock network coverage." Below the text is a photograph depicting one of our employees monitoring at a computer. Below this photograph is a photograph depicting a system user at a computer. Next to the bottom photograph is text "Convergent Communications' Computer Telephony Integrated Support System(TM) (CTISS) automates the critical business processes and systems that support our diverse products and services. This Oracle-based platform is driven by each customer's service records and is web enabled." In the bottom corner of the page is the Convergent Communications(TM) logo.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         -----
Summary.................................................................     3
Risk Factors............................................................     8
Use of Proceeds.........................................................    19
Corporate Information...................................................    19
Dividend Policy.........................................................    19
Dilution................................................................    20
Capitalization..........................................................    21
Selected Financial Data.................................................    22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................    24
Business................................................................    38
Management..............................................................    52
Principal Shareholders..................................................    60
Certain Relationships and Related Transactions..........................    62
Description of Capital Stock............................................    63
Description of Indebtedness.............................................    68
Shares Eligible for Future Sale.........................................    71
Legal Matters...........................................................    72
Experts.................................................................    72
Available Information...................................................    73
Index to Financial Statements...........................................   F-1
Index to TIE Financial Statements....................................... TIE-1
Underwriting............................................................   U-1

   Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                8,400,000 Shares

                        Convergent Communications, Inc.

                                  Common Stock

                                  -----------

              [LOGO OF CONVERGENT COMMUNICATIONS APPEARS HERE]

                                  -----------

                              Goldman, Sachs & Co.

                               J.P. Morgan & Co.

                            Warburg Dillon Read LLC

                            William Blair & Company

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The registrant's expenses in connection with the Offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the listing fee are estimated.

   Securities and Exchange Commission registration fee...............   $34,911
   NASD filing fee...................................................    13,000
   NASD Listing fee..................................................   120,000
   Printing and engraving expenses...................................   250,000
   Accounting fees and expenses......................................   150,000
   Legal fees and expenses...........................................   400,000
   Fees and expenses (including legal fees) for qualification under state
    securities laws..................................................     4,000
   Transfer agent's fees and expenses................................       --
   Miscellaneous.....................................................   165,000
                                                                      ---------
     Total........................................................... 1,136,911
                                                                      =========

Item 14. Indemnification of Directors and Officers

  Reference is made to C.R.S. (S) 7-108-102 (1994), which provides for indemnification of directors, officers and other employees in certain circumstances, and to C.R.S. (S) 7-108-402 (1994), which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. The Amended and Restated Articles of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

Item 15. Recent Sales of Unregistered Securities

  The following tables summarize securities issued or sold by us within the past three years that were not sold pursuant to registered offerings:

                                 Number of
                    Underwriters Shares of   Common Stock
                    or Class of   Common      Warrants/       Other                        Exemption
       Date          Purchasers    Stock       Options      Securities   Consideration     Claimed*
       ----         ------------ --------- ---------------- ---------- ----------------  -------------
 From Apr           Founders     3,750,000                             $450,000          Section 4(2)
18, 1996  to
Oct 4, 1996

------------------------------------------------------------------------------------------------------
 Oct 31, 1996       Sellers in     187,500                             10% equity        Section 4(2)
                    an                                                 interest in
                    acquisition                                        target company

------------------------------------------------------------------------------------------------------
 From Dec 13, 1996  Accredited   3,500,000        1,750,000            $7,000,000 (of    Regulation D
 to Feb 18,         investors                                          which $224,700
1997                                                                   is attributed to
                                                                       warrants)

------------------------------------------------------------------------------------------------------
 Feb 18, 1997       Placement              370,625  (28,125            Services in       Regulation D
                    Agents                       exercised)            connection with
                                                                       offering.

------------------------------------------------------------------------------------------------------
 Dec 17, 1996       Sellers in   1,750,000                             100% equity       Section 4(2)
                    an                                                 interest in
                    acquisition                                        target company


                              Number of  Common
                Underwriters  Shares of   Stock
                or Class of    Common   Warrants/    Other                         Exemption
     Date        Purchasers     Stock    Options   Securities    Consideration     Claimed*
     ----      -------------- --------- --------- ------------ ----------------  -------------
 Apr 10, 1997  Sellers in an     25,000                        100% equity       Section 4(2)
               acquisition                                     interest in
                                                               target company

----------------------------------------------------------------------------------------------
 May 15, 1997  Credit                      40,285              Extension of      Section 4(2)
               facility                                        credit
               provider

----------------------------------------------------------------------------------------------
 Jun 30, 1997  Employee         375,000                        $45,000           Rule 701
               options
               exercised

----------------------------------------------------------------------------------------------
 Sep 10, 1997  Sellers in an     37,500                        100% equity       Section 4(2)
               acquisition                                     interest in
                                                               target company

----------------------------------------------------------------------------------------------
 Sep 23, 1997  Sellers in an    375,000                        100% equity       Section 4(2)
               acquisition                                     interest in
                                                               target company

----------------------------------------------------------------------------------------------
 From Oct 1,   Accredited     3,410,000 1,705,000              $17,050,000 (of   Regulation D
1997  and Nov  investors                                       which $3,351,689
5, 1997                                                        is attributed to
                                                               warrants)

----------------------------------------------------------------------------------------------
 Nov 14, 1997  Placement                 307,930               Services in       Regulation D
               Agents                                          connection with
                                                               private
                                                               placement.

----------------------------------------------------------------------------------------------
 Nov 19, 1997  Credit                     166,666              Consideration     Section 4(2)
               facility                                        for extension of
               provider                                        $10.0 million in
                                                               credit.

----------------------------------------------------------------------------------------------
 Dec 3, 1997   Sellers in an               25,000              Substantially     Section 4(2)
               acquisition                                     all of the
                                                               assets of the
                                                               target company

----------------------------------------------------------------------------------------------
 Jan 15, 1998  Investment         6,000                        Investment        Section 4(2)
               Bank                                            banking services
                                                               performed

----------------------------------------------------------------------------------------------
 Jan 15, 1998  Investment         4,166                        Investment        Section 4(2)
               Bank                                            banking services
                                                               performed

----------------------------------------------------------------------------------------------
 Feb 19, 1998  Employee           5,000                        $10,000           Rule 701
               options

----------------------------------------------------------------------------------------------
 Feb 20, 1998  Sellers in an      5,000                        Substantially     Section 4(2)
               acquisition                                     all of the
                                                               assets of the
                                                               target company

----------------------------------------------------------------------------------------------
 Mar 10, 1998  Consultants       37,500                        $4,500 plus       Rule 701
                                                               services

----------------------------------------------------------------------------------------------
 Apr 2, 1998   Accredited                 864,000 $160,000,000 $160,000,000      Rule 144(A)
               investors--                          13% Senior                   and
               Merrill Lynch                         Notes due                   Regulation S
               & Co.; Bear,                               2008
               Stearns & Co;
               and BT Alex.
               Brown
               (underwriters)

----------------------------------------------------------------------------------------------
 Apr 9, 1998   Private           28,125                        $67,500           Section 4(2)
               placement
               agent warrant
               exercise


                                  Number of
                 Underwriters or  Shares of
                    Class of       Common     Common Stock         Other                         Exemption
     Date          Purchasers       Stock   Warrants/ Options   Securities      Consideration     Claimed*
     ----       ----------------- --------- ----------------- --------------- ----------------  ------------
 Apr 9, 1998    Private placement     6,850                                   $41,100           Section 4(2)
                agent warrant
                exercise

------------------------------------------------------------------------------------------------------------
 Apr 28, 1998   Sellers in an        50,000                                   Substantially     Section 4(2)
                acquisition                                                   all of the
                                                                              assets of the
                                                                              target company

------------------------------------------------------------------------------------------------------------
 May 22, 1998   Sellers in an        15,000                                   Substantially     Section 4(2)
                acquisition                                                   all of the
                                                                              assets of the
                                                                              target company

------------------------------------------------------------------------------------------------------------
 Jul 16, 1998   Sellers in an       170,000                                   Substantially     Section 4(2)
                acquisition                                                   all of the
                                                                              assets of the
                                                                              target company

------------------------------------------------------------------------------------------------------------
 Aug 1, 1998    Strategic                             131,250                 Services          Section 4(2)
                marketing                         (subject to                 Performed
                services provider             reduction based
                                              on performance)
                                            (32,812 canceled)

------------------------------------------------------------------------------------------------------------
 Aug 3, 1998    Consultant                    105,000 (30,000                 Services          Section 4(2)
                                                    canceled)                 Performed

------------------------------------------------------------------------------------------------------------
 Sep 11, 1998   Employee options      1,000                                   $2,000            Section 4(2)

------------------------------------------------------------------------------------------------------------
 Feb 12, 1999   Sellers in an        24,925                                   Substantially     Section 4(2)
and  May 26,    acquisition                                                   all of the
1999                                                                          assets of the
                                                                              target company

------------------------------------------------------------------------------------------------------------
 Mar. 17, 1999  Accredited                            750,000         800,000 $20,000,000       Section 4(2)
and  Mar. 31,   investors and one                             shares of Class
1999            investor who                                    A Convertible
                retained Company                              Preferred Stock
                director Michael
                Marocco as
                Investor
                Representative.

------------------------------------------------------------------------------------------------------------
 Mar. 21, 1999  Credit facility                       200,000                 Extension of      Section 4(2)
                provider                                                      $20.0 million of
                                                                              credit

------------------------------------------------------------------------------------------------------------
 Mar. 31, 1999  Employee Options     20,000                                   $44,000           Rule 701

------------------------------------------------------------------------------------------------------------
 Apr. 19, 1999  Sellers in an        37,000                                   $370,000          Section 4(2)
                acquisition

------------------------------------------------------------------------------------------------------------
 Apr. 19, 1999  Employee Options      1,000                                   $2,000            Rule 701
------------------------------------------------------------------------------------------------------------

 Apr. 23, 1999  1997 Warrant          1,250                                   $9,375            Section 4(2)
                exercise
------------------------------------------------------------------------------------------------------------
 May 3, 1999    Employee             10,500                                   $33,000           Rule 701
                Options
------------------------------------------------------------------------------------------------------------
 May 18, 1999   Employee Options      5,000                                   $50,000           Rule 701
------------------------------------------------------------------------------------------------------------
 May 21, 1999   Private placement 1,360,162                                   $10,037,025       Section 4(2)
to  July 13,    warrant exercises
1999
------------------------------------------------------------------------------------------------------------
 June 4, 1999   Employee shares         750                                   Signing bonus     Rule 701
------------------------------------------------------------------------------------------------------------
 July 2, 1999   Employee Options      3,750                                   $16,500           Rule 701

* We believe that exemptions in addition to those specified above may exist with respect to the listed transactions

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS:

  Exhibit
    No.                                 Description
 ----------                             -----------
  1.1++++   Form of Underwriting Agreement

  3.1++     Amended and Restated Articles of Incorporation of Convergent
            Communications, Inc.

  3.2++     Bylaws of Convergent Communications, Inc.

  3.3+      Articles of Amendment to the Amended and Restated Articles of
            Incorporation of Convergent Communications, Inc.

  3.4++     Articles of Amendment to the Amended and Restated Articles of
            Incorporation of Convergent Communications, Inc.

  3.5++++++ Form of Third Articles of Amendment to Amended and Restated
            Articles of Incorporation of Convergent Communications, Inc.

  4.1++     Indenture, dated as of April 2, 1998, by and among Convergent
            Communications, Inc. and Norwest Bank Colorado, N.A.

  4.2++     Warrant Agreement, dated as of April 2, 1998

  4.3++     Warrant Registration Rights Agreement, dated as of April 2, 1998

  4.4++     Collateral Account Control Agreement, dated as of April 2, 1998

  4.5++     Custody and Security Agreement, dated as of April 2, 1998

  4.6+      Investor Rights Agreement, dated as of March 17, 1999

  4.7+      Warrant Agreement, dated as of March 17, 1999

  4.8++++   Warrant Agreement, dated as of June 3, 1999

  4.9*      Warrant to Purchase common stock of Convergent Communications, Inc.
            dated as of July 16, 1999

  5.1++++++ Opinion of Gibson, Dunn & Crutcher LLP

 10.1++     Master Lease Agreement, dated November 11, 1997, between Comdisco,
            Inc. and Convergent Communications, Inc.

 10.2++     Master Lease Agreement, dated November 17, 1997, between Convergent
            Capital Corporation and Convergent Communications, Inc.

 10.3++     Program Agreement, dated November 19, 1997, among Comdisco, Inc.,
            Convergent Communications Services, Inc. and Convergent
            Communications, Inc.

 10.4++ Stock Purchase Agreement, dated October 31, 1996, between SONeTech and Convergent Communications, Inc.

 10.5++     Stock Purchase Agreement dated March 1, 1997, among Integrated
            Communication Networks, Inc., Communications Services of Iowa,
            Inc., John Shlepphorst and Convergent Communications, Inc.

 10.6++     Agreement and Plan of Merger, dated August 29, 1997, among
            Convergent Communications Services, Inc., A.T.T.Ex Corporation and
            Convergent Communications, Inc.

 10.7++     Agreement and Plan of Merger, dated September 1, 1997, among
            Convergent Communications Services, Inc., Vital Integration
            Solutions and Convergent Communications, Inc.


 Exhibit
   No.                                 Description
 -------                               -----------
 10.8++  Asset Purchase Agreement, dated October 1, 1997, between Big Planet,
         Inc. and Convergent Communications Services, Inc.

 10.9++  Asset Purchase Agreement, dated December 3, 1997, between Sigmacom
         Corporation and Convergent Communications Services, Inc.

 10.10++ Asset Purchase Agreement, dated February 1, 1998, between Peak Comm,
         Inc. d/b/a Telephone Communications Company and Convergent
         Communications Services, Inc.

 10.11++ Agreement and Plan of Merger, dated March 13, 1998, among Convergent
         Communications Services, Inc., Communication Services of Colorado,
         Inc., Donna Sipes and Convergent Communications, Inc.

 10.12++ Asset Purchase Agreement, dated March 27, 1998, between Network
         Computing Solutions, LLC and Convergent Communications Services, Inc.

 10.13++ Employment Agreement, dated December 15, 1996, between Keith V. Burge and Convergent Communications, Inc., as amended April 13, 1998

 10.14++ Employment Agreement, dated December 15, 1996, between John R. Evans and Convergent Communications, Inc., as amended April 13, 1998

 10.15++ Employment Agreement, dated December 15, 1996, between Philip G. Allen and Convergent Communications, Inc., as amended April 13, 1998

 10.16++ Employment Agreement, dated August 7, 1997, between Martin E. Freidel and Convergent Communications, Inc.

 10.17++ Asset Purchase Agreement, dated May 15, 1990, among Convergent
         Communications Services, Inc., H, H & H Communications Technologies,
         Inc.

 10.18++ Telephone Company Acquisition Agreement between Convergent
         Communications, Inc., First Continental Group, L.C., and ICN, LLC dated July 1996

 10.19++ Asset Purchase Agreement, dated June 16, 1998 (as amended) by and between Convergent Communications Services, Inc. and Tie
         Communications, Inc., Debtor-in-Possession

 10.20++ Asset Purchase Agreement, dated June 30, 1998 by and between
         Convergent Communications, Inc. and CMB Holdings, Inc.

 10.21+  Asset Purchase Agreement, dated February 1, 1999, by and between
         Convergent Communications, Services, Inc. and Kansas Communications,
         Inc.

 10.22++ Employment Agreement, dated March 3, 1997, between John J. Phibbs and
         Convergent Communications, Inc., as amended on April 13, 1998

 10.23+ Securities Purchase Agreement, dated as of March 17, 1999, by and between Convergent Communications, Inc., and the purchasers signatory thereto

 10.24+  First Amendment to Employment Agreement by and between Convergent
         Communications, Inc. and Martin E. Freidel, dated September 15, 1998

 10.25+  Second Amendment to Employment Agreement by and between Convergent
         Communications, Inc. and John J. Phibbs, dated February 1, 1999

 10.26++ Second Amendment to Employment Agreement by and between Convergent
         Communications, Inc. and Philip G. Allen, dated April 8, 1999


  Exhibit
    No.                                 Description
 ----------                             -----------
 10.27++    Second Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and Martin E. Freidel, dated April 8, 1999

 10.28++    Second Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and John R. Evans, dated April 8, 1999

 10.29++    Third Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and John J. Phibbs, dated April 8, 1999

 10.30++    Second Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and Keith V. Berge, dated April 8, 1999
 10.31++++  Credit and Guaranty Agreement among Convergent Communications,
            Inc., Convergent Communications Services, Inc., Convergent Capital
            Corporation, various lenders, and Goldman Sachs Credit Partners
            L.P., dated as of June 3, 1999

 10.32++++  Pledge and Security Agreement among Convergent Communications,
            Inc., Convergent Communications Services, Inc., Convergent Capital
            Corporation and Goldman Sachs Credit Partners L.P., dated as of
            June 3, 1999
 10.33      Purchase and License Agreement by and Between Cisco Systems, Inc.
            and Convergent Communications Services, Inc. dated July 16, 1999
 10.34*     Credit Agreement dated as of July 16, 1999 between Convergent
            Communications Services, Inc. and Cisco Systems Capital Corporation
 10.35*     Guaranty dated as of July 16, 1999 by Convergent Communications,
            Inc. in favor of Cisco Systems Capital Corporation
 21.1++++   Consent of PricewaterhouseCoopers LLP on Convergent Communications,
            Inc.
 21.2++++++ Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5)

 21.3++     Consent of PricewaterhouseCoopers LLP on TIE Communications, Inc.

 24.1++     Power of Attorney, included on signature page

 27.1++     Financial Data Schedule

--------

* To be filed by amendment.
++ Previously filed and incorporated by reference to the Registration Statement on Form S-4 (Reg. No. 333-5393).
+ Previously filed and incorporated by reference to the Form 10-K (SEC File No. 333-53953)
++ Previously filed and incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-78483) filed May 14, 1999.
+++Previously+filed and incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 (Reg. No. 333-78483) filed on June 28, 1999.

++++++Previously filed and incorporated by reference to Amendment No. 2 to Registration Statement on Form S-1 (Reg. No. 333-78483) filed on July 15, 1999.

Item 17.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 242(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (c) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 16, 1999.

                                          Convergent Communications, Inc.

                                                   /s/ John R. Evans
                                          By: _________________________________
                                                       John R. Evans
                                                  Chief Executive Officer


  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on July 15, 1999 by the following persons in the respective capacities indicated opposite their names.

              Signature                          Title                   Date
              ---------                          -----                   ----

        */s/ John R. Evans             Chairman, Chief Executive     July 16, 1999
______________________________________  Officer and Director
            John R. Evans               (Principal Executive
                                        Officer)

        */s/ John J. Phibbs            Chief Financial Officer       July 16, 1999
______________________________________  and Treasurer (Principal
            John J. Phibbs              Financial and Principal
                                        Accounting Officer)

        */s/ Keith V. Burge            President, Chief Operating    July 16, 1999
______________________________________  Officer and Director
            Keith V. Burge

       */s/ Philip G. Allen            Executive Vice President,     July 16, 1999
______________________________________  Secretary and Director
           Philip G. Allen

              Signature                          Title                   Date
              ---------                          -----                   ----

       */s/ Roland E. Casati                    Director             July 16, 1999
______________________________________
           Roland E. Casati

     */s/ Richard G. Tomlinson                  Director             July 16, 1999
______________________________________
         Richard G. Tomlinson

       */s/ Spencer I. Brown                    Director             July 16, 1999
______________________________________
           Spencer I. Brown

     */s/ Michael J. Marocco                    Director             July 16, 1999
______________________________________
          Michael J. Marocco

--------
* By Power-of-Attorney

     /s/ Martin E. Freidel
---------------------------------
        Martin E. Freidel
        Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit
    No.                                 Description
 ----------                             -----------
  1.1++++   Form of Underwriting Agreement

  3.1++     Amended and Restated Articles of Incorporation of Convergent
            Communications, Inc.

  3.2++     Bylaws of Convergent Communications, Inc.

  3.3+      Articles of Amendment to the Amended and Restated Articles of
            Incorporation of Convergent Communications, Inc.

  3.4++     Articles of Amendment to the Amended and Restated Articles of
            Incorporation of Convergent Communications, Inc.

  3.5++++++ Form of Third Articles of Amendment to Amended and Restated
            Articles of Incorporation of Convergent Communications, Inc.

  4.1++     Indenture, dated as of April 2, 1998, by and among Convergent
            Communications, Inc. and Norwest Bank Colorado, N.A.

  4.2++     Warrant Agreement, dated as of April 2, 1998

  4.3++     Warrant Registration Rights Agreement, dated as of April 2, 1998

  4.4++     Collateral Account Control Agreement, dated as of April 2, 1998

  4.5++     Custody and Security Agreement, dated as of April 2, 1998

  4.6+      Investor Rights Agreement, dated as of March 17, 1999

  4.7+      Warrant Agreement, dated as of March 17, 1999

  4.8++++   Warrant Agreement, dated as of June 3, 1999

  4.9*      Warrant to Purchase Common Stock of Convergent Communications, Inc.
            dated as of July 16, 1999

  5.1++++++ Opinion of Gibson, Dunn & Crutcher LLP

 10.1++     Master Lease Agreement, dated November 11, 1997, between Comdisco,
            Inc. and Convergent Communications, Inc.

 10.2++     Master Lease Agreement, dated November 17, 1997, between Convergent
            Capital Corporation and Convergent Communications, Inc.

 10.3++     Program Agreement, dated November 19, 1997, among Comdisco, Inc.,
            Convergent Communications Services, Inc. and Convergent
            Communications, Inc.

 10.4++ Stock Purchase Agreement, dated October 31, 1996, between SONeTech and Convergent Communications, Inc.

 10.5++     Stock Purchase Agreement dated March 1, 1997, among Integrated
            Communication Networks, Inc., Communications Services of Iowa,
            Inc., John Shlepphorst and Convergent Communications, Inc.

 10.6++     Agreement and Plan of Merger, dated August 29, 1997, among
            Convergent Communications Services, Inc., A.T.T.Ex Corporation and
            Convergent Communications, Inc.

 10.7++     Agreement and Plan of Merger, dated September 1, 1997, among
            Convergent Communications Services, Inc., Vital Integration
            Solutions and Convergent Communications, Inc.


 Exhibit
   No.                                 Description
 -------                               -----------
 10.8++  Asset Purchase Agreement, dated October 1, 1997, between Big Planet,
         Inc. and Convergent Communications Services, Inc.

 10.9++  Asset Purchase Agreement, dated December 3, 1997, between Sigmacom
         Corporation and Convergent Communications Services, Inc.

 10.10++ Asset Purchase Agreement, dated February 1, 1998, between Peak Comm,
         Inc. d/b/a Telephone Communications Company and Convergent
         Communications Services, Inc.

 10.11++ Agreement and Plan of Merger, dated March 13, 1998, among Convergent
         Communications Services, Inc., Communication Services of Colorado,
         Inc., Donna Sipes and Convergent Communications, Inc.

 10.12++ Asset Purchase Agreement, dated March 27, 1998, between Network
         Computing Solutions, LLC and Convergent Communications Services, Inc.

 10.13++ Employment Agreement, dated December 15, 1996, between Keith V. Burge and Convergent Communications, Inc., as amended April 13, 1998

 10.14++ Employment Agreement, dated December 15, 1996, between John R. Evans and Convergent Communications, Inc., as amended April 13, 1998

 10.15++ Employment Agreement, dated December 15, 1996, between Philip G. Allen and Convergent Communications, Inc., as amended April 13, 1998

 10.16++ Employment Agreement, dated August 7, 1997, between Martin E. Freidel and Convergent Communications, Inc.

 10.17++ Asset Purchase Agreement, dated May 15, 1990, among Convergent
         Communications Services, Inc., H, H & H Communications Technologies,
         Inc.

 10.18++ Telephone Company Acquisition Agreement between Convergent
         Communications, Inc., First Continental Group, L.C., and ICN, LLC dated July 1996

 10.19++ Asset Purchase Agreement, dated June 16, 1998 (as amended) by and between Convergent Communications Services, Inc. and Tie
         Communications, Inc., Debtor-in-Possession

 10.20++ Asset Purchase Agreement, dated June 30, 1998 by and between
         Convergent Communications, Inc. and CMB Holdings, Inc.

 10.21+  Asset Purchase Agreement, dated February 1, 1999, by and between
         Convergent Communications, Services, Inc. and Kansas Communications,
         Inc.

 10.22++ Employment Agreement, dated March 3, 1997, between John J. Phibbs and
         Convergent Communications, Inc., as amended on April 13, 1998

 10.23+ Securities Purchase Agreement, dated as of March 17, 1999, by and between Convergent Communications, Inc., and the purchasers signatory thereto

 10.24+  First Amendment to Employment Agreement by and between Convergent
         Communications, Inc. and Martin E. Freidel, dated September 15, 1998

 10.25+  Second Amendment to Employment Agreement by and between Convergent
         Communications, Inc. and John J. Phibbs, dated February 1, 1999

 10.26++ Second Amendment to Employment Agreement by and between Convergent
         Communications, Inc. and Philip G. Allen, dated April 8, 1999


  Exhibit
    No.                                 Description
 ----------                             -----------
 10.27++    Second Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and Martin E. Freidel, dated April 8, 1999

 10.28++    Second Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and John R. Evans, dated April 8, 1999

 10.29++    Third Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and John J. Phibbs, dated April 8, 1999

 10.30++    Second Amendment to Employment Agreement by and between Convergent
            Communications, Inc. and Keith V. Berge, dated April 8, 1999
 10.31++++  Credit and Guaranty Agreement among Convergent Communications,
            Inc., Convergent Communications Services, Inc., Convergent Capital
            Corporation, various lenders, and Goldman Sachs Credit Partners
            L.P., dated as of June 3, 1999

 10.32++++  Pledge and Security Agreement among Convergent Communications,
            Inc., Convergent Communications Services, Inc., Convergent Capital
            Corporation and Goldman Sachs Credit Partners L.P., dated as of
            June 3, 1999

 10.33      Purchase and License Agreement by and Between Cisco Systems, Inc.
            and Convergent Communications Services, Inc. dated July 16, 1999

 10.34*     Credit Agreement dated as of July 16, 1999 between Convergent
            Communications Services, Inc. and Cisco Systems Capital Corporation

 10.35*     Guaranty dated as of July 16, 1999 by Convergent Communications,
            Inc. in favor of Cisco Systems Capital Corporation

 21.1++++   Consent of PricewaterhouseCoopers LLP on Convergent Communications,
            Inc.

 21.2++++++ Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5)

 21.3++     Consent of PricewaterhouseCoopers LLP on TIE Communications, Inc.

 24.1++     Power of Attorney, included on signature page

 27.1++     Financial Data Schedule

--------

++ Previously filed and incorporated by reference to the Registration Statement on Form S-4 (Reg. No. 333-5393).

+ Previously filed and incorporated by reference to the Form 10-K (SEC File No. 333-53953)

++ Previously filed and incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-78483) filed May 14, 1999.

++++Previously filed and incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 (Reg. No. 333-78483) filed on June 28, 1999.

++++Previously+filed+and incorporated by reference to Amendment No. 2 to Registration Statement on Form S-1 (Reg. No. 333-78483) filed on July 15, 1999.